Exhibit 10.1
Loan Nos. 07-0004261
07-0024261
07-0034261
07-0044261
07-0054261
07-0064261
FOURTH AMENDED AND RESTATED LOAN AGREEMENT
for a loan in the amount of
$93,574,000.00
among
VALLEY HEALTH HOLDINGS LLC,
SKY HOLDINGS AZ LLC,
TERRACE HOLDINGS AZ LLC,
ENSIGN HIGHLAND LLC,
PLAZA HEALTH HOLDINGS LLC,
RILLITO HOLDINGS LLC,
MOUNTAINVIEW COMMUNITYCARE LLC
MEADOWBROOK HEALTH ASSOCIATES LLC
CEDAR AVENUE HOLDINGS LLC,
GRANADA INVESTMENTS LLC
GOLFVIEW HOLDINGS LLC
ARROW TREE HEALTH HOLDINGS LLC
TROUSDALE HEALTH HOLDINGS LLC
ENSIGN BELLFLOWER LLC
ANSON HEALTH HOLDINGS LLC
and
HILLENDAHL HEALTH HOLDINGS LLC
as Borrowers
and
GENERAL ELECTRIC CAPITAL CORPORATION
as Agent and a Lender
and
THE OTHER FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER
BECOME PARTIES TO THIS AGREEMENT
as Lenders
Dated as of November 10, 2009

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LIST OF EXHIBITS AND SCHEDULES TO LOAN AGREEMENT
Exhibits:

Exhibit A-1	Ten Project Borrowers
Exhibit A-2	Six Project Borrowers
Exhibit B-1	Desert Sky Project
Exhibit B-2	Desert Terrace Project
Exhibit B-3	Highland Manor Project
Exhibit B-4	North Mountain Medical and Rehabilitation Center Project
Exhibit B-5	Park Manor Project
Exhibit B-6	Catalina Project
Exhibit B-7	Park View Gardens Project
Exhibit B-8	Sabino Project
Exhibit B-9	Upland Project
Exhibit B-10	Camarillo Project
Exhibit B-11	Cambridge Project
Exhibit B-12	Arbor Glen Project
Exhibit B-13	Brookfield Project
Exhibit B-14	Rose Villa Project
Exhibit B-15	Northern Oaks Project
Exhibit B-16	Golden Acres Project
Exhibit C	Intellectual Property
Exhibit D	Form of Interest Holder Agreement
Exhibit E	Provider Payment/Reimbursement Programs
Exhibit F	Governmental Approvals
Exhibit G	Required Repairs
Schedules:

Schedule 2.1	Advance Conditions
Schedule 2.3(a)	Ten Project Loans Principal Payments
Schedule 2.3(b)	Six Project Loan Principal Payments
Schedule 2.9	Sources and Uses
Schedule 3.2(a)	Allocated Loan Amounts
Schedule 5.6	Litigation
Schedule 5.14	Locations
Schedule 6.1	Compliance Certificate
Schedule I	Certain Definitions

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FOURTH AMENDED AND RESTATED LOAN AGREEMENT
This Fourth Amended and Restated Loan Agreement is entered into as of November 6, 2009 among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GECC” and in its capacity as agent for the Lenders, together with its successors, “Agent”), the financial institutions other than GECC who are or hereafter become parties to this Agreement (together with GECC collectively, or individually, as the context may require, “Lender”), and VALLEY HEALTH HOLDINGS LLC, SKY HOLDINGS AZ LLC, TERRACE HOLDINGS AZ LLC, ENSIGN HIGHLAND LLC, PLAZA HEALTH HOLDINGS LLC, RILLITO HOLDINGS LLC, MEADOWBROOK HEALTH ASSOCIATES LLC, MOUNTAINVIEW COMMUNITYCARE LLC, CEDAR AVENUE HOLDINGS LLC, GRANADA INVESTMENTS LLC, each a Nevada limited liability company, the Borrowers executing a “Ten Project Note,” as defined hereinbelow, each of which Borrowers are listed on Exhibit A-1 with corresponding Project name, and each a signatory to this Agreement (each a “Ten Project Borrower” and collectively, the “Ten Project Borrowers”), GOLFVIEW HOLDINGS LLC, ARROW TREE HEALTH HOLDINGS LLC, TROUSDALE HEALTH HOLDINGS LLC, ENSIGN BELLFLOWER LLC, ANSON HEALTH HOLDINGS LLC and HILLENDAHL HEALTH HOLDINGS LLC, each a Nevada limited liability company, the Borrowers executing a “Six Project Note,” as defined hereinbelow, each of which Borrowers are listed on Exhibit A-2 with corresponding Project name, and each a signatory to this Agreement (each a “Six Project Borrower” and collectively, the “Six Project Borrowers”; the Ten Project Borrowers and Six Project Borrowers are each individually a “Borrower” and collectively, the “Borrowers”).
RECITALS
A. On or about December 29, 2006, Lender made the Ten Project Loan (as defined herein) to the Ten Project Borrowers, which Ten Project Loan is governed by that certain Third Amended and Restated Loan Agreement dated as of December 29, 2006 (the “Existing Loan Agreement”). This Agreement restates and supersedes the Existing Loan Agreement in its entirety.
B. Lender and Agent have agreed to amend and restate the Ten Project Loan and to make additional advances to Six Project Borrowers subject to the terms and conditions contained herein (the Ten Project Loan, as amended and restated hereby, together with the Six Project Loan (defined below) and additional amounts to be advanced pursuant to the terms hereof are collectively referred to as the “Loans”). The Ten Project Loan is evidenced by that certain Consolidated Amended and Restated Promissory Note dated as of December 29, 2006 in the face amount of Sixty-Four Million Six Hundred Ninety-Two Thousand One Hundred and Eleven and 67/100 Dollars ($64,692,111.67) (said note and all amendments thereto and substitutions therefor are hereinafter referred to collectively as the “Ten Project Note”). Lender has severally agreed to make the Six Project Loan, subject to the terms and conditions contained herein, in the original principal amount of Forty Million and XX/100 Dollars ($40,000,000.00) (“Six Project Loan”), which is to be evidenced by that certain Six Project Promissory Note executed of even date herewith by the Six Project Borrowers (said note and all amendments thereto and substitutions therefor are hereinafter referred to collectively as the “Six Project Note”; and collectively with the Ten Project Note, the “Notes”). The terms and provisions of the Notes are hereby incorporated herein by reference in this Agreement.

C. On the Restatement Date, each Borrower will be the owner of its respective real property more particularly described on Exhibit B-1 through B-16 attached hereto (each a “Property” and collectively, the “Properties”), and the improvements located thereon (the “Improvements”) including a skilled nursing facility. Each Property along with its respective Improvements is referred to herein as a “Project” and collectively as the “Projects”; each Property described on Exhibit B-1 through B-10 attached hereto and the Improvements located thereon are sometimes referred to herein as a “Ten Project Loan Project” and collectively as the “Ten Project Loan Projects”; and each Property described on Exhibit B-11 through B-16 attached hereto and the Improvements located thereon are sometimes referred to herein as a “Six Project Loan Project” and collectively as the “Six Project Loan Projects”.
D. Six Project Borrowers will use the proceeds of the Six Project Loan for the purpose of refinancing the Six Project Loan Projects.
E. Borrowers’ obligations under the Loans will be secured by, among other things, the Security Documents. This Agreement, the Notes, the Security Documents, the Environmental Indemnity, the Business Associate Agreement, the Subordination Agreements and any other documents evidencing or securing the Loans or executed by Borrowers, Guarantor or Master Tenant in connection therewith, and any modifications, renewals and extensions thereof, are referred to herein collectively as the “Loan Documents”.
NOW, THEREFORE, in consideration of the foregoing and the mutual conditions and agreements contained herein, the parties agree as follows:
ARTICLE I
INCORPORATION OF RECITALS, EXHIBITS AND SCHEDULES
Section 1.1 Incorporation of Recitals.
The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.
Section 1.2 Incorporation of Exhibits and Schedules.
Exhibits A-1 through G and Schedules 2.1 through 6.1 and Schedule I to this Agreement, attached hereto are incorporated in this Agreement and expressly made a part hereof by this reference.
Section 1.3 Definitions.
All terms defined in Schedule I or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Loan Document, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole. The words “include” and “include(s)” when used in this Agreement and the other Loan Documents means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

Section 1.4 Amendment and Restatement; No Novation.
This Agreement constitutes an amendment and restatement of the Existing Loan Agreement effective from and after the Restatement Date. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the Indebtedness, the Obligations, or any other obligations owing to the Lender or the Agent under the Existing Loan Agreement, the Ten Project Note or any other “Loan Document” as defined in the Existing Loan Agreement (the “Existing Loan Documents”). On the Restatement Date, the credit facilities and the terms and conditions thereof described in the Existing Loan Agreement shall be amended and replaced by the credit facilities and the terms and conditions thereof described herein, and all Indebtedness, Obligations, obligations of the Borrowers under the June 2006 First Funding, June 2006 Second Funding, June 2006 Third Funding, December 2006 Funding, and other obligations of the Borrowers and any other Person outstanding as of such date under the Existing Loan Agreement shall be deemed to be Indebtedness and Obligations outstanding under the corresponding facilities described herein without further action by any Person. The Schedules and Exhibits attached to this Agreement and made a part hereof shall be deemed to replace the Schedules and Exhibits to the Existing Loan Agreement.
Section 1.5 Effectiveness of Existing Loan Documents.
Borrowers and each other Loan Party hereby acknowledge that the Existing Loan Documents previously executed by the Borrowers, or any Loan Party and delivered to GECC, Agent and/or Lender, are and shall remain in full force and effect, and Borrowers and each other Loan Party hereby ratifies, confirms and approves the Six Project Note and each of the other Loan Documents and all of the terms and provisions thereof, and agrees that the Six Project Note and each of the other Loan Documents constitutes a valid and binding obligation of Borrowers or the Loan Parties, as applicable, enforceable by Agent and Lender in accordance with its terms.
ARTICLE II
LOAN TERMS
Section 2.1 Disbursements.
(a) Six Project Loan Funding. The Six Project Loan shall be funded in one advance and repaid in accordance with this Agreement and the other Loan Documents. On the Restatement Date, and subject to the terms, provisions and conditions of this Agreement (including, without limitation Borrowers’ satisfaction of the conditions to the Six Project Loan described in Schedule 2.1 attached hereto) and the other Loan Documents, Lender shall disburse to Borrowers from the proceeds of the Six Project Loan. Once repaid, the Six Project Loan may not be reborrowed.

(b) Loans outstanding on the Restatement Date. As of the Restatement Date, the Lender has previously made loans to certain of the Borrowers in an aggregate amount equal to $55,895,000.00, comprised of the following: (i) a ‘Loan’ in the amount of $27,292,571.16 made on June 30, 2006 (the “June 2006 First Funding”), (ii) a ‘Loan’ in the amount of $3,929,184.85 made on August 8, 2006 (the “June 2006 Second Funding”), and (iii) a ‘Loan’ in the amount of $8,573,243.99 made on October 16, 2006 (the “June 2006 Third Funding”), and (iv) a ‘Loan’ in the amount of $16,100,000.00 made on December 29, 2006 (the “December 2006 Funding”; and collectively with the June 2006 First Funding, the June 2006 Second Funding, the June 2006 Third Funding, the “Ten Project Loans”). As of the Restatement Date, the aggregate amount of such ‘Loans’ remaining outstanding on the Restatement Date is $53,281,759.43. The Borrowers hereby acknowledge that all Obligations in respect of ‘Loans’ outstanding under, pursuant to and as defined in the Existing Loan Agreement shall be deemed to have been made to the Borrowers as ‘Loans’ under this Agreement, and shall constitute a portion of the Obligations hereunder.
Section 2.2 Interest Rate; Late Charge.
(a) Ten Project Loan Interest. Unless otherwise specified to the contrary in this Agreement, the outstanding principal balance of the Ten Project Loan shall bear interest at the following rates: (i) the June 2006 First Funding, of which the outstanding principal balance as of the date hereof is $26,010,875.89, shall bear interest at a rate per annum of seven and one-half percent (7.5%) (the “June 2006 First Funding Interest Rate”), (ii) the June 2006 Second Funding, of which the outstanding principal balance as of the date hereof is $3,730,365.26, shall bear interest at a rate per annum of seven and eighteen one hundredths percent (7.18%) (the “June 2006 Second Funding Interest Rate”), (iii) the June 2006 Third Funding, of which the outstanding principal balance as of the date hereof is $8,141,099.92, shall bear interest at a rate per annum of seven and six one hundredths percent (7.06%) (the “June 2006 Third Funding Interest Rate”), and (iv) the December 2006 Funding, of which the outstanding principal balance as of the date hereof is $15,399,418.36, shall bear interest at a rate per annum of six and ninety-five one hundredths percent (6.95%) (the “December 2006 Funding Interest Rate” and, collectively with the June 2006 First Funding Interest Rate, the June 2006 Second Funding Interest Rate, the June 2006 Third Funding Interest Rate, and the December 2006 Funding Interest Rate, the “Ten Project Interest Rates”)
(b) Six Project Loan Interest. Unless otherwise specified to the contrary in this Agreement, the outstanding principal balance of the Six Project Loan shall bear interest at the following rates: (i) $20,000,000.00 of the Six Project Loan (the “Fixed Rate Funding”) at a fixed rate of interest equal to five and eighty-five one hundredths percent (5.85%) per annum in excess of the “Five (5) Year Swap Rate”, for a total interest rate on the Restatement Date for the Fixed Rate Funding in the amount of eight and forty-nine one hundredths percent (8.49%) (the “Fixed Rate”) and (ii) $20,000,000.00 of the Six Project Loan (the “Floating Rate Funding”) (A) from the Restatement Date until November 10, 2012, at a fixed rate of interest equal to five and eighty-five one hundredths percent (5.85%) per annum in excess of the “Three (3) Year Swap Rate”, for a total interest rate on the Restatement Date for the Floating Rate Funding in the amount of seven and sixty-four one hundredths percent (7.64%) and (B) thereafter, at a floating rate of interest equal to five and three quarters percent (5.75%) per annum in excess of the LIBOR Rate (the “Floating Rate” and collectively with the Fixed Rate, the “Six Project Interest Rates” and collectively with the Ten Project Interest Rates, the “Interest Rates”).

(c) Interest shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the Restatement Date or the date on which the immediately preceding payment was due. If Borrowers fail to pay any installment of interest or principal within five (5) days after the date on which the same is due, Borrowers shall pay to Agent a late charge on such past due amount, as liquidated damages and not as a penalty, equal to the greater of (a) interest at the Default Rate on such amount from the date when due until paid, and (b) five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. The foregoing late charge is intended to compensate Agent for the expenses incident to handling any such delinquent payment and for the losses incurred by Agent as a result of such delinquent payment. Borrowers agree that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses Agent will incur by reason of late payment. Borrowers and Agent further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge shall not constitute a waiver of the Event of Default arising from the overdue installment, and shall not prevent Agent from exercising any other rights or remedies available to Agent or Lender with respect to such Event of Default. While any Event of Default exists, the Loans shall bear interest at the Default Rate.
Section 2.3 Terms of Payment.
(a) Payments of Ten Project Loans.
(i) Interest. Continuing on December 1, 2009, and on the first day of each month thereafter until the Ten Project Loans Maturity Date, Ten Project Borrowers shall pay interest for the Ten Project Loan in arrears on the first day of each month until all amounts due under the Loan Documents are paid in full at the applicable Ten Project Interest Rates. If the first day of a month is not a Business Day, then the applicable payment due hereunder shall be made on the first Business Day immediately following the first day of such month.
(ii) Principal Amortization Payments. Continuing on December 1, 2009 and on the first (1st) day of each month thereafter until the Ten Project Loans Maturity Date, Ten Project Borrowers shall make a monthly principal amortization payment in accordance with Schedule 2.3(a) attached hereto. If the first day of a month is not a Business Day, then the applicable payment due hereunder shall be made on the first Business Day immediately following the first day of such month.
(b) Payments of Six Project Loan.
(i) Interest. Commencing on December 1, 2009, and on the first day of each month thereafter until the Six Project Loan Maturity Date, Six Project Borrowers shall pay interest for the Six Project Loan in arrears on the first day of each month until all amounts due under the Loan Documents are paid in full at the applicable Six Project Interest Rate. If the first day of a month is not a Business Day, then the applicable payment due hereunder shall be made on the first Business Day immediately following the first day of such month.

(ii) Principal Amortization Payments. Commencing on December 1, 2009 and on the first (1st) day of each month thereafter until the Six Project Loan Maturity Date, Six Project Borrowers shall make a monthly principal amortization payment in accordance with Schedule 2.3(b) attached hereto. If the first day of a month is not a Business Day, then the applicable payment due hereunder shall be made on the first Business Day immediately following the first day of such month.
Section 2.4 Maturity.
(a) Ten Project Loans. The Ten Project Loans shall mature and Ten Project Borrowers shall pay to Agent all outstanding principal, accrued and unpaid interest, default interest, late charges and any other amounts due under the Loan Documents on the Ten Project Loans Maturity Date.
(b) Six Project Loan. The Six Project Loan shall mature and Six Project Borrowers shall pay to Agent all outstanding principal, accrued and unpaid interest, default interest, late charges and any other amounts due under the Loan Documents on the Six Project Loan Maturity Date.
Section 2.5 Prepayment.
(a) Ten Project Loans.
(i) No Prepayments. Borrowers may not prepay any of the outstanding principal balance of the Ten Project Loans prior to the Ten Project Loans Maturity Date; provided, however, Defeasance pursuant to Section 2.5(a)(ii) below shall be available at any time (the “Open Period”) subject to the terms and conditions provided therein. If the Ten Project Loans are accelerated by Agent in accordance with the terms of this Agreement for any reason, Ten Project Borrowers shall pay to Agent the Make Whole Breakage Amount and all other amounts outstanding under the Loan Documents together with a prepayment premium (“Prepayment Premium”) equal to one percent (1%) of the outstanding balance of the Ten Project Loan. Notwithstanding anything to the contrary, if Defeasance occurs during the Open Period in accordance with Section 2.5(a)(ii), no Make Whole Breakage Amount or Prepayment Premium shall be due and payable by Ten Project Borrowers to Agent. Notwithstanding anything to the contrary, provided no Event of Default has occurred and is continuing, Ten Project Borrowers may prepay the Ten Project Loans in full, but not in part, at any time during the six (6) month period immediately preceding the scheduled Ten Project Loans Maturity Date, without payment of a Prepayment Premium or Make Whole Breakage Amount, upon thirty (30) days prior written notice to Agent.
(ii) Defeasance. At any time during the Open Period, so long as no default or Event of Default is then continuing, Ten Project Borrowers may obtain the release of the Ten Project Loan Projects from the lien of the Security Documents upon the satisfaction of the following conditions precedent (“Defeasance”):
(A) not less than thirty (30) days prior written notice to Agent specifying the first day of a calendar month (or if not a Business Day, the first Business Day of such calendar month) (the “Defeasance Release Date”) on which the Defeasance Deposit (hereinafter defined) is to be made;

(B) the payment to Agent of interest accrued and unpaid on the principal balance of the Ten Project Loan to and including the Defeasance Release Date;
(C) the payment to Agent of all other sums with respect to the Ten Project Loans, not including scheduled interest or principal payments, due under the Ten Project Note, the Security Documents and the other Loan Documents;
(D) the payment to Agent of the Defeasance Deposit and a $5,000 non-refundable processing fee;
(E) the delivery by Ten Project Borrowers to Agent at Ten Project Borrowers’ sole cost and expense of:
(1) a security agreement in form and substance reasonably satisfactory to Agent, creating a first priority lien in favor of Agent on the Defeasance Deposit and the U.S. Obligations (hereinafter defined) purchased on behalf of Ten Project Borrowers with the Defeasance Deposit in accordance with this Section 2.5(a)(ii) (the “Security Agreement”);
(2) releases of the Ten Project Loan Projects from the lien of the Security Documents (for execution by Agent) in a form appropriate for the jurisdiction in which each Ten Project Loan Project is located and otherwise reasonably acceptable to Agent;
(3) an officer’s certificate of Ten Project Borrowers certifying that the requirements set forth in Section 2.5(a)(ii)(E) have been satisfied;
(4) an opinion of counsel in form and substance, and rendered by counsel, reasonably satisfactory to Agent, at Ten Project Borrowers’ expense, stating, among other things, that Agent has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations purchased by or on behalf of Ten Project Borrowers and pledged to Agent and as to enforceability of the Assignment Agreement, the Security Agreement and other documents delivered in connection therewith, and if required by the Agent, a substantive non-consolidation opinion with respect to the Successor Ten Project Borrower, in form and substance, and rendered by counsel, reasonably satisfactory to Agent; and
(5) such other certificates, documents, opinions or instruments as Agent may reasonably request; and

(F) Agent shall have received, at Ten Project Borrowers’ expense, a certificate from a nationally or regionally recognized independent certified public accountant acceptable to Agent, in form and substance reasonably satisfactory to Agent, certifying that the U.S. Obligations purchased with the Defeasance Deposit will generate sufficient sums to satisfy the obligations of Ten Project Borrowers under this Agreement, the Ten Project Note and this Section 2.5(a)(ii) as and when such obligations become due.
In connection with the conditions set forth above, Ten Project Borrowers hereby appoint Agent as their agent and attorney in fact for the purpose of using the Defeasance Deposit to purchase or cause to be purchased U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Release Date upon which interest and principal payments are required under this Agreement and the Ten Project Note, including the amounts due on the Ten Project Maturity Date, and in amounts equal to the scheduled payments due on such dates under this Agreement and the Ten Project Note plus Agent’s reasonable estimate of administrative expenses and applicable federal income taxes associated with or to be incurred by the Successor Ten Project Borrower during the remaining term of, and applicable to, the Ten Project Loans (the “Scheduled Defeasance Payments”). Ten Project Borrowers, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to Agent and applied to satisfy the obligations of Ten Project Borrowers under this Agreement, the Ten Project Note and this Section 2.5(a)(ii).
Upon compliance with the requirements of this Section 2.5(a)(ii), the Guaranty with respect to the Ten Project Borrowers shall be released (except as to obligations thereunder arising from circumstances existing or occurring prior to the Defeasance and which obligations would otherwise survive the repayment of the Ten Project Loan) and the Ten Project Loan Projects shall be released of record from the lien of the Security Documents and the pledged U.S. Obligations shall be the sole source of collateral securing the repayment of the Ten Project Loans and the Ten Project Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by the preceding paragraph and to otherwise satisfy the Ten Project Borrowers’ obligations under this Section 2.5(a)(ii) shall be remitted to Ten Project Borrowers with the release of the Ten Project Loan Projects from the lien of the applicable Security Documents. In connection with such release, a successor entity meeting Agent’s then applicable single purpose entity requirements and otherwise reasonably acceptable to Agent, adjusted, as applicable, for the Defeasance contemplated by this Section 2.5(a)(ii) (the “Successor Ten Project Borrower”), shall be established by Ten Project Borrowers subject to Agent’s approval (or at Agent’s option, by Agent) and Ten Project Borrowers shall transfer and assign all obligations, rights and duties under and to the Ten Project Note together with the pledged U.S. Obligations to such Successor Ten Project Borrower pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to Agent (the “Assignment Agreement”). Such Successor Ten Project Borrower shall assume the obligations of the Ten Project Borrowers under the Ten Project Note, the Security Agreement and the other Loan Documents and Ten Project Borrowers shall be relieved of their obligations thereunder, except (i) that Ten Project Borrowers shall be required to perform their obligations pursuant to this Section 2.5(a), including maintenance of the Successor Ten Project Borrower, if applicable, and (ii) for those obligations of Ten Project Borrowers which survive repayment of the Ten Project Loan. Ten Project Borrowers shall pay $1,000.00 to any such Successor Ten Project Borrower as consideration for assuming the obligations under the Ten Project Note, the Security Agreement and the other Loan Documents pursuant to the Assignment Agreement. Ten Project Borrowers shall pay all reasonable costs and expenses incurred by Agent or Lender in connection with this Section 2.5(a), including Agent’s and Lender’s reasonable attorneys’ fees and expenses, and any administrative and tax expenses associated with or incurred by the Successor Ten Project Borrower.

(iii) Application of Payments. All payments received by Agent or Lender under the Loan Documents on the Ten Project Loan shall be applied: first, to any fees, expenses and indemnification payments due to Agent or Lender under the Loan Documents for the Ten Project Loan; second, to any Default Rate interest or late charges; third, to other accrued and unpaid interest; fourth, to the principal sum and other amounts due under the Loan Documents for the Ten Project Loan, and fifth to the Prepayment Premium.
(b) Six Project Loan.
(i) Lock-Out Period. Except as set forth herein, the Six Project Loan is closed to prepayment in whole or in part. Notwithstanding the foregoing, the Six Project Loan may be prepaid in whole or in part, on or after November 6, 2010, provided the Six Project Borrowers pay to Agent with such prepayment all accrued interest and all other outstanding amounts then due and unpaid under the Loan Documents, including, without limitation, the pro rata portion of the Exit Fee and, if applicable, the SWAP Termination Fee. Additionally, (A) the Fixed Rate Funding may be prepaid in whole but not in part, up to ninety (90) days prior to the maturity of the “Five (5) Year Swap” provided the Six Project Borrowers pay to Agent with such prepayment all accrued interest and all other outstanding amounts then due and unpaid under the Loan Documents, including, without limitation, the pro rata portion of the Exit Fee but excluding the SWAP Termination Fee which shall not be due in such circumstance and (B) the Floating Rate Funding may be prepaid in whole but not in part, up to ninety (90) days prior to the maturity of the “Three (3) Year Swap” provided the Six Project Borrowers pay to Agent with such prepayment all accrued interest and all other outstanding amounts then due and unpaid under the Loan Documents, including, without limitation, the pro rata portion of the Exit Fee but excluding the SWAP Termination Fee which shall not be due in such circumstance.
(ii) Involuntary Prepayment. If the Six Project Loan is accelerated by Agent in accordance with the terms of this Agreement for any reason, Six Project Borrowers shall pay the Agent the Exit Fee in addition to the other amounts due hereunder, and, if applicable, the SWAP Termination Fee.
(iii) Application of Payments. All payments received by Agent or Lender under the Loan Documents on the Six Project Loan shall be applied: first, to any fees, expenses and indemnification payments due to Agent or Lender under the Loan Documents for the Six Project Loan; second, to any Default Rate interest or late charges; third, to other accrued and unpaid interest; fourth, to the principal sum and other amounts due under the Loan Documents for the Six Project Loan, and fifth to the Exit Fee and, if applicable, the SWAP Termination Fee.

(iv) Interest Rate Protection. In the event the Six Project Borrowers, in their sole discretion, decide to enter into a Hedge Agreement with respect to the Six Project Loan, any such Hedge Agreement shall be provided by either Lender (or an Affiliate of Lender) or a bank or other financial institution whose long-term debt rating is equal to or greater than “A”. The Six Project Loan Projects shall not be pledged or encumbered in any manner to secure any obligation under the Hedge Agreement. The Six Project Borrowers shall not enter into any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement pertaining to fluctuations in interest rates, or any swaps, caps or collar agreements or similar arrangements providing for protection against fluctuations in currency exchange rates, either generally or under specific contingencies, other than the Hedge Agreement described by this Section, and not for speculative purposes.
(v) LIBOR Breakage Amount. Upon any payment of the Six Project Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Six Project Borrowers shall pay Agent, for the benefit of Lenders the LIBOR Breakage Amount. For purposes of calculating the LIBOR Breakage Amount payable to the Lenders under this Section 2.5(b)(v), each Lender shall be deemed to have actually funded the Six Project Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of the Six Project Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided, however, that each Lender may fund the Six Project Loan in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.5(b)(v).
Section 2.6 Ten Project Loan Capital Adequacy; Increased Costs; Illegality.
(a) If Agent determines that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Restatement Date, from any central bank or other governmental authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender and thereby reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder, then the Ten Project Borrowers shall from time to time upon demand by Agent, pay to Lender, additional amounts sufficient to compensate Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by Agent to the Ten Project Borrowers shall, absent manifest error, be final, conclusive and binding for all purposes. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Ten Project Borrowers pursuant to this Section 2.6(a).

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case adopted after the Restatement Date, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining the Ten Project Loan, then the Ten Project Borrowers shall from time to time, upon demand by Agent, pay to Lender, additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Ten Project Borrowers by Agent, shall be conclusive and binding on the Ten Project Borrowers for all purposes, absent manifest error. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 2.6(b).
Section 2.7 Six Project Loan Capital Adequacy; Increased Costs; Illegality.
(a) If Agent determines that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Restatement Date, from any central bank or other governmental authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender and thereby reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder, then the Six Project Borrowers shall from time to time upon demand by Agent, pay to Lender, additional amounts sufficient to compensate Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by Agent to the Six Project Borrowers shall, absent manifest error, be final, conclusive and binding for all purposes. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Six Project Borrowers pursuant to this Section 2.7(a).
(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case adopted after the Restatement Date, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining the Six Project Loan, then the Six Project Borrowers shall from time to time, upon demand by Agent, pay to Lender, additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Six Project Borrowers by Agent, shall be conclusive and binding on the Six Project Borrowers for all purposes, absent manifest error. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 2.7(b).

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Lender to agree to make or to make or to continue to fund or maintain the portion of the Six Project Loan bearing interest computed by reference to the Libor Rate, then, unless Lender is able to make or to continue to fund or to maintain such portion of the Six Project Loan at another office of Lender without, in Lender’s opinion, adversely affecting it or such portion of the Six Project Loan or the income obtained therefrom, on notice thereof and demand therefor by Lender to the Six Project Borrowers, the interest rate on such portion of the Six Project Loan shall be converted to a rate determined by substituting the Base Rate for the Libor Rate in the calculation thereof.
Section 2.8 Sources and Uses.
The sources and uses of funds for the contemplated transaction are as described on Schedule 2.9 attached hereto. Borrowers shall deliver such information and documentation as Agent shall request to verify that the sources and uses are as indicated on Schedule 2.9. A reduction in the amounts necessary for any of the uses may, at Agent’s election, result in an equal reduction in the amount of the Six Project Loan.
Section 2.9 Security.
The Loans and all other indebtedness and obligations under the Loan Documents shall be secured by the following (collectively, the “Collateral”): (a) the mortgaged property and other collateral as set forth in the Security Documents, and (b) any other collateral or security described in this Agreement, the other Loan Documents or required by Agent or Lender in connection with the Loans.
Section 2.10 Release of Collateral. Subject to the conditions set forth in Section 2.11(a) and Section 2.11(b) below, Borrowers may obtain from Agent the release (each of the following shall be referred to herein as a “Release”) from the lien of the Security Document (and the release of all other collateral exclusively relating to such Release Project, as defined below) with respect to individual Projects (any such Project for which a Release is obtained being referred to herein as a “Release Project” and collectively, the “Release Projects”) and the Release Project(s) shall not be included in the Collateral for any period thereafter for purposes of the Loan Documents.
(a) Ten Project Release Projects. Ten Project Borrowers may obtain a release of a Release Project that is a Ten Project Loan Project (“Ten Project Loan Release Projects”) so long as: (i) Borrowers obtain Releases under this Section 2.11(a) not more often than one (1) time in any six (6) month period, (ii) no less than four (4) Ten Project Loan Release Projects must remain subject to the Ten Project Loan after each such Release, and (iii) upon satisfaction of the below conditions:

(A) Any Release of Ten Project Loan Projects under this Section 2.11(a) shall be subject to Ten Project Borrower’s satisfaction of the terms and conditions of Section 2.5(a)(ii), as such terms and conditions are modified by this Section 2.11(a), and any payments made by Ten Project Borrowers to Agent for any such Release shall be applied towards the partial Defeasance of the Ten Project Loan as set forth herein;
(B) The Defeasance Deposit to be paid by Borrower to Agent for such Ten Project Loan Release Project shall be an amount equal to the sum of (A), (B) and (C), as follows:
(1) the Yield Maintenance Amount, as determined by Agent, which is sufficient to Defease a portion of the principal balance of the Ten Project Loan equal to the Allocated Loan Amount for the applicable Ten Project Loan Release Project;
(2) any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments (including Agent’s estimate of administrative expenses and applicable federal, state or local income taxes associated with or to be incurred by the Successor Ten Project Borrower during the remaining term of, and applicable to, the Ten Project Loan) to Defease the applicable portion of the principal balance of the Ten Project Loan as set forth herein; and
(3) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with such Release or otherwise required to accomplish the following, all as reasonably estimated by Agent;
(C) As of the date of such proposed Release, the Project Yield, measured solely with respect to the remaining Ten Project Loan Projects is equal to or greater than sixteen percent (16%);
(D) As of the date of such proposed Release, the Debt Service Coverage Ratio, measured solely with respect to the remaining Ten Project Loan Projects is equal to or greater than 2.10:1.00;
(E) As of the date of such proposed Release, no Material Adverse Change has occurred (other than a Material Adverse Change related solely to the applicable Ten Project Loan Release Project(s) such that the requested Release would have the effect of curing the Material Adverse Change with respect to the remaining Ten Project Loan Projects following such Release);
(F) As of the date of such proposed Release of any Ten Project Loan Release Project, (i) no default or Event of Default shall have occurred and shall be continuing under any of the Loan Documents (other than a default or Event of Default related solely to the applicable Ten Project Loan Release Project(s) such that the requested Release would have the effect of curing the default or Event of Default, as applicable, with respect to the remaining Ten Project Loan Projects following such Release) and (ii) the Borrowers shall be in compliance with Section 9.16 hereof both before and after giving effect to such proposed Release;

(G) If requested by Agent, the Successor Ten Project Borrower(s) and the remaining Ten Project Borrowers shall executed one or more new promissory notes, substantially in the form of the Ten Project Note, to separate the portion of the Ten Project Loan being Defeased from the portion of the Ten Project Loan not being Defeased; and
(H) Ten Project Borrowers shall have paid Agent all of Agent’s reasonable out-of-pocket fees and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with such Release.
Notwithstanding anything contained in Section 2.5(a)(ii), the Guaranty shall not be released in connection with Releases under this Section 2.11(a) except in connection with the payment in full of all Obligations hereunder.
(b) Six Project Loan Release Projects. Six Project Borrowers may obtain a release of a Release Project that is a Six Project Loan Project (“Six Project Loan Release Projects”) so long as: (i) Borrowers do not to obtain Releases under this Section 2.11(b) prior to December 1, 2011, (ii) no less than two (2) Six Project Loan Release Projects must remain subject to the Six Project Loan after each such Release, unless paid in full, and (iii) upon satisfaction of the below conditions:
(A) The amount to be paid by Six Project Borrowers to Agent for such Six Project Loan Release Project (any such amount a “Six Project Release Price”) shall be (i) for the first two (2) such Releases, an amount equal to at least one hundred and fifty percent (150%) of the Allocated Loan Amount for each such Six Project Loan Release Project plus the pro rata portion of the Exit Fee due with respect to such Six Project Loan Release Project(s) and (ii) for the remaining four (4) such Releases, an amount equal to at least one hundred and ten percent (110%) of the Allocated Loan Amount for each such Six Project Loan Release Project plus the pro rata portion of the Exit Fee due with respect to such Six Project Loan Release Project(s);
(B) As of the date of such proposed Release, the Project Yield, measured solely with respect to the remaining Projects is equal to or greater than twenty percent (20%);
(C) As of the date of such proposed Release, no Material Adverse Change has occurred (other than a Material Adverse Change related solely to the applicable Six Project Loan Release Project(s) such that the requested Release would have the effect of curing the Material Adverse Change with respect to the remaining Six Project Loan Projects following such Release);

(D) As of the date of such proposed Release of any Six Project Loan Release Project, (i) no default or Event of Default shall have occurred and shall be continuing under any of the Loan Documents (other than a default or Event of Default related solely to the applicable Six Project Loan Release Project(s) such that the requested Release would have the effect of curing the default or Event of Default, as applicable, with respect to the remaining Six Project Loan Projects following such Release) and (ii) the Borrowers shall be in compliance with Section 9.16 hereof both before and after giving effect to such proposed Release;
(E) Six Project Borrowers shall have paid Agent all of Agent’s reasonable out-of-pocket fees and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with such Release;
(F) Any amounts in excess of the Allocated Loan Amount received by Agent in accordance with Section 2.11(b)(A) above, shall be applied by Agent to the remaining amount of the Six Project Loan and allocated to the then remaining Six Project Loan Projects in Agent’s sole discretion; provided, however that upon receipt by Agent of payment by the Six Project Borrowers of the Six Project Release Price for the first such Release following the Restatement Date, Six Project Borrowers may designate to Agent in writing one (1) of the remaining five (5) Six Project Loan Projects to be excluded from the allocation by Agent of any such excess proceeds from the Six Project Release Price for such first Project;
(G) Any Release under this Section 2.11(b) shall be subject to Six Project Borrowers’ satisfaction of the following:
(1) not less than thirty (30) days prior written notice to Agent specifying the first day of a calendar month (or if not a Business Day, the first Business Day of such calendar month) (the “Release Date”) on which the Release is to occur;
(2) the payment to Agent of interest accrued and unpaid on the principal balance of the Six Project Loan to and including the Release Date;
(3) the payment to Agent of all other sums, not including scheduled interest or principal payments, due under the Six Project Note, the Security Documents and the other Loan Documents; and
(4) the delivery by Borrowers to Agent at Six Project Borrowers’ sole cost and expense of releases of the Six Project Loan Projects from the lien of the Security Documents (for execution by Agent) in a form appropriate for the jurisdiction in which each Six Project Loan Project is located and otherwise reasonably acceptable to Agent.
Notwithstanding anything herein to the contrary, the Guaranty shall not be released in connection with Six Project Releases under this Section 2.11(b) except in connection with the payment in full of all Obligations hereunder.

ARTICLE III
INSURANCE, CONDEMNATION, AND IMPOUNDS
Section 3.1 Insurance. Borrowers shall maintain (or cause to be maintained) insurance as follows:
(a) Casualty; Business Interruption. Borrowers shall keep the Projects insured against damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance and without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism and other specified action/inaction), and shall maintain boiler and machinery insurance, acts of domestic and foreign terrorism endorsement coverage and such other casualty insurance as reasonably required by Agent. Agent reserves the right to require from time to time the following additional insurance: flood; earthquake/sinkhole; windstorm; worker’s compensation; and/or building law or ordinance. Borrowers shall keep the Projects insured against loss by flood if any Project is located currently or at any time in the future in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended) in an amount at least equal to the lesser of (i) the maximum amount of the Loans or (ii) the maximum limit of coverage available under said acts. Any such flood insurance policy shall be issued in accordance with the requirements and current guidelines of the Federal Insurance Administration. Borrowers shall maintain business interruption insurance, including use and occupancy, rental income loss and extra expense, for all periods covered by Borrowers’ property insurance for a limit equal to twelve (12) calendar months’ exposure, all without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action/inaction. Borrowers shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise reasonably satisfactory to Agent in all respects. The proceeds of insurance paid on account of any damage or destruction to any Project shall be paid to Agent to be applied as provided in Section 3.2.
(b) Liability. Borrowers shall maintain (i) commercial general liability insurance with respect to each Project providing for limits of liability in the amount approved by Agent for both injury to or death of a person and for property damage per occurrence, (ii) umbrella liability coverage in the amount and to the extent required by Agent, and (iii) other liability insurance as reasonably required by Agent. In addition, Borrowers shall cause each Operator to maintain (A) worker’s compensation insurance and employer’s liability insurance covering employees at the Projects employed by Borrowers or Master Tenants (in the amounts required by applicable Laws) and (B) professional liability insurance. Notwithstanding anything to the contrary contained herein, from and after the date hereof, insurance coverage for terrorism, terrorist acts or similar perils (collectively, “Terrorism”) may be required by Agent if such coverage is (1) customarily obtained by owners of property similar to the Projects in use, character and applicable geographic metropolitan location, and (2) readily available at a cost which, in Agent’s opinion, exercised reasonably, is commercially reasonable.

(c) Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Agent to name Agent as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Agent, without contribution, under a standard New York (or local equivalent) mortgagee clause. All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the state in which the applicable Project is located, with a rating of “A IX” or better as established by Best’s Rating Guide and “AA” or better by Standard & Poor’s Ratings Group. Each policy shall provide that such policy may not be canceled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Agent and that no act or thing done by Borrowers shall invalidate any policy as against Agent. Blanket policies shall be permitted only if (i) Agent receives appropriate endorsements and/or duplicate policies containing Agent’s right to continue coverage on a pro rata pass-through basis and that coverage will not be affected by any loss on other properties covered by the policies and (ii) the policy contains a sublimit equal to the replacement cost of the Projects in an amount approved by Agent which is expressly allocated for each Project, and any such policy shall in all other respects comply with the requirements of this Section.
(d) Premiums. In the event Borrowers fail to provide Agent with evidence of the insurance coverage required by this Agreement, Borrowers authorize Agent to pay the premiums for such policies (the “Insurance Premiums”) at Borrowers’ expense to protect Agent’s interests in the Projects. This insurance may, but need not, protect Borrowers’ interests. The coverage purchased by Agent may not pay any claim made by any Borrower or any claim that is made against any Borrower in connection with the Projects. If Agent purchases insurance for the Projects, Borrowers shall, on demand, reimburse Agent for all expenses incurred in connection therewith.
(e) Assignments. Borrowers shall assign the policies or proofs of insurance to Agent, in such manner and form that Agent and its successors and assigns shall at all times have and hold the same as security for the payment of the Loans. If requested by Agent, Borrowers shall deliver copies of all original policies certified to Agent by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder. If Borrowers elect to obtain any insurance which is not required under this Agreement, all related insurance policies shall be endorsed in compliance with Section 3.1(c), and such additional insurance shall not be canceled without prior notice to Agent. From time to time upon Agent’s request, Borrowers shall identify to Agent all insurance maintained by Borrowers with respect to the Projects. The proceeds of insurance policies coming into the possession of Agent shall not be deemed trust funds, and Agent shall be entitled to apply such proceeds as herein provided.
(f) Adjustments. Borrowers shall give immediate written notice of any loss to the insurance carrier and to Agent. Borrowers hereby irrevocably authorize and empower Lender, as attorney in fact for Borrowers coupled with an interest, to notify any of Borrowers’ insurance carriers to add Agent as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrowers (regardless of whether such policy is required under this Agreement), to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Agent’s reasonable expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.l(e), however, shall require Agent to incur any expense or take any action hereunder.

Section 3.2 Use and Application of Insurance Proceeds.
(a) Notice; Repair Obligation. If any Project shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrowers shall give prompt notice thereof to Agent. Following the occurrence of a Casualty, Borrowers, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law.
(b) Application of Insurance Proceeds. Agent shall apply insurance proceeds to costs of restoring the damaged Project or to the payment of the applicable Loan as follows:
(i) Agent shall apply the insurance proceeds to restoration provided (A) no Event of Default or Potential Default exists, (B) Borrowers promptly commence and are diligently pursuing restoration of the damaged Project and (C) the loss does not exceed 35% of the Allocated Loan Amount set forth on Schedule 3.2 for such Project(s) affected by such loss; and
(ii) if the conditions set forth in (i) above are not satisfied, in Lender’s reasonable discretion, Agent may apply any insurance proceeds it may receive to amounts owing under the Loan Documents in such order and manner as Agent in its sole discretion determines, or allow all or a portion of such proceeds to be used for the restoration of the damaged Project.
(c) Disbursement of Insurance Proceeds. Insurance proceeds applied to restoration will be disbursed on receipt of reasonably satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances (including appropriate retainages to ensure that all work is completed in a workmanlike manner).
Section 3.3 Condemnation Awards.
Borrowers shall immediately notify Agent of the institution of any actual or threatened commencement of any proceeding for the condemnation or other taking of any Project or any portion thereof. Agent may participate in any such proceeding and Borrowers will deliver to Agent all instruments necessary or required by Agent to permit such participation. Without Agent’s prior consent, Borrowers (a) shall not agree to any compensation or award, and (b) shall not take any action or fail to take any action which would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of the Projects or any part thereof are hereby assigned to and shall be paid to Agent. Borrowers authorize Agent to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in Agent’s sole discretion, (a) to apply the same (after deduction of Lender’s reasonable costs and expenses, if any in collecting the same) toward the payment of the Loans in such order and manner as Agent may elect, notwithstanding that the Loans may not then be due and payable, or (b) to make the same available to Borrowers for the restoration or repair of the Projects. If the net proceeds of the condemnation award are made available to Borrower for restoration or repair, such proceeds shall be disbursed upon satisfaction of and in accordance with the terms and conditions set forth in Section 3.2. Borrowers, upon request by Agent, shall execute all instruments requested to confirm the assignment of the awards and compensation to Agent, free and clear of all liens, charges or encumbrances.

Section 3.4 Insurance Impounds.
The Ten Project Borrowers have previously deposited with Agent, a sum of money (the “Ten Project Insurance Impound”) equal to one-sixth (1/6th) of the annual charges for Insurance Premiums relating to the insurance coverages for the Ten Project Loan Projects required by this Agreement. At or before the advance of the Six Project Loan, the Six Project Borrowers shall deposit with Agent a sum of money, which will be sufficient to establish a reserve (the “Six Project Insurance Impound” and collectively with the Ten Project Insurance Impound, the “Insurance Impound”) equal to approximately 1/6 of the annual charges for Insurance Premiums relating to the insurance coverages for the Six Project Loan Projects in Agent’s sole but reasonable estimation. Deposits shall be made on the basis of Agent’s estimate from time to time of the charges for the current year. All funds so deposited shall be held by Agent. These sums may be commingled with the general funds of Agent, and shall not be deemed to be held in trust for the benefit of Borrowers. Borrowers hereby grant to Agent for the benefit of Lender and Agent a security interest in all funds so deposited with Agent for the purpose of securing the Loans. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loans or any other charges affecting the security of Agent, as Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Agent. If at any time the amount on deposit in the Insurance Impound with Agent is insufficient to maintain a reserve equal to approximately 1/6 of the annual charges for Insurance Premiums relating to the insurance coverages for the Projects in Agent’s sole but reasonable estimation, Borrowers shall deposit any deficiency with Agent immediately upon demand. On the applicable Maturity Date, the monies then remaining on deposit with Agent attributable to the then maturing Six Project Loan or Ten Project Loan, as applicable, shall, at Agent’s option, be applied against the Obligations or if no Potential Default is continuing, returned to applicable Borrowers.
Section 3.5 Real Estate Tax Impounds.
The Ten Project Borrowers have previously deposited and shall continue to deposit with Agent, monthly on each Payment Date, a sum of money (the “Ten Project Tax Impound”) equal to one twelfth (1/12th) of the annual charges for real estate taxes, assessments, franchise taxes and changes, impositions and other charges and obligations (collectively, the “Taxes”) relating to the Ten Project Loan Projects which will be sufficient to make payments of Taxes relating to the Ten Project Loan Projects thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments and maintain a reserve equal to approximately 1/6 of such annual Taxes. At or before the advance of the Six Project Loan, the Six Project Borrowers shall deposit with Agent a sum of money (the “Six Project Tax Impound” and collectively with the Ten Project Tax Impound, the “Tax Impound”) which, together with the monthly installments on each Payment Date equal to one twelfth (1/12th) of the annual charges for Taxes relating to the Six Project Loan Projects, will be sufficient to make payments of Taxes relating to the Six Project Loan Projects thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments and maintain a reserve equal to approximately 1/6 of the annual Taxes relating to the Six Project Loan Projects, in Agent’s sole but reasonable estimation. Deposits shall be made on the basis of Agent’s estimate from time to time of the Taxes for the current year (after giving effect to any reassessment or, at Agent’s election, on the basis of the Taxes for the prior year, with adjustments when the Taxes are fixed for the then current year). All funds so deposited shall be held by Agent. These sums may be commingled with Agent’s general funds and shall not be deemed to be held in trust for the benefit of Borrowers. Borrowers hereby grant to Agent for the benefit of Lender and Agent a security interest in all funds so deposited with Agent for the purpose of securing the Loans. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loans or any other charges affecting the security of Agent, as Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Agent. Borrowers shall furnish Agent with bills for the Taxes for which such deposits are required at least thirty (30) days prior to the date on which the Taxes first become payable. If at any time the amount on deposit with Agent, together with amounts to be deposited by Borrowers before such Taxes are payable, is insufficient to pay such Taxes and maintain such reserves, the applicable Borrowers shall deposit any deficiency with Agent immediately upon demand. Agent shall pay such Taxes when the amount on deposit with Agent is sufficient to pay such Taxes and Agent has received a bill for such Taxes. The obligation of Borrowers to pay the Taxes, as set forth in the Loan Documents, is not affected or modified by the provision of this paragraph. On the applicable Maturity Date, the monies then remaining on deposit with Agent attributable to the then maturing Six Project Loan or Ten Project Loan, as applicable, shall, at Agent’s option, be applied against the Obligations or if no Potential Default is continuing, returned to applicable Borrowers.
Section 3.6 Replacement Reserves.
(a) Deposits. On each Payment Date, (i) the Ten Project Borrowers shall pay to Agent an amount equal to the product of Thirty Dollars ($30) multiplied by the number of Residential Units in the Ten Project Loan Projects (the “Ten Project Replacement Reserve”) and (ii) the Six Project Borrowers shall pay to Agent an amount equal to the product of Thirty Dollars ($30) multiplied by the number of Residential Units in the Six Project Loan Projects (the “Six Project Replacement Reserve” and collectively with the Ten Project Replacement Reserve, the “Replacement Reserve“).
(b) Pledge and Disbursement of Funds. Borrowers hereby grant to Agent for the benefit of Lender and Agent a security interest in the Replacement Reserve for the purpose of securing the Loans. On the applicable Maturity Date and on the date of any Release, the monies then remaining on deposit with Agent attributable to the Release Project or the then maturing Six Project Loan or Ten Project Loan, as applicable, shall, at Agent’s option, be applied against the Obligations or if no Potential Default is continuing, returned to the applicable Borrowers. The Replacement Reserve may be commingled with the general funds of the Agent, and these sums shall not be deemed to be held in trust for the benefit of Borrowers. So long as no Event of Default hereunder or under any of the other Loan Documents has occurred and is continuing, Borrowers may request, from time to time, Agent to disburse funds from the Replacement Reserve (which request will include a reasonably detailed description of the capital expenditures at the Projects which Borrowers intend to pay for with such funds), which request shall not be unreasonably denied by Agent. If requested by Agent, each disbursement request will be accompanied by copies of invoices, lien waivers and other evidence reasonably required by Agent. If an Event of Default occurs, Agent shall have the right to apply all or any portion of the Replacement Reserve to the Obligations evidenced by the Loan Documents in such order as Agent in its sole discretion determines.

ARTICLE IV
LEASING MATTERS
Section 4.1 Representations and Warranties on Leases.
Borrowers represent and warrant to Agent with respect to Leases of the Projects that: (a) the rent roll separately delivered to Agent at or prior to the Restatement Date is true and correct as of the date hereof, and the Leases are valid and in and full force and effect; (b) the Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (c) the copies of the Master Leases delivered to Agent are true and complete; (d) no Borrower has any knowledge of any notice of termination or default with respect to any Master Lease or any other non-residential Lease; (e) no Borrower has assigned or pledged any of the Leases, the rents or any interests therein, except to Agent; (f) no tenant or other party has an option to purchase all or any portion of any Project; (g) no Master Tenant has the right to terminate its Lease prior to expiration of the stated term of such Master Lease (unless due to casualty or condemnation of the Project); (i) no tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits not in excess of an amount equal to two month’s rent); and (j) all existing Leases (other than the Master Leases) are subordinate to the Security Documents either pursuant to their terms or a recorded subordination agreement.
Section 4.2 Standard Lease Form; Approval Rights.
(a) Borrowers shall not and shall not permit any Master Tenant to, without Agent’s prior written consent, enter into or amend (in any material respect) any Lease or other rental or occupancy agreement or concession agreement with respect to a Project except as expressly permitted hereunder.
(b) All Leases and other rental arrangements shall be on a standard lease form, which forms shall be reasonably acceptable to Agent and shall not be modified in a manner materially adverse to Agent and Lenders without Agent’s prior written consent. Any non-residential lease form in excess of 15% of the total square footage of any Project shall provide that (a) the lease is subordinate to the Security Document, (b) the tenant shall attorn to Agent, and (c) that any cancellation, surrender, or amendment of any such material lease without the prior written consent of Agent shall be voidable by Agent.

(c) Notwithstanding anything contained in the Loan Documents, Borrowers shall have the right to enter into or to permit any Master Tenant to, amend and/or modify non- residential Leases without Agent’s consent; provided that (i) the economic terms of the Lease conform to those of the market, (ii) the initial term is not longer than five (5) years, and (iii) the leased premises are not greater than (A) 15% of the square footage of any applicable Ten Project Loan Project and (B) 10% of the square footage of any applicable Six Project Loan Project.
(d) Borrowers shall have the right to enter into, amend or terminate and to permit any Master Tenant to enter into, amend or terminate any residential Lease so long as such residential Lease (i) has a term of no more than one (1) year, (ii) is at market rates, and (iii) on the form previously approved by Agent without any material modifications.
Section 4.3 Covenants.
Borrowers shall or shall cause Master Tenants to: (a) perform the obligations which any Borrower or Master Tenant is required to perform under the Leases in all material respects; (b) enforce the obligations to be performed by the tenants under the Leases in all material respects; (c) promptly furnish to Agent any notice of default or termination received by any Borrower or Master Tenant from any non-residential tenant, and any notice of default or termination given by any Borrower or Master Tenant to any non-residential tenant; (d) not collect, without Agent’s prior written consent, any rents for more than one month in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent; (e) not enter, without Agent’s prior written consent, into any ground lease or master lease (other than the Master Leases) of any part of the Projects; (f) not further assign or encumber any Lease; (g) not, except with Agent’s prior written consent, cancel or accept surrender or termination of any non-residential Lease; and (h) not, except with Agent’s prior written consent, modify or amend any non-residential Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the Lease). Any action in violation of clauses (e), (f), (g), and (h) of this Section 4.3 shall be void at the election of Agent. Borrowers will not suffer or permit any breach or default to occur in any of any Borrower’s or Master Tenant’s obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of any Borrower to meet any requirement of any Lease.
Section 4.4 Tenant Estoppels.
At Agent’s request, Borrowers shall obtain and furnish to Agent, written estoppels in form and substance satisfactory to Agent, executed by each Master Tenant and by each tenant under other non-residential Leases in the Projects and confirming the term, rent, and other provisions and matters relating to the Leases.
Section 4.5 Security Deposits.
(a) Existence of Security Deposits. None of any Borrower nor any Master Tenant has collected or is in receipt of any security deposit from any tenant of any Project, except as described on the rent rolls previously provided to Agent at or prior to the Restatement Date. Borrowers and/or Master Tenants, as applicable shall hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by applicable law, shall not commingle any such funds with any other funds of Borrowers or Master Tenants, as applicable.

(b) Lien on Security Deposits. Borrowers or Master Tenants shall at all times have on deposit with Agent, as cash collateral for the Loans and all amounts payable under the Loan Documents, an amount of cash equal to the aggregate amount of security deposits which are or may become refundable to tenants of the Projects from time to time. Agent agrees to allow Borrowers or Master Tenants, if applicable, to use such funds solely to repay such amounts to tenants of the Projects, as and when the same are due; provided Agent may, but shall not be obligated to, pay such amounts directly to the tenants upon Agent’s receipt of evidence reasonably satisfactory to Agent that such amounts are due; and provided further, upon payment in full of the Loans and all other amounts due Agent under the Loan Documents, Agent shall pay any remaining amounts on deposit with Agent pursuant to this Section 4.5(b) to Borrowers or Master Tenants, if applicable. Agent shall not be obligated to pay Borrowers or any Master Tenant, if applicable, interest on any amounts on deposit with Agent pursuant to this Section 4.5(b).
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Borrowers represents and warrants to Agent that:
Section 5.1 Organization and Power.
Each Borrower and Guarantor (other than a natural person) is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with all legal requirements applicable to doing business in the state of its formation. Each Borrower and Guarantor (other than a natural person and to the extent required by law) is in good standing under the laws of and is in compliance with legal requirements applicable to doing business in the state where each Project is located. No Borrower is a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code. Each Borrower and the Guarantor has only one state of incorporation or organization.
Section 5.2 Members.
Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with its principal place of business at 27101 Puerta Real, Suite 450, Mission Viejo, California 92691. Guarantor is the sole managing member of each Borrower and owns one hundred percent (100%) of the membership interests in each Borrower free and clear of all liens, claims, and encumbrances. Guarantor has full right, power and authority to execute the Loan Documents on its own behalf and on behalf of each Borrower.
Section 5.3 Borrowers’ Operating Agreement.
A true and complete copy of the operating agreement creating each Borrower and any and all amendments thereto (collectively, the “Operating Agreement”) have been furnished to Agent. The Operating Agreement constitutes the entire agreement among the members of each Borrower and is binding upon and enforceable against each of the members in accordance with its terms. There are no other agreements, oral or written, among any of the members relating to any Borrower. No breach exists under the Operating Agreement and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Operating Agreement.

Section 5.4 Corporate Documents.
A true and complete copy of the articles of incorporation and by-laws of Guarantor and all other documents creating and governing Guarantor (collectively, the “Incorporation Documents”) have been furnished to Agent. There are no other agreements, oral or written, among any of the shareholders of Guarantor relating to Guarantor. The Incorporation Documents were duly executed and delivered, are in full force and effect, and binding upon and enforceable in accordance with their terms. The Incorporation Documents constitute the entire understanding among the shareholders of Guarantor. No breach exists under the Incorporation Documents and no act has occurred and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Incorporation Documents.
Section 5.5 Validity of Loan Documents.
The execution, delivery and performance by each Borrower and Guarantor of the Loan Documents: (a) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (b) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of each Borrower and Guarantor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.
Section 5.6 Liabilities; Litigation.
(a) The financial statements delivered by Borrowers, Guarantor and, Master Tenants are true and correct with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting any Project, any Borrower, Guarantor or any Master Tenant. Except as disclosed in such financial statements or on Schedule 5.6, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of any Borrower, threatened, against any Project, any Borrower, Guarantor or any Master Tenant which if adversely determined could have a material adverse effect on such party, any Project or the Loans.
(b) No Borrower, Guarantor, nor any Master Tenant is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and no Borrower, Guarantor nor any Master Tenant has knowledge of any Person contemplating the filing of any such petition against it.

Section 5.7 Taxes and Assessments.
There are no unpaid or outstanding real estate or other taxes or assessments on or against the Projects or any part thereof, except general real estate taxes not due or payable. Copies of the current general real estate tax bills with respect to the Projects have been delivered to Agent. Each Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrowers’ best knowledge, proposed, special or other assessments for public improvements or otherwise affecting any Project, nor are there any contemplated improvements to any Project that may result in such special or other assessments.
Section 5.8 Other Agreements; Defaults.
No Borrower, Guarantor nor any Master Tenant is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect any Project or the business, operations, or condition (financial or otherwise) of any Borrower or Guarantor or any Master Tenant. Neither any Borrower nor Guarantor nor any Master Tenant is in violation of any agreement which violation would have an adverse effect on any Project, any Borrower, Guarantor or any Master Tenant or any Borrower’s or Guarantor’s or any Master Tenant business, properties, or assets, operations or condition, financial or otherwise.
Section 5.9 Compliance with Law.
Each Borrower, Guarantor and each Master Tenant has all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate the Projects and carry on its business, and each Project is in compliance, in all material respects, with all applicable legal requirements and is free of structural defects, and all building systems contained therein are in good working order, subject to ordinary wear and tear. No Project constitutes, in whole or in part, a legally non conforming use under applicable legal requirements.
Section 5.10 Condemnation.
To Borrower’s knowledge, as of the date hereof, no condemnation is pending nor has any condemnation been threatened with respect to all or any portion of any Project or for the relocation of roadways providing access to any Project.
Section 5.11 Access.
Each Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of each Project are located in the public right-of-way abutting the applicable Project, and all such utilities are connected so as to serve such Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such Project. All roads necessary for the full utilization of each Project for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities.

Section 5.12 Flood Hazard.
Except as noted in any zoning reports delivered in connection herewith, no Project is situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or as a wetlands by any governmental entity having jurisdiction over any Project.
Section 5.13 Property.
A fee in each Project is, or contemporaneously with the initial funding of the Loans will be, owned by the respective Borrower free and clear of all liens, claims, encumbrances, covenants, conditions and restrictions, security interests and claims of others, except only such exceptions to title as have been approved by Agent. To the best of Borrowers’ knowledge, the Projects are in material compliance with all zoning requirements, building codes, subdivision improvement agreements, declarations, ground leases, and all covenants, conditions and restrictions of record. Except as set forth in the exceptions to title approved by Agent, the zoning and subdivision approval of the Projects and the right and ability to, use or operate the Projects are not in any way dependent on or related to any real estate other than the Properties where the same are to be made. Except as previously disclosed to Agent in writing, to the best of Borrowers’ knowledge, as of the date hereof, (i) there are no, nor are there any alleged or asserted, violations of law, regulations, ordinances, codes, permits, licenses, declarations, ground leases, covenants, conditions, or restrictions of record, or other agreements relating to the Projects, or any part thereof, (ii) the Projects are in good condition and repair with no deferred maintenance and are free from damage caused by fire or other casualty, (iii) there is no latent or patent structural or other significant defect or deficiency in the Projects, (iv) design and as-built conditions of the Projects are such that no drainage or surface or other water will drain across or rest upon either the Project or land of others except in areas designated for such purpose and for which a benefiting or burdening easement has been established, and (v) none of the Improvements on the Projects create an encroachment over, across or upon any of the Projects’ boundary lines, rights of way or easements, and no buildings or other improvements on adjoining land create such an encroachment.
Section 5.14 Location of Borrowers.
Each Borrower’s principal place of business and chief executive offices are located at the address stated in Schedule 5.14, and except as otherwise set forth on Schedule 5.14, each Borrower at all times has maintained its principal place of business and chief executive office at such location.
Section 5.15 Margin Stock.
No part of proceeds of the Loans will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
Section 5.16 Tax Filings.
Each Borrower and Guarantor have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by each Borrower and each Guarantor, respectively. Each Borrower and Guarantor believe that their respective tax returns properly reflect the income and taxes of such Borrower and Guarantor, respectively, for the periods covered thereby, subject only to reasonable adjustments recognized by the Internal Revenue Service or other applicable tax authority upon audit.

Section 5.17 Solvency.
After giving effect to the Loans, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the making of the Loans, exceed any Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Borrower’s assets is and will, immediately following the making of the Loans, be greater than such Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured, no Borrower’s assets constitute and, immediately following the making of the Loans will not constitute, unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to, nor believes that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of obligations of such Borrower).
Section 5.18 Full and Accurate Disclosure.
No statement of fact made by or on behalf of any Borrower or Guarantor or any Master Tenant in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to any Borrower which has not been disclosed to Agent which adversely affects, nor as far as any Borrower can foresee, might adversely affect, any Project or the business, operations or condition (financial or otherwise) of any Borrower or Guarantor. All information supplied by Borrowers regarding any other Collateral is accurate and complete in all material respects. All evidence of each Borrower’s and Guarantor’s identity provided to Agent is genuine, and all related information is accurate in all material respects.
Section 5.19 Single Purpose Entity.
Each Borrower is and has at all times since its formation been a Single Purpose Entity.
Section 5.20 No Broker.
No brokerage commission or finder’s fee is owing to any broker or finder arising out of any actions or activity of any Borrower in connection with the Loans.

Section 5.21 Reserved
Section 5.22 Labor Disputes.
To the best of each Borrower’s knowledge, there are no strikes, boycotts, or labor disputes which could reasonably be anticipated to have a material adverse effect on the operation of any Project.
Section 5.23 Employees.
No Borrower has any employees.
Section 5.24 ERISA (Borrower).
(a) No Borrower is an “employee benefit plan” as defined in Section 3(3) of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (b) Borrowers are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; (c) the assets of the Borrowers do not constitute “plan assets” of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101; and (d) one or more of the following circumstances is true: (i) Equity interests in Borrowers are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2) or are securities issued by an investment company registered under the Investment Company Act of 1940; (ii) Less than twenty-five percent (25%) of the value of any class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (iii) Borrowers each qualify as an “operating company”, a “venture capital operating company”, or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c), (d) or (e). Borrowers shall deliver to Agent such certifications and/or other evidence periodically requested by Agent, in its reasonable discretion, to verify these representations and warranties. Failure to deliver these certifications or evidence, breach of these representations and warranties, or consummation of any transaction which would cause the Loan Documents or any exercise of Agent’s or Lender’s rights under the Loan Documents to (1) constitute a non-exempt prohibited transaction under ERISA or (2) violate ERISA or any state statute regulating governmental plans (collectively, a “Violation”), which failure continues for thirty (30) days after written notice, shall be an Event of Default. Notwithstanding anything in the Loan Documents to the contrary, no sale, assignment, or transfer of any direct or indirect right, title, or interest in Borrowers or the Projects (including creation of a junior lien, encumbrance or leasehold interest) shall be permitted which would negate Borrowers’ representations in this section or cause a Violation. At least fifteen (15) days before consummation of any of the foregoing, Borrowers shall obtain from the proposed transferee or lienholder (1) a certification to Agent that the representations and warranties of this subparagraph will be true after consummation and (2) an agreement to comply with this section.
Section 5.25 Intellectual Property.
Except as set forth on Exhibit C, Borrowers have no interest in any trademarks, copyrights, patents or other intellectual property with respect to the Projects.

Section 5.26 Anti-Terrorism and Anti-Money Laundering Compliance.
(a) Compliance with Anti-Terrorism Laws. Borrowers represent and warrant to Agent that they are not, and, after making due inquiry, that no Person who owns a controlling interest in or otherwise controls Borrowers is, (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Amendment as the “Anti-Terrorism Laws”. Borrowers represent and warrant that they require, and have taken reasonable measures to ensure compliance with the requirement, that no Person who owns any other direct interest in Borrowers is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section 5.26 shall not apply to any Person to the extent that such Person’s interest in the Borrowers is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.
(b) Funds Invested in Borrowers. Borrowers represent and warrant that they have taken reasonable measures appropriate to the circumstances (and in any event as required by law), with respect to each holder of a direct or indirect interest in any Borrower, to assure that funds invested by such holders in Borrowers are derived from legal sources (“Anti-Money Laundering Measures”). The Anti-Money Laundering Measures have been undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. (“BSA”), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 (collectively with the BSA, “Anti-Money Laundering Laws”).
(c) No Violation of Anti-Money Laundering Laws. Borrowers represent and warrant to Agent, to its actual knowledge after making due inquiry, that neither Borrowers nor any holder of a direct or indirect interest in any Borrower (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws, (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws, or (iv) has failed to take such steps and implement such policies as are reasonably necessary to ensure that each Borrower is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally derived property, or of money or monetary instruments which are (or which such Borrower suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity.
(d) Borrower Compliance with Anti-Money Laundering Laws. Borrowers represent, warrant to Agent that they have taken reasonable measures appropriate to the circumstances (in any event as required by law), to ensure that Borrowers are in compliance with all current and future Anti-Money Laundering Laws and laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.

(e) Business Activities. To the best of each Borrower’s knowledge, as of the Restatement Date and at all times during the term of the Loans, all earnings from the Projects are and will be derived from lawful business activities of Tenants of the Projects or other permissible sources under U.S. law.
(f) Repayment of Loan. On each Applicable Maturity Date, Borrowers will take reasonable steps to verify that funds used to repay such Loan in full (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the laws of the jurisdiction in which they originated.
(g) Trading with the Enemy Act and International Emergency Economic Powers Act. Each Borrower is and at all times shall be in compliance with the Office of Foreign Assets Control sanctions and regulations promulgated under the authority granted by the Trading with the Enemy Act (“TWEA”), 50 U.S.C. App. Section 1 et seq. and the International Emergency Economic Powers Act (“IEEPA”), 50 U.S.C. Section 1701 et seq., as the TWEA and the IEEPA may apply to such Borrower’s activities.
(h) Patriot Act. Each Borrower is and at all times shall be in compliance with (i) the Patriot Act and all rules and regulations promulgated under the Patriot Act applicable to Borrowers and (ii) other federal or state laws relating to “know your customer” and other anti-money laundering rules and regulations.
Section 5.27 Master Lease.
A true, correct and complete copy of each Master Lease, together with all amendments thereto, has been delivered to Agent; and each Master Lease, and all amendments thereto is in full force and effect as of the Restatement Date.
Section 5.28 Property Management.
Each Project is managed by the applicable Master Tenant, and there is no agreement in place between any Borrowers or any Master Tenant with a third party for the provision of management services at any Project.
ARTICLE VI
FINANCIAL REPORTING; NOTICES
Section 6.1 Financial Statements. Borrowers shall furnish to Agent and shall cause the Loan Parties to furnish to Agent such financial statements and other financial information as Agent may from time to time request. All such financial statements shall show all material contingent liabilities and shall accurately and fairly present the results of operations and the financial condition of Borrowers at the dates and for the period indicated and shall be sufficient to permit Agent to calculate and/or verify Borrowers’ calculation of Net Operating Income. Without limitation of the foregoing, Borrowers shall furnish to Agent and shall cause Loan Parties and Master Tenants to furnish to Agent the following statements:

(a) Monthly Reports.
(i) Borrowers shall deliver or cause to be delivered to Agent on or prior to the twenty-fifth (25th) day of each fiscal month used by Master Tenants and/or Borrowers in preparing financial reports (each, a “fiscal month”) the following reports in respect of the Projects:
(A) Statements of the operations of the Projects (including a current occupancy report by financial class and operating statement) as of the last day of the immediately preceding fiscal month;
(B) For the preceding fiscal month and fiscal year-to-date (i) a cash summary detailing all cash activity and reconciling beginning and end cash balances, and (ii) for Borrowers and Master Tenants, aged accounts receivable and accounts payable;
(C) Statements of Net Operating Income.
(ii) Upon request by Agent, Borrowers shall deliver or cause to be delivered to Agent the following (together with the foregoing, such reports are hereinafter collectively referred to as the “Monthly Reports”):
(A) A true, correct and complete copy of the check register showing all paid invoices, indicating date paid, amount paid and check number; and
(B) Evidence of the timely payment of all taxes and insurance premiums not paid from the Insurance Impound or Tax Impound.
(iii) The Monthly Reports shall (a) be certified by the chief financial representative of Borrowers as true, correct and complete, (b) be derived from the books and records maintained by Borrowers and/or Master Tenants at the Projects or the Guarantor’s principal office, and (c) be accompanied with copies of supporting documentation to the extent that Agent shall request.
(iv) Each financial statement required to be delivered or caused to be delivered by Borrowers and/or Master Tenants to Agent under this Agreement shall be accompanied by a Compliance Certificate. Each report or other information required to be delivered or caused to be delivered by Borrowers and/or Master Tenants to Agent under this Agreement and required hereunder to be certified by the chief financial representative of Borrowers shall also certify that: (a) all of the covenants set forth in Article VII are fully performed and (b) the representations and warranties set forth in the this Loan Agreement, the Security Documents and in the other Loan Documents are and remain true, correct and complete except as disclosed in writing in the certificate. Each financial statement, report or other information required to be delivered by Borrowers to Agent under this Agreement shall show all material contingent liabilities, shall be prepared in accordance with Accounting Standards and shall accurately and fairly present the results of operations and the financial condition of the person(s) referred to therein as of the dates and for the period indicated.

(b) Annual Statements. Within ninety (90) days after the end of each fiscal year, Borrowers shall deliver or cause to be delivered to Agent a balance sheet and financial statements of each Borrower and Master Tenant, certified as true and correct in all respects, and prepared in accordance with Accounting Standards and fairly presenting the financial condition(s) of the person(s) referred to therein as of the date(s) indicated.
(c) Securities and Exchange Reporting. Borrowers shall deliver or cause to be delivered to Agent (i) Guarantor’s quarterly report on Form 10-Q, when and as filed with the Securities and Exchange Commission via EDGAR; (ii) Guarantor’s annual report on Form 10-K, when and as filed with the Securities and Exchange Commission via EDGAR; (iii) promptly and upon receipt thereof, copies of any reports submitted by Guarantor by its independent accountants in connection with any annual audit of the books and copies of each management control letter provided to Guarantor by independent accountants; (iv) as soon as available, copies of all proxy statements and related notices provided by Guarantor to all of its stockholders; and (v) such additional information, reports or statements as Agent may from time to time request.
Section 6.2 Audits.
If Borrowers fail to furnish or cause to be furnished promptly any report required by Section 6.1, or if Agent reasonably deems such reports to be unacceptable or unreliable, Agent may elect (in addition to exercising any other right and remedy) to conduct an audit of all books and records of Borrowers, and Loan Parties and Master Tenants which in any way pertain to the Projects and to prepare such reports. Such audit shall be made and such reports shall be prepared by an independent firm of certified public accountants to be selected by Agent or another auditor of Agent’s choice (which may be an affiliate of Agent). Borrowers shall pay all reasonable expenses of the audit and other services, which expenses shall be immediately due and payable with interest thereon at the Default Rate.
Section 6.3 Books and Records/Audits.
Borrowers shall keep and maintain or cause to be kept and maintained at all times at the Projects or at the Borrower’s principal office, or such other place as Agent may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation of the Projects and to provide the financial statements required to be provided to Agent pursuant to Section 6.1 above and copies of all written contracts, correspondence, reports of Agent’s independent consultant, if any, and other documents affecting the Projects. Agent and its designated agents shall have the right to inspect and copy any of the foregoing. Additionally, Agent may audit and determine, in Agent’s sole and absolute discretion, the accuracy of Borrowers’ records and computations. The costs and expenses of the audit shall be paid by Borrowers if the audit discloses a monetary variance in any financial information or computation equal to or greater than the greater of: (i) five percent (5%); or (ii) Five Thousand and No/100 Dollars ($5,000.00) more than any computation submitted by Borrowers.

Section 6.4 Notice of Litigation or Default.
Borrowers shall promptly provide Agent with:
(a) written notice of any litigation, arbitration, or other proceeding or governmental investigation (including any survey results or inspection reports from any Governmental Authority) pending or, to any Borrower’s or Guarantor’s knowledge, threatened against or relating to any Borrower, the Guarantor, any Master Tenant (but (i) with respect to matters affecting only Guarantor, only such matters which could reasonably be expected to have a material adverse effect on the financial condition of the Guarantor and (ii) with respect to matters affecting only a Master Tenant, only such matters which pertain to a Project or which could reasonably be expected to have a material adverse effect on such Master Tenant’s financial condition), or any Project; provided, that with respect to any such litigation, arbitration or other proceeding relating solely to a monetary claim of less than $250,000, Borrowers shall not be required to provide notice (written or otherwise) of such claim in accordance with the terms of this Section 6.4.
(b) a copy of all notices of default and violations of laws, regulations, codes, ordinances and the like received by any Borrower, the Guarantor or any Master Tenant relating to (i) Guarantor, if (A) potentially material to the business operations of such Guarantor or (B) relating to the DOJ Investigation, or (ii) any Borrower, the Collateral or the Projects; and
(c) a copy of all notices sent to or received from any Master Tenant under any Master Lease.
Section 6.5 Bank Accounts.
Borrower shall, and shall cause the Master Tenants to, provide Agent with the following information with respect to each of the accounts from which payments will be made to Agent pursuant to the Loan Documents: (i) bank name; (ii) bank’s ABA number; (iii) bank account number; and (iv) the name in which the bank account is held.
ARTICLE VII
COVENANTS
Each Borrower covenants and agrees with Agent as follows:
Section 7.1 Inspection.
Subject to the rights of tenants under the Leases, Agent and its authorized agents may enter upon and inspect the Projects at all reasonable times upon notice given orally or in writing to Borrowers.
Section 7.2 Due on Sale and Encumbrance; Transfers of Interests.
(a) Except as permitted hereby, without the prior written consent of Agent, no Borrower nor any other Person having a direct or indirect ownership or beneficial interest in any Borrower shall

(i) create, or permit the creation of, any new direct or indirect ownership interest in any Borrower, or
(ii) sell, transfer, or permit the sale or transfer of (A) all or any part of the Projects, or any interest therein (other than Leases permitted hereunder), or (B) any direct or indirect ownership interest in any Borrower (including any interest in the profits, losses or cash distributions in any way relating to the Projects, any Borrower or Guarantor), or
(iii) encumber, alienate, grant a Lien or grant any other interest in any Project or any part thereof (other than Leases, easements or other restrictions permitted hereunder) or take or fail to take any other action which would result in a Lien against the Projects or the interest of any Borrower in any Project or any ownership interest in any Borrower, whether voluntarily or involuntarily except Liens in favor of Agent for the benefit of Lender and Agent, or
(iv) enter into any easement or other agreement granting rights in or restricting the use or development of any Project (provided that Agent’s consent thereto shall not be unreasonably withheld or delayed), or
(b) (i) As used in this Section 7.2, “Change in Control” shall mean a change (voluntary or involuntary, by operation of law or otherwise) in the Person or Persons which directly or indirectly control Guarantor as of the Restatement Date , as described in subparagraphs (A) through (C) below:
(A) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities (or other equity interests) of Guarantor representing thirty-five percent (35%) or more of the combined voting power of the then-outstanding securities (or equity interests) of Guarantor (but not in the case of any such Person who, as of the date of this Agreement, holds such thirty-five percent (35%) interest); or
(B) the stockholders (or holders of equity interests) of Guarantor approve a merger or consolidation of Guarantor with any other corporation (or other entity), other than as part of a corporate restructuring which does not result in a material (i.e., thirty-five percent (35%) or more) change in the ultimate stockholders (or holders of equity interests) of Guarantor; or
(C) the stockholders (or holders of voting equity interests) of Guarantor approve a plan of complete liquidation of Guarantor or an agreement for the sale or disposition by Guarantor of all or substantially all of the assets of Guarantor.
(D) the creation or issuance of new stock (or other voting equity interests), other than stock or stock option grants to employees, officers and directors of Guarantor, in one or a series of transactions by which an aggregate of more than fifty percent (50%) of the stock (or other voting equity interests) of Guarantor shall be vested in a party or parties who are not stockholders (or holders of voting equity interests) of Guarantor as of the date of this Agreement.

(ii) For purposes of this Section 7.2, the term “Person” shall have the meaning ascribed thereto in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(iii) For purposes of this Section 7.2, the term “Beneficial Owner” shall have the meaning ascribed thereto in Rule 13d-3 of the Exchange Act.
Section 7.3 Taxes; Charges.
Borrowers shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any Taxes that may become a Lien upon any Project or become payable during the term of the Loans, and will promptly furnish Agent with evidence of such payment; however, Borrowers’ compliance with Section 3.5 of this Agreement relating to impounds for taxes and assessments shall, with respect to payment of such taxes and assessments, be deemed compliance with this Section 7.3. Borrowers shall not suffer or permit the joint assessment of any Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrowers shall pay when due all Taxes, claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on any Project (collectively, the “Charges”); however, Borrowers may contest, in good faith by appropriate proceedings, the amount or validity of any such Charges or Liens so long as (a) Borrowers have given prior written notice to Agent of the intent to so contest or object to any such Charges or Liens, (b) such contest stays the enforcement or collection of the Charges or any Lien created, (c) Borrowers provide Agent with a bond or other security satisfactory to Agent (including an endorsement to Agent’s Title Policies insuring against such claim, demand or lien) assuring the discharge of Borrowers’ obligations for such claims, demands or lien, including interest and penalties, and (d) Borrowers are diligently contesting the same by appropriate legal proceedings in good faith and at their own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Applicable Maturity Date or the date on which a Project is scheduled to be sold for non-payment.
Section 7.4 Control; Management.
Except as permitted in Section 7.2, there shall be no change in the control of any of the Borrowers, the Guarantor or the Master Tenants without the written consent of Agent. Each Borrower that, as Landlord, has entered into a Master Lease, shall not terminate or amend the applicable Master Lease in any material respect without Agent’s prior written approval, which approval may be withheld or conditioned in Agent’s sole discretion. Any change in ownership or control of the applicable Master Tenant shall be cause for Agent to re-approve such Master Tenant and Master Lease. Borrowers and/or Master Tenants shall hold and maintain all necessary licenses, certifications and permits required by law.
Section 7.5 Operation; Maintenance; Inspection.
Each Borrower shall observe and comply with (or cause observance and compliance with) all legal requirements applicable to the ownership, use and operation of the Projects. Borrowers shall maintain (or cause to be maintained) the Projects in good condition and promptly repair any damage or casualty, including, without limitation, emergency call systems and generators.

Section 7.6 Taxes on Security.
Borrowers shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Agent or Lender. If there shall be enacted any law (a) deducting the Loans from the value of any Project for the purpose of taxation, (b) affecting any Lien on the Projects, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrowers shall promptly pay to Agent, on demand, all taxes, costs and charges for which Agent or Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loans usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.
Section 7.7 Single Purpose Entity; Legal Existence; Name, Etc.
Each Borrower and each Master Tenant shall preserve and keep in full force and effect its existence as a Single Purpose Entity, and shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Projects. Neither any Borrower nor any Master Tenant shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets of the business of any Person, or permit any subsidiary or Affiliate of Borrowers to do so. No Borrower will amend or terminate or permit the amendment or termination of any Borrower’s membership agreement without the prior written consent of Agent, which consent shall not be unreasonably withheld or delayed. Each Borrower and each Master Tenant shall conduct business only in its own name and no Borrower shall change its name, identity, or organizational structure, the location of its chief executive office or principal place of business or its state of organization unless Borrowers (a) shall have obtained the prior written consent of Agent to such change, which consent shall not be unreasonably withheld or delayed, and (b) shall have taken all actions necessary or requested by Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. Each Borrower and each Master Tenant shall maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other Borrower or entity.

Section 7.8 Affiliate Transactions.
Without the prior written consent of Agent, no Borrower shall engage in any transaction (other than the applicable Master Lease) affecting any Project with any Affiliate of any Borrower, other than on an arms-length basis and at market rates; provided, however, that prior to entering into any material agreement with any Affiliate, the applicable Borrower shall deliver a copy thereof to Agent which shall be satisfactory to Agent in Agent’s reasonable discretion and which shall provide that such agreement provide that Agent shall have the right to terminate such agreement without payment or other liability after the occurrence of an Event of Default..
Section 7.9 Limitation on Other Debt.
No Borrower shall, without the prior written consent of Agent, which consent shall not be unreasonably withheld or delayed, incur any Debt, except for Debt arising hereunder and under the Loan Documents and unsecured trade payables in the ordinary course of business.
Section 7.10 Further Assurances.
Borrowers shall promptly (a) cure any defects in the execution and delivery of the Loan Documents, (b) provide, and cause each Loan Party to provide, Lender such additional information and documentation on each Borrower’s and each Loan Party’s legal or beneficial ownership, policies, procedures, and sources of funds as Lender deems necessary or prudent to enable Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended, and (c) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Agent may reasonably request to further evidence and more fully describe the collateral for the Loans, to correct any omissions in the Loan Documents, to perfect, protect or preserve any liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. Each Borrower grants Agent an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Agent under the Loan Documents, at law and in equity, including without limitation such rights and remedies available to Lender pursuant to this Section 7.10. From time to time upon the written request of Agent, Borrowers shall deliver to Agent a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for Guarantor and each holder of a legal interest in Borrowers.
Section 7.11 Estoppel Certificates.
Borrowers, within ten (10) days after request, shall furnish to Agent a written statement, duly acknowledged, setting forth the amount due on the Loans, the terms of payment of the Loans, the date to which interest has been paid, whether any offsets or defenses exist against the Loans and, if any are alleged to exist, the nature thereof in detail, and such other matters as Agent reasonably may request.

Section 7.12 Notice of Certain Events.
Borrowers shall promptly notify Agent of (a) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (b) any notice of default received by any Borrower or any Master Tenant under other obligations relating to any Project or otherwise material to any Borrower’s business, including any notices of violations of any laws, regulations, codes or ordinances; (c) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between any Borrower or any Master Tenant and any governmental authority, affecting any Borrower, Guarantor or any Project; (d) a copy of each notice of default or termination given or made to any Master Tenant by any Borrower or received by any Borrower from any Master Tenant; and (e) a copy of each notice of default or termination under any license or permit necessary for the operation of the Projects in the manner required by this Agreement; and in the case of clauses (b), (d) or (e), promptly provide Agent with copies of such notices referred to therein.
Section 7.13 Indemnification.
Borrowers shall, and hereby do, indemnify, defend and hold Agent and Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of Agent’s and Lender’s counsel, in connection with (a) any inspection, review or testing of or with respect to any Project, (b) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Agent or a Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loans) in any way related to the execution, delivery or performance of any Loan Document or to any Project, (c) any proceeding instituted by any Person claiming a Lien, (d) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loans, any Project, or any of the transactions contemplated in the Loan Documents, (e) ownership of the Security Documents, the Projects or any interest therein or receipt of any rents, (f) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Projects or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, (g) any use, non-use or condition in, on or about the Projects or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, (h) performance of any labor or services or the furnishing of any materials or other property in respect of the Projects or any part thereof, and (i) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made, including, in each case of subsections (a) through (i) above, those arising from the joint, concurrent, or comparative negligence of Agent or Lender, except to the extent any of the foregoing is caused by an indemnitee’s gross negligence or willful misconduct. Any amounts payable to Agent or Lender by reason of the application of this Section shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Agent or Lender until paid.
Section 7.14 Use of Proceeds, Revenues.
All proceeds of the Loans shall be used for proper business purposes related to the operation of the Borrowers’ business and no portion of the proceeds of the Loans shall be distributed to the direct or indirect owners of Borrowers outside the ordinary course of business. No portion of the proceeds of the Loans shall be used by Borrowers in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934. Except as otherwise specifically provided in the Loan Documents, operating revenues, and other Project proceeds received by Borrowers shall be applied to the Indebtedness then due and payable, operating expenses or other Project capital improvements, repairs or replacements before distribution by Borrowers to any member of any Borrower.

Section 7.15 Bank Accounts; Notices to Tenants and Residents.
Borrowers shall deliver to Agent, in form acceptable to Agent, an undated letter of direction to Master Tenant pursuant to which each such Master Tenant is irrevocably directed to make all payments directly to Agent or an Approved Bank Account. Upon the occurrence of an Event of Default, Agent shall have the right to date and deliver such letters of direction.
Section 7.16 Compliance with Laws and Contractual Obligations.
(a) Borrowers will (to the extent applicable to Borrowers) comply in all material respects with and (to the extent applicable to Master Tenants) will cause Master Tenants to comply in all material respects with (i) the requirements of all applicable laws, rules, regulations and order of any governmental authority (including, without limitation, laws, rules, regulations and orders relating to all building, zoning, density, land use, covenants, conditions and restrictions, subdivision requirements, taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters, employee health and safety, quality and safety standards, accreditation standards and requirements of the applicable state department of health or other applicable state regulatory agency (each a “State Regulator”), quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting) as are now in effect and which may be imposed upon any Borrower, Master Tenant or the maintenance, use or operation of the Projects or the provision of services to the occupants of the Projects and (ii) the obligations, covenants and conditions contained in all other material contractual obligations of any Borrower, and as it relates to any Project or Master Tenant; and
(b) Borrowers will maintain and obtain and will cause Master Tenants to maintain and obtain, all licenses, qualifications and permits now held or hereafter required to be held by any Borrower Master Tenant for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have a material adverse effect upon the financial condition of any Borrower or the ability to operate the Projects in compliance with the requirements of the Loan Documents and as it has been operated prior to the date hereof.
Section 7.17 Notice of Money Laundering.
If a tenant under any Lease is charged with crimes involving money laundering or predicate crimes to money laundering, and such charges are not dismissed without further investigation within thirty (30) days, then Borrowers shall give notice of such charges to Agent’s and upon Agent’s request, Borrowers shall exclude from the debt service rents from said tenant or resident.

Section 7.18 Anti-Terrorism and Anti-Money Laundering Compliance.
(a) Compliance with Anti-Terrorism Laws. Borrowers covenant to Agent and Lender that they shall not be, and, after making due inquiry, that no Person who owns a controlling interest in or otherwise controls Borrowers shall be, (i) listed on the Lists; or (ii) a Designated Person. Borrowers also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no Person who owns any other direct interest in Borrowers shall be listed on any of the Lists or is or shall be a Designated Person. This Section 7.20 shall not apply to any Person to the extent that such Person’s interest in the Borrowers is through a U.S. Publicly-Traded Entity.
(b) Compliance by Interest Holders. Borrowers shall require each Person that proposes to become a partner, member or shareholder in Borrowers after the date hereof and that is not a U.S. Publicly-Traded Entity to sign, and to deliver to Borrowers (and Borrowers shall deliver to Agent), (i) an Interest Holder Certification and Agreement, substantially in the form attached as Exhibit D (“Interest Holder Agreement”) and (ii) if requested by Agent, Borrowers shall deliver to Agent a schedule of the name, legal domicile address and (for entities) place of organization of each holder of a direct or indirect legal or beneficial interest in Borrowers.
(c) Anti-Terrorism Policies. To the extent required by law, Borrowers agree to adopt and maintain adequate policies, procedures and controls to ensure that it is in compliance with all Anti-Terrorism Laws and related government guidance (such policies, procedures and controls are collectively referred to in this Agreement as “Borrower Anti-Terrorism Policies”). Borrowers further agree to make the Borrower Anti-Terrorism Policies, and the respective policies, procedures and controls for Persons who are or are to become partners, members or shareholders in Borrowers (such policies, procedures and controls are collectively referred to as “Investor Anti-Terrorism Policies”), together with the information collected thereby concerning Borrowers and such partners, members or shareholders (but not information about indirect members that do not have the power to direct the management or policies of Borrowers, whether through the ownership of voting stock, agreement or otherwise), available to Agent for review and inspection by Agent from time to time during normal business hours and upon reasonable prior notice, and Borrowers agree to deliver copies of the same to Agent from time to time upon request. Agent and Lender will keep the Borrower Anti-Terrorism Policies and the Investor Anti-Terrorism Policies, and the information collected thereby, confidential subject to customary exceptions for legal process, auditors, regulators, or as otherwise reasonably required by Agent and Lender for enforcement of its rights and/or in connection with reasonable business us in the management, administration and disposition of its assets and investments. Borrowers consent to the disclosure to U.S. regulators and law enforcement authorities by Agent or Lender or any of their affiliates or agents of such information about Borrowers and the owners of direct and indirect interests in Borrowers that Agent or Lender reasonably deems necessary or appropriate to comply with applicable Anti-Terrorism Laws and Anti-Money Laundering Laws.
(d) Funds Invested in Borrowers. Borrowers covenant that they will take Anti-Money Laundering Measures in accordance with Anti-Money Laundering Laws with respect to each holder of a direct or indirect interest in any Borrower.

(e) Borrower Compliance with Anti-Money Laundering Laws. Borrowers covenant to Agent and Lender that they shall take reasonable measures appropriate to the circumstances (in any event as required by law), to ensure that Borrowers are in compliance with all current and future Anti-Money Laundering Laws and laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.
(f) Notification of Agent; Quarantine Steps. Borrowers shall immediately notify Agent if Borrowers obtain actual knowledge that any holder of a direct or indirect interest in any Borrower, or any director, manager or officer of any of such holder, (i) has been listed on any of the Lists, (ii) has become a Designated Person, (iii) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (iv) has been assessed civil penalties under any Anti-Money Laundering Laws, or (v) has had funds seized or forfeited in an action under any Anti-Money Laundering Laws.
Section 7.19 Employees.
No Borrower shall have any employees while any portion of the Loans are outstanding.
Section 7.20 Post-Closing Obligations.
(a) Asbestos Surveys/O&M Plans. Six Project Borrowers shall engage a qualified environmental consultant acceptable to Agent, to conduct an asbestos survey of for each of the Six Project Loan Projects (excluding the Cambridge and Golden Acres Projects) and create and implement an O&M plan for any confirmed ACM discovered in such surveys and shall provide Agent with such surveys and O&M plans, which shall be in form and substance satisfactory to the Agent, within ninety (90) days after the Restatement Date.
(b) Required Repairs. Within ninety (90) days (or such shorter time period as is specified on Exhibit G) after the date hereof, Six Project Borrowers shall provide Agent with reasonably satisfactory evidence that the repairs listed on Exhibit G attached hereto have been completed.
(c) Lease Agreements. Within ninety (90) days after the date hereof, Six Project Borrowers shall provide Agent amendments to the Master Leases for each of the Projects (excluding The NMMRC Project) which shall amend the rental amounts to be consistent with the debt service for each Project, which amendments shall be in form and substance satisfactory to the Agent
(d) Insurance. Within five (5) days after the date hereof, Borrowers shall provide Agent with evidence satisfactory to Agent in its sole discretion that the insurance policies have been paid for the current policy period.
Section 7.21 Representations and Warranties.
Except for those representations and warranties which are expressly made only as of the date hereof, Borrowers will cause all representations and warranties to remain true and correct all times during the term of this Agreement and while any portion of the Loans remains outstanding.

Section 7.22 Cooperation.
Borrowers acknowledge that Lender and its successors and assigns may (a) sell, transfer or assign this Agreement, the Notes and the other Loan Documents to one or more investors as a whole loan, in a rated or unrated public offering or private placement, (b) participate the Loans to one or more investors in a rated or unrated public offering or private placement, (c) deposit the Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets in a rated or unrated public offering or private placement, or (d) otherwise sell the Loans or interest therein to investors in a rated or unrated public offering or private placement (the transactions referred to in clauses (a) through (d) are hereinafter referred to as “Secondary Market Transactions”). Borrowers shall cooperate in good faith with Agent and Lender in effecting any such Secondary Market Transaction and shall cooperate in good faith to implement all requirements reasonably imposed by the participants involved in any Secondary Market Transaction (including without limitation, an institutional purchaser, participant or investor) including, without limitation, all structural or other changes to the Loans, modifications to any documents evidencing or securing the Loans, delivery of opinions of counsel reasonably acceptable to such other purchasers, participants or investors may reasonably require at no third party professional expense unless otherwise required by the Loan Documents; provided, however, that Borrowers shall not be required to modify any documents evidencing or securing the Loans which would (i) modify the interest rate payable under the Notes, (ii) modify the stated maturity of the Notes, (iii) modify the amortization of principal of the Notes, (iv) modify or conflict with any other material terms or covenants of the Loans, (v) conflict with any Master Lease or (vi) increase the Borrowers’ liability or obligations under the Loan Documents. Borrowers shall provide all such information and documents relating to Borrowers, Loan Parties, the Projects and the Master Tenants. Borrowers acknowledge that certain information regarding the Loans and the Loan Parties and the Projects may be included in a private placement memorandum, prospectus or other disclosure documents, and such information may be disclosed to investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loans and the Loan Documents or the applicable Secondary Market Transaction. Agent, Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrowers and Borrowers indemnify Agent and Lender as to any losses, claims, damages or liabilities that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such information or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, or in light of the circumstances under which they were made, not misleading. Agent and Lender shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Loans (including any governmental agency or authority and any prospective bidder at any foreclosure sale of the Projects) any and all information which Agent or Lender may have with respect to the Projects, any Borrower and Guarantor, whether provided by Borrowers, Guarantor, or any third party, or obtained as a result of any environmental assessments. Borrowers and Guarantor agree that Lender shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrowers and the Guarantor, on behalf of themselves and their successors and assigns, hereby release and discharge Agent and Lender from any and all liabilities, claims, damages, or causes of action arising out of, connected with or incidental to the delivery of any such information to any third party.

Section 7.23 Master Leases.
Borrowers shall not, without Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed, amend or terminate any Master Lease.
Section 7.24 Property Management Agreements.
Without Agent’s prior written consent, Borrowers shall not, nor shall Borrowers permit any Master Tenant to, enter into, amend or terminate any agreement for the provision of management services for any Project.
ARTICLE VIII
HEALTH CARE MATTERS
Section 8.1 Healthcare Laws.
(a) Without limiting the generality of any other provision of this Agreement, each Borrower and each Master Tenant and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of any Borrower or any Master Tenant (with respect to its operation of the Projects) shall be in compliance in all material respects with all applicable Laws relating to resident healthcare and/or resident healthcare information, the establishment, construction, ownership, operation, use or occupancy of the Projects or any part thereof as a skilled nursing facility, assisted living facility or other healthcare facility, including without limitation the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder (“HIPAA”) (collectively, “Healthcare Laws”). Each Borrower and each Master Tenant has maintained and shall continue to maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under the Healthcare Laws and to Borrower’s knowledge and except for the DOJ Investigation there are no presently existing circumstances which would result or could reasonably be expected to result in material violations of the Healthcare Laws. Each Borrower and each Master Tenant have and will maintain all Governmental Approvals necessary under applicable Laws to own and/or operate the Projects, as applicable (including such Governmental Approvals as are required under such Healthcare Laws, except where the failure to maintain any of such could not reasonably be expected to have a material adverse effect on the business or operations of the relevant Project); or, if applicable Licenses have been applied for, but not yet issued to, such Borrower or Master Tenant, such Person has entered into applicable agreements with the prior operator of the Projects to operate the Projects under the current licenses.

(b) Each Borrower represents that neither Borrower nor Master Tenant (with respect to its operations of the Projects) is (i) a “covered entity” within the meaning of HIPAA or submits claims or reimbursement requests to Third Party Payor Programs “electronically” (within the meaning of HIPAA) or (ii) is subject to the “Administrative Simplification” provisions of HIPAA. If any Borrower or Master Tenant at any time becomes a “covered entity” or subject to the “Administrative Simplification” provisions of HIPAA with respect to its operation of the Projects, then such Persons (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that each Borrower and each Master Tenant, as applicable (A) are or will be in material compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any party thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) if and to the extent such Borrower and/or Master Tenant are subjected to such provisions, rules or regulations, and (B) are not and will take all steps necessary to avoid becoming, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to materially adversely affect any Borrower’s or Master Tenant’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by any Borrower or Master Tenant of the then effective provisions of HIPAA.
(c) If and to the extent required under applicable Laws, each Borrower and each Master Tenant has and shall maintain in full force and effect a valid certificate of need (“CON”) or similar certificate, license, or approval issued by the State Regulator for the requisite number of Residential Units in the Projects, and a provider agreement or other required documentation of approved provider status for each provider payment or reimbursement program listed in Exhibit E hereto, if applicable. All required Government Approvals necessary for operation of the Projects are listed on Exhibit F hereto (collectively with the CON, if applicable, the “Licenses”). Each Borrower and each Master Tenant shall operate the Projects in a manner such that the Licenses shall remain in full force and effect. True and complete copies of the Licenses have been delivered to Agent.
Section 8.2 Representations, Warranties and Covenants Regarding Healthcare Matters. Each Borrower represents, warrants covenants and agrees with Lender that:
(a) Each Borrower, together with each Master Tenant is using and operating the Projects as assisted living, skilled nursing, Alzheimer’s and/or independent senior housing facilities, having the number of Residential Units as set forth in Exhibits B-1 through B-16 attached hereto (as modified by Borrower from time to time with Agent’s consent, such consent not to be unreasonably withheld). Each Borrower and each Master Tenant (and the operation of the Projects) is in compliance in all material respects with all applicable provisions of the laws, ordinances, statutes, regulations, orders, standards, policies, restrictions or rules of any Governmental Authority having jurisdiction over the ownership, use, occupancy or operation of the Projects, including (i) staffing requirements, (ii) health and fire safety codes, including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services at the Projects; (iv) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, (vi) government payment program requirements and disclosure of ownership and related information requirements; (vii) requirements of applicable Government Authorities, including those relating to the Projects’ physical structure and environment, licensing, quality and adequacy of nursing and personal care, distributions of pharmaceuticals, rate setting, equipment, personnel, operating policies and services and fee splitting, and (viii) any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided by Master Tenant with respect to the Projects.
(b) All material Governmental Approvals necessary for using and operating the Projects for the uses described in Section 8.17(a) above, including all required CONS (collectively, the “Licenses”) are held by Borrower or Master Tenant in the name of Borrower, Master Tenant or the applicable Project, as required under applicable law, and are in full force and effect.
(c) The Licenses:
(i) Are not now and will not be transferred to any location other than the Projects or pledged as collateral security for any loan or indebtedness, other than the Loans; and
(ii) Shall be timely renewed as required from time to time in order to continue each Project’s licensure uninterrupted and in full force and effect throughout the term of the Loans, and are held free from, and Borrowers shall cause Master Tenants to ensure that they remain free from, restrictions or known conflicts which would materially impair the use or operation of the Projects for the uses described in Section 8.2(a) above, and Borrowers shall cause Master Tenants to ensure that the Licenses shall not become provisional, probationary or restricted in any way.
(d) No Borrower or Master Tenant shall do (or voluntarily suffer to be done) any of the following:
(i) Rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for the Projects without Agent’s consent;
(ii) Amend or otherwise change any Project’s authorized units/beds capacity and/or the number of units/beds approved by the State Regulator without Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed;
(iii) Replace or transfer all or any part of any Project’s licensed units or beds to another site or location; or
(iv) Voluntarily transfer or encourage the transfer of any resident of any Project to any other facility, unless such transfer is at the request of the resident or is for reasons relating to the health, required level of medical care or safety of the resident to be transferred.

(e) If and when any Borrower or Master Tenant participates in any Medicare or Medicaid or other Third-Party Payor Programs with respect to any Project, the Project will remain in substantial compliance with all requirements for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other third party payor programs. Each Project is and will remain in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and, if applicable, have a current provider agreement that is in full force and effect under Medicare and Medicaid.
(f) Except for the DOJ Investigation, there is no threatened, existing or pending, and during the term of the Loans there shall be no, existing or pending revocation, suspension, termination, probation, or nonrenewal materially and adversely affecting any Borrower, Master Tenant or Project or any participation or provider agreement with any governmental third-party payor, including Medicare or Medicaid (“Government Payor Program”), and except for the DOJ Investigation, there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting any Borrower, Master Tenant or Project under any participation or provider agreement with Blue Cross and/or Blue Shield, and any other private commercial insurance managed care and employee assistance program (“Commercial Payor Programs” and together with Government Payor Programs, the “Third-Party Payor Programs”) to which any Borrower or Master Tenant may presently be subject with respect to any Project, or at any time hereafter is subject. No Borrower or Master Tenant, other than in the normal course of business, shall change the terms of any of the Government Payor Programs now or hereinafter in effect or their normal billing payment or reimbursement policies and procedures with respect thereto (including the amount and timing of finance charges, fees and write-offs). All Medicaid, Medicare and private insurance cost reports and financial reports submitted by any Borrower or Master Tenant, if any, are and will be materially accurate and complete and have not been and will not be misleading in any material respects. Borrowers shall cause Master Tenants to remain at all times certified to participate in and be reimbursed for services under, the Government Payor Programs, without probation, restriction or suspension.
(g) Except for the DOJ Investigation, none of any Borrower, any Project or any Master Tenant is, with respect to the Projects, the subject of any proceeding action, suit, audit, sanction or investigation by any Governmental Authority, or any other third party or any patient, employee or resident (including, but not limited to, whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws), which if adversely determined, could reasonably be expected to have a material adverse effect on the business or operations of Borrower, master Tenant or the Project, as the case may be, and no notice of any violation which has not been previously resolved to the satisfaction of the applicable Governmental Authority has been issued by a Governmental Authority that would, directly or indirectly, or with the passage of time (each a “Material Violation”):

(i) Have a material adverse impact on Borrowers’ or Master Tenant’s ability to accept and/or retain patients or residents or operate the Projects for their current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents;
(ii) Modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the Licenses; or
(iii) If applicable, affect any Borrower’s or Master Tenant’s continued participation in the Medicaid or Medicare programs or any other of the Third-Party Payor Programs, or any successor programs thereto, at then current rate certifications.
(h) Other than for any of such which could not reasonably be expected to have a material adverse effect on the business or operations of the Project, no Project has received a notice of violation at a level that under applicable Law requires the immediate or accelerated filing of a plan of corrections, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any Project, Borrower or Master Tenant or against any officer, director, partner, member or stockholder of Borrower or Master Tenant, by any Governmental Authority during the last five calendar years, and there have been no violations over the past five years which have threatened any Project’s, Master Tenant’s or Borrower’s certification for participation in Medicare or Medicaid or the other Third-Party Payor Programs.
(i) Other than for any of such which could not reasonably be expected to have a material adverse effect on the business or operations of the Project, there are no current, pending or outstanding Medicaid, Medicare or Third-Party Payor Program reimbursement audits or appeals pending at the Projects.
(j) Other than for any of such which could not reasonably be expected to have a material adverse effect on the business or operations of the Project, there are no current or pending Medicaid or Medicare or Third-Party Payor Programs recoupment efforts at any Project. No Borrower or Master Tenant is a participant in any federal program whereby any Governmental Authority may have the right to recover funds by reason of the advance of federal funds, including those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.), as it may be amended.
(k) There are no and there will remain no resident care agreements with residents which deviate in any material adverse respect from the form agreements referenced in Section 5.2 of this Loan Agreement or, to Borrower’s knowledge, which conflict with any Healthcare Laws.
(l) All patient or resident records at the Projects, including patient or resident trust fund accounts, are true and correct in all material respects, and will remain true and correct in all material respects.
(m) There are no material threatened or pending labor disputes at the Projects.

Section 8.3 Cooperation.
From time to time, upon the request of Agent, regardless of whether or not an Event of Default hereunder or under the other Loan Documents is then continuing, Borrowers shall, and shall cause Master Tenants to complete, execute and deliver to Agent any applications, notices, documentation, and other information necessary or desirable, in Agent’s judgment, to permit Agent or its designee (including a receiver) to obtain, maintain or renew any one or more of the Licenses for the Projects (or to become the owner of the existing Licenses for the Projects) and to the extent permitted by applicable Laws to obtain any other provider agreements or Governmental Approvals then necessary or desirable for the operation of the Projects by Agent or its designee for their current use (including, without limitation, any applications for change of ownership of the existing Licenses or change of control of the owner of the existing Licenses). To the extent permitted by applicable Laws, (i) Agent is hereby authorized (without the consent of Borrowers or Master Tenants) to submit any such applications, notices, documentation or other information which Borrowers caused to be delivered to Agent in accordance with the above provisions to the applicable Governmental Authorities, or to take such other steps as Agent may deem advisable to obtain, maintain or renew any License or other Governmental Approvals in connection with the operation of the Projects for their current use, and Borrowers agree to cooperate and to cause Master Tenants to cooperate with Agent in connection with the same and (ii) Borrowers, upon demand by Agent, shall take any action and cause Master Tenants to take any action necessary or desirable, in Agent’s sole judgment, to permit Agent or its designee (including a receiver) to use, operate and maintain the Projects for their current use. If Borrowers fail to comply with the provisions of this Section 8.3 for any reason whatsoever, Borrowers hereby irrevocably appoint Agent and its designee as Borrowers’ attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments necessary or desirable in Agent’s sole judgment to permit Agent or its designee to undertake Borrowers’ obligations under this Section 8.3, including obtaining any Licenses or Governmental Approvals then required for the operation of the Projects by Agent or its designee for their current use. The foregoing power of attorney is coupled with an interest and is irrevocable and Agent may exercise its rights thereunder in addition to any other remedies which Agent may have against Borrowers or Guarantors as a result of a Borrower’s breach of the obligations contained in this Section 8.3.
Section 8.4 Business and Operations.
Borrowers will continue to engage only in the businesses currently conducted by them on the date hereof, as and to the extent the same are necessary for the ownership and leasing of the Projects. Borrowers shall at all times cause the Projects to be maintained in accordance with the Project’s use as a senior housing facility.
Section 8.5 Severability of Covenants.
Any representations, warranties or covenants made by Borrowers or Master Tenant regarding such entities or their Affiliates (as contrasted with the Projects) shall be deemed to have been made solely on behalf of such entity, and no Borrower or Master Tenant shall be deemed to be making such representations or covenants or warranties regarding any other entity.

ARTICLE IX
EVENTS OF DEFAULT
Each of the following shall constitute an Event of Default:
Section 9.1 Payments.
Failure of Borrowers to pay within five (5) days after the date when due any of the payment obligations of Borrowers due under the Loan Documents, or Borrowers’ failure to pay the Ten Project Loan or the Six Project Loan, as applicable, at the Applicable Maturity Date, whether by acceleration or otherwise.
Section 9.2 Certain Covenants.
Borrowers’ failure to (a) maintain insurance as required under Section 3.1 of this Agreement; (b) maintain its status as a Single Purpose Entity as required by Section 7.7; (c) obtain Agent’s prior written approval of a change in any Borrower’s State of organization or legal name; and (d) permit inspections as required by Section 7.1 and (e) strictly comply with the provisions of Section 8.1(c) (licenses and other matters), Section 8.2(b) and (c) (licenses), Section 8.2(i) (Material Violation and Material Deficiency), Section 7.21 (employees) and Section 7.25 (Master Leases).
Section 9.3 Sale, Encumbrance, Etc.
The sale, transfer, conveyance, pledge, mortgage or assignment of any part or all of any Project, or any interest therein, or of any interest in any Master Tenant or any Borrower, in violation of Section 7.2 of this Agreement or the occurrence of a Change of Control with respect to the Guarantor, in violation of Section 7.2 of this Agreement.
Section 9.4 Covenants.
Borrowers’ failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents, and the continuance of such failure for ten (10) days after notice by Agent to Borrowers pursuant to Section 11.1 hereof, however, subject to any shorter period for curing any failure by Borrowers as specified in any of the other Loan Documents, Borrowers shall have an additional sixty (60) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure cannot reasonably be cured within ten (10) days; (c) Borrowers commenced to cure such failure promptly after written notice thereof and are diligently undertaking to cure such default, and (d) Borrowers have provided Agent with security reasonably satisfactory to Agent against any interruption of payment or impairment of collateral as a result of such continuing failure; provided that the notice and cure provisions of this Section 9.4 do not apply to the Events of Default described in any other section of this Article IX (for which no notice or cure period shall apply).

Section 9.5 Representations and Warranties.
Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made.
Section 9.6 Other Encumbrances.
Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on any Project or any part thereof.
Section 9.7 Involuntary Bankruptcy or Other Proceeding.
Commencement of an involuntary case or other proceeding against any Borrower, Guarantor or any Master Tenant (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.
Section 9.8 Voluntary Petitions, etc.
Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.
Section 9.9 Default Under the Accounts Receivable Loan Documents.
The occurrence of a default and the expiration of any cure period applicable thereto under any of the Accounts Receivable Loan Documents.
Section 9.10 False Reports.
Any statement, report or certificate made or delivered to Agent by Borrowers, Guarantor or any Master Tenant is not materially true and complete when made or delivered.
Section 9.11 Reserved.
Section 9.12 Money Laundering.
(a) Guarantor is listed on the Lists or (i) is convicted or (ii) pleads nolo contendere to charges involving money laundering or predicate crimes to money laundering.

(b) Any Borrower or Guarantor is charged with crimes involving money laundering or predicate crimes to money laundering, and such Borrower does not, within thirty (30) days, obtaining the dismissal of such charges without further investigation.
(c) If a tenant under any Lease is listed on the Lists or (i) is convicted, or (ii) pleads nolo contendere to charges involving money laundering or predicate crimes to money laundering, and proceeds from the rents of such tenant are used to pay debt service and Borrowers fail to give Agent such representations and verifications as Agent shall reasonably request that such rents are not being used to pay debt service.
Section 9.13 Loan Documents.
The occurrence of a default under any of the other Loan Documents, which continues uncured beyond any applicable notice and grace periods provided under such Loan Document, or the occurrence of an “Event of Default” as defined in any other Loan Document.
Section 9.14 Default Under Operating Agreement.
The occurrence of a default under any of the Operating Agreements, which remains uncured beyond any applicable grace or cure periods available to Borrowers.
Section 9.15 Master Leases.
The occurrence of a default under any Master Lease which continues uncured beyond any applicable notice and grace period provided under such Master Lease.
Section 9.16 Operations.
(a) Commencing with the calendar quarter beginning on October 1, 2009 and continuing each calendar quarter thereafter, the average occupancy of the Projects collectively for any calendar quarter is less than seventy-four and six tenths percent (74.6%);
(b) Commencing with the calendar quarter beginning on October 1, 2009 and continuing each calendar quarter thereafter, the Debt Service Coverage Ratio (as determined at the end of any calendar quarter) for the Projects collectively for any calendar quarter is less than 1:80:1:00; or
(c) Commencing with the calendar quarter beginning on October 1, 2009 and continuing each calendar quarter thereafter, the Project Yield (as determined at the end of any calendar quarter) for the Projects collectively for any calendar quarter is less than eighteen percent (18%).
Section 9.17 Criminal Act.
Any Borrower, any Master Tenant or Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any material portion of the Collateral.

ARTICLE X
REMEDIES
Section 10.1 Remedies — Insolvency Events.
Upon the occurrence of any Event of Default described in Section 9.7 or 9.8, the obligations of Lender to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrowers; however, if the Bankruptcy Party under Section 9.7 or 9.8 is other than a Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Lender’s election, in Agent’s sole discretion.
Section 10.2 Remedies — Other Events.
Except as set forth in Section 10.1 above, while any Event of Default exists, Agent may (a) by written notice to Borrowers, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrowers, (b) terminate the obligation, if any, of Lender to advance amounts hereunder, and (c) exercise all rights and remedies therefore under the Loan Documents and at law or in equity.
Section 10.3 Agent’s Right to Perform the Obligations.
If Borrowers shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrowers and without waiving or releasing any other right, remedy or recourse Agent or Lender may have because of such Event of Default, Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrowers, and shall have the right to enter upon the Projects for such purpose and to take all such action thereon and with respect to the Projects as it may deem necessary or appropriate. If Agent shall elect to pay any sum due with reference to the Projects, Agent may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Additionally, if any Hazardous Materials (as defined in the Environmental Indemnity) affect or threaten to affect any Project, Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials. In exercising any rights under the Loan Documents or taking any actions provided for therein, Agent may act through its employees, agents or independent contractors as authorized by Agent. Borrowers shall, and hereby do, indemnify, defend and hold Agent and Lender from and against any and all losses, expenses, damages, claims and causes of action, liabilities, obligations, penalties, judgments, suits, or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Agent or Lender pursuant to the provisions of this Section 10.3, including those arising from the joint, concurrent, or comparative negligence of Agent or Lender, except as a result of Agent or Lender’s gross negligence or willful misconduct. All sums paid by Agent or Lender pursuant to this Section 10.3, and all other sums expended by Agent or Lender to which they shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loans, shall be secured by the Loan Documents and shall be paid by Borrowers to Agent upon demand.

ARTICLE XI
MISCELLANEOUS
Section 11.1 Notices.
Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 11.1). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrowers:	c/o Ensign Facility Services, Inc. 27101 Puerta Real, Suite 450 Mission Viejo, California 92691 Attention: General Counsel Facsimile: (949) 487-9400

If to Agent:	General Electric Capital Corporation Loan No. 07-0004261 2 Bethesda Metro Center, Suite 600 Bethesda, Maryland 20814 Attention: Ensign Portfolio Manager Facsimile: (301) 347-3150

With a copy to:	General Electric Capital Corporation Loan No. 07-0004261 500 West Monroe Street Chicago, Illinois 60661 Attention: Brian Beckwith Jeff Muchmore Facsimile: (866) 207-0498 (866) 254-1971

And a copy to:	General Electric Capital Corporation
Loan No. 07-0004261
5804 Trailridge Drive
Austin, Texas 78731
Attention: Diana Pennington
Senior Executive Vice President,
Chief Counsel, Real Estate
Facsimile: (866) 221-0433
Notices shall be deemed given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service for delivery on the next Business Day, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Security Document), and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Agent or Borrowers, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above, and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 11.1. If given by electronic mail, a notice shall be deemed given and received when the electronic mail is transmitted to the recipient’s electronic mail address specified above and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 11.1. Except for telecopy and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.
Section 11.2 Amendments and Waivers.
No amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought. This Agreement and the other Loan Documents shall not be executed, entered into, altered, amended, or modified by electronic means. Without limiting the generality of the foregoing, Borrowers, Agent and Lender hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in Section 11.1 regarding notices. Any reference to a Loan Document, whether in this Agreement or in any other Loan Document, shall be deemed to be a reference to such Loan Document as it may hereafter from time to time be amended, modified, supplemented and restated in accordance with the terms hereof.

Section 11.3 Limitation on Interest.
It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrowers, Agent and Lender with respect to the Loans are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If either Loan would be usurious under applicable law, then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the applicable Note pro rata by the holder thereof (or, if such Note has been paid in full, refunded to applicable Borrowers); and (b) if maturity is accelerated by reason of an election by Agent or Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Notes pro rata (or, if the Notes have been paid in full, refunded to Borrowers). The terms and provisions of this Section 11.3 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State of New York, except that (1) if at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of New York (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents and (2) to the extent otherwise specified in any of the Loan Documents.
Section 11.4 Invalid Provisions.
If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 11.5 Reimbursement of Expenses; Portfolio Administration Fee.
(a) Borrowers shall pay all expenses incurred by Agent and Lenders in connection with the Loans, including, without limitation, (i) out-of-pocket costs and expenses of Agent and Lender in connection with (a) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein; (b) due diligence with respect to the Collateral and the creation, perfection or protection of Agent’s liens in the Collateral (including, without limitation, fees and expenses for title and lien searches, premiums for title insurance and endorsements thereto, amended or replacement Security Documents, Uniform Commercial Code financing statements or other collateral security instruments, title insurance premiums and filing and recording fees, third party due diligence expenses for the Projects plus travel expenses, accounting firm fees, costs of the appraisals (including any appraisals required to comply with FIRREA) and Site Assessments (and the environmental consultant), the engineering reports, audit costs and costs and fees incurred in connection with arranging, setting up, servicing any pledged accounts or similar collateral); (c) the negotiation, preparation, execution and delivery of any amendment, waiver, restructuring, workout or consent relating to any of the Loan Documents, (d) the settlement of or dispute regarding condemnation and casualty awards and (e) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any communications or discussions relating to any action that any Borrower shall from time to time request Agent to take, as well as any restructuring or rescheduling of the Loans, (ii) the fees, expenses and other charges of counsel to Agent and the Lender in connection with all of the foregoing, (iii) all fees and expenses of any servicer appointed by Agent to service and administer the Loans and its counsel, and (iv) Agent’s or Lender’s reasonable travel and other out-of-pocket expenses in connection with site visits to the Projects. Borrowers shall, upon request, promptly reimburse Agent and Lender for all amounts expended, advanced or incurred by Agent and Lender to collect the Notes, or to enforce the rights of Agent and Lender under this Agreement or any other Loan Document, or to defend or assert the rights and claims of Agent and Lender under the Loan Documents or with respect to the Projects (by litigation or other proceedings), which amounts will include all court costs, attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Agent and Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Agent, all of which shall constitute part of the Loans and shall be secured by the Loan Documents.
(b) Borrowers shall also pay to Agent on the first (1st) day of each month during the term of the Six Project Loan, in addition to all other amounts due under the Loan Documents, a collateral monitoring fee of $150/Six Project Loan Project, which fee shall be deemed to be fully earned when due and nonrefundable.
Section 11.6 Approvals; Third Parties; Conditions.
All approval rights retained or exercised by Agent with respect to leases, contracts, plans, studies and other matters are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Agent or Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrowers or any other Person. This Agreement is for the sole and exclusive use of Agent, Lender and Borrowers and may not be enforced, nor relied upon, by any Person other than Agent, Lender and Borrowers. All conditions of the obligations of Agent or Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Agent and Lender, and their respective successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Agent or Lender, as applicable, at any time in Agent’s or Lender’s sole discretion.

Section 11.7 Lender Not in Control; No Partnership.
None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Agent or Lender the right or power to exercise control over the affairs or management of Borrowers, the power of Agent and Lender being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between Borrowers, on the one hand, and Agent and Lender, on the other hand, is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Agent and Lender, on the one hand, and Borrowers, on the other hand, or to create an equity in the Projects in Lender or Agent. Neither Agent nor Lender either undertakes or assumes any responsibility or duty to Borrowers or to any other person with respect to the Projects or the Loans, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents (a) Neither Agent nor Lender is nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrowers or its stockholders, members, or partners and neither Agent nor Lender intends to ever assume such status; (b) Neither Agent nor Lender shall in any event be liable for any Debts, expenses or losses incurred or sustained by Borrowers; and (c) neither Agent nor Lender shall be deemed responsible for or a participant in any acts, omissions or decisions of Borrowers or their stockholders, members, or partners. Agent, and Lender, on the one hand, and Borrowers, on the other hand, disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Agent and Lender, on the one hand, and Borrowers, on the other hand, or to create an equity in the Projects in Agent or Lender, or any sharing of liabilities, losses, costs or expenses.
Section 11.8 Time of the Essence.
Time is of the essence with respect to this Agreement.
Section 11.9 Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of Agent, Lender and Borrowers and the respective successors and assigns of Agent, Lender and Borrowers, provided that neither any Borrower nor any other Guarantor shall, without the prior written consent of Agent, assign any rights, duties or obligations hereunder.
Section 11.10 Renewal, Extension or Rearrangement.
All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loans. For portfolio management purposes, Agent and Lender may elect to divide the Loans into two or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of Borrowers are not effectively increased or otherwise modified. Borrowers agree to cooperate with Agent and to execute such documents as Agent reasonably may request to effect such division of the Loans.

Section 11.11 Waivers; Forbearance.
No advance of Loan proceeds hereunder shall constitute a waiver of any of the conditions of Lender’s obligation to make advances nor, in the event Borrower is unable to satisfy any such condition, shall any such advance have the effect of precluding Lender or Agent from thereafter requiring such condition to be satisfied prior to any future advance to which such condition otherwise applies. No course of dealing on the part of Agent or Lender, or their respective officers, employees, consultants or agents, nor any failure or delay by Agent or Lender with respect to exercising any right, power or privilege of Agent or Lender under any of the Loan Documents, shall operate as a waiver thereof. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. Agent’s acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Agent’s or Lender’s right to either require prompt payment when due of all other sums so secured or to declare a Potential Default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Agent or Lender shall not be a waiver of Agent’s or Lender’s right to accelerate the maturity of the Loans, nor shall Agent’s or Lender’s receipt of any awards, proceeds, or damages under this Agreement or the Security Document operate to cure or waive Borrowers’ or any Guarantor’s Potential Default in payment of sums secured by any of the Loan Documents.
Section 11.12 Cumulative Rights.
Rights and remedies of Agent and Lender under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
Section 11.13 Singular and Plural.
Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.
Section 11.14 Phrases.
When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to,” the phrase “satisfactory to Agent” or “satisfactory to Lender” shall mean “in form and substance satisfactory to Agent in all respects” or “in form and substance satisfactory to Lender in all respects” (as applicable), (unless otherwise modified) the phrase “with Agent’s consent”, “with Agent’s approval”, “with Lender’s consent” or “with Lender’s approval” shall mean such consent or approval at Agent’s or Lender’s discretion (as applicable), and the phrase “acceptable to Agent” or “acceptable to Lender” shall mean “acceptable to Agent at Agent’s sole discretion” or “acceptable to Lender at Lender’s sole discretion” (as applicable).

Section 11.15 Exhibits and Schedules.
The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.
Section 11.16 Titles of Articles, Sections and Subsections.
All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.
Section 11.17 Promotional Material.
Borrowers authorize Agent and Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, and describing the Loans in general terms or in detail and Lender’s and Agents participation in the Loans. All references to Lender or Agent contained in any press release, advertisement or promotional material issued by any Borrower or Affiliate of Borrowers shall be approved in writing by Agent in advance of issuance.
Section 11.18 Survival.
All of the representations, warranties, covenants, and indemnities hereunder, and under the indemnification provisions of the other Loan Documents shall survive the repayment in full of the Loans and the release of the liens evidencing or securing the Loans, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Projects to any party, whether or not an Affiliate of Borrowers.
Section 11.19 WAIVER OF JURY TRIAL.
BORROWERS, AGENT AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY BORROWERS, AGENT AND LENDER, AND BORROWERS ACKNOWLEDGE THAT NONE OF LENDER, AGENT OR ANY PERSON ACTING ON BEHALF OF LENDER OR AGENT HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. BORROWERS, AGENT AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF THEM HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWERS, AGENT AND

LENDER FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL. WITHOUT LIMITING THE APPLICABILITY OF THE PROVISIONS OF SECTION 11.21 BELOW, IF ANY ACTION OR PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, THE PARTIES HERETO HEREBY AGREE THAT (A) THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 (“SECTION 638”) TO A REFEREE OR REFEREES TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION, PROVIDED THAT AT THE OPTION OF LENDER, ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT, AND (B) BORROWERS AND GUARANTOR SHALL BE SOLELY RESPONSIBLE TO PAY ALL FEES AND EXPENSES OF ANY REFEREE APPOINTED IN SUCH ACTION OR PROCEEDING. THE PARTIES HERETO INTEND THAT THIS PARAGRAPH CREATE A REFERENCE AGREEMENT WITHIN THE MEANING OF SECTION 638.
Section 11.20 Waiver of Punitive or Consequential Damages.
Neither Agent, Lender nor any Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loans or the transaction contemplated hereby, including any breach or other Potential Default by any party hereto. Borrowers represent and warrant to Agent and Lender that as of the Restatement Date no Borrower or Guarantor has any claim against Agent or Lender in connection with the Loans.
Section 11.21 Governing Law.
The laws of the State of Illinois and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of the Loan Documents, except to the extent otherwise specified in any of the Loan Documents.
Section 11.22 Entire Agreement.
This Agreement and the other Loan Documents embody the entire agreement and understanding between Agent, Lender and Borrowers and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties. If any conflict or inconsistency exists between (a) the Proposal Letter and any previous agreement with respect to the Loans and (b) this Agreement or any of the other Loan Documents, the terms of this Agreement and the other Loan Documents shall control.

Section 11.23 Counterparts.
This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
Section 11.24 Venue.
EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT OR LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWERS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWERS, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
Section 11.25 Sale of Loan, Participation.
Lender or Agent, at any time and without the consent of Borrowers or Guarantor may grant participations in or sell, transfer, assign and convey all or any portion of its right, title and interest in and to the Loans, this Agreement and the other Loan Documents, any guaranties given in connection with the Loans and any collateral given to secure the Loans. Agent and Lender shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Loans (including any governmental agency or authority and any prospective bidder at any foreclosure sale of any Project) any and all information which Agent or Lender may have with respect to the Projects and Borrowers, whether provided by Borrowers, Guarantor or any third party or obtained as a result of any environmental assessments. Each Borrower and each Guarantor agrees that Agent and Lender shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrowers and the other Loan Parties, on behalf of themselves and their successors and assigns, hereby release and discharge Agent and Lender from any and all liability, claims, damages, or causes of action, arising out of, connected with or incidental to the delivery of any such information to any third party.
Section 11.26 Limitation on Liability of Agent’s and Lender’s Officers, Employees, etc.
Any obligation or liability whatsoever of Agent or Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of the Agent’s or Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Agent’s or Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 11.27 Effectiveness of Facsimile Documents and Signatures.
The Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties to the Loan Documents. Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
Section 11.28 Joint and Several Liability.
(a) Cross-Guaranty. Each Borrower hereby agrees that each such Borrower is, and each such Borrowers’ heirs, personal representatives, successors and assigns are, jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lender and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, the Loans, Indebtedness and all other obligations of Borrowers hereunder and under the Loan Documents (collectively, the “Obligations”) owed or hereafter owing to Agent and Lender by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 11.28 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 11.28 shall be absolute and unconditional, irrespective of, and unaffected by:
(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any other Borrower is or may become a party;
(ii) the absence of any action to enforce this Agreement (including this Section 11.28) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;
(iii) the existence, value or condition of, or failure to perfect any Lien or any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);
(iv) the insolvency of any other Borrower;
(v) the institution of any proceeding under the Federal Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Federal Bankruptcy Code;
(vi) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Federal Bankruptcy Code;

(vii) the disallowance, under Section 502 of the Federal Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or
(viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor other than the payment and performance, in full, of the Obligations.
Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.
(b) Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lender to marshall assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 11.28 and such waivers, Agent and Lender would decline to enter into this Agreement.
(c) Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 11.28 are for the benefit of Agent and Lender and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.
(d) Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 11.28(g), each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and Lender and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 11.28, and that Agent, Lender and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 11.28(d).
(e) Election of Remedies. If Agent or any Lender may, under applicable Law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 11.28. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable Laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 11.28, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lenders might otherwise be entitled but for such bidding at any such sale.
(f) Limitation. Each Borrower’s liability under this Section 11.28 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Sections 2.1, 2.2, 2.3, 2.4 and 2.5 hereto) shall be limited to an amount not to exceed as of any date of determination the greater of:
(i) the net amount of all advances under any Loan to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and
(ii) the amount that could be claimed by Agent and any Lender from such Borrower under this Section 11.28 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 11.28(g) below.
(g) Contribution with Respect to Guaranty Obligations.
(i) To the extent that any Borrower shall make a payment under this Section 11.28 of all or any of the Obligations (other than that portion of the Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(ii) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 11.28 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
(iii) This Section 11.28(g) is intended only to define the relative rights of Borrowers and nothing set forth in this Section 11.28(g) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 11.28(a) above. Nothing contained in this Section 11.28(g) shall limit the liability of any Borrower to pay all or any part of the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.
(iv) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.
(v) The rights of the indemnifying Borrowers against other Borrowers under this Section 11.28(g) shall be exercisable upon the full and indefeasible payment of the Obligations.
(h) Liability Cumulative. The liability of Borrowers under this Section 11.28 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lender under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
(i) Agent Authority. Agent is hereby authorized, without notice or demand and without affecting the liability of any Borrower hereunder, to, at any time and from time to time: (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, accelerate or otherwise change the terms relating to the Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by such Borrower and delivered to Agent; (iii) accept partial payments of the Obligations; (iv) take and hold security or collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such security or collateral; (v) subject to the terms of the Notes and this Agreement, apply such security or collateral and direct the order or manner of sale thereof that Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of any Borrower. Except as specifically provided in this Agreement or any of the other Loan Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. Subject to the terms of the Notes and this Agreement, all such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of the other Borrowers.

Section 11.29 Agency.
Both GECC and the other Lender agree that GECC shall act as agent for each Lender in all dealings with Borrowers, Guarantor and Master Tenants under or in connection with this Loan Agreement and each of the other Loan Documents, including without limitation, granting any consents or waivers, taking any enforcements actions, sending or receiving notices, dealing with collateral, granting releases, accepting payments or otherwise. Borrowers, Guarantor, Master Tenants and all Loan Parties may rely without question upon any document signed by GECC as agent for each Lender hereunder or under any other Loan Documents. References to “Lender” in this Agreement and in the other Loan Documents shall refer to each of GECC and the other financial institutions who are or hereafter become parties to this Agreement as Lenders, individually, or to all of GECC and the other financial institutions who are or hereafter become parties to this Agreement, collectively, as the context may require; provided any and all grants of security interests to a Lender under this Agreement or any other Loan Document shall be deemed to be a grant to GECC as agent for each Lender.
Section 11.30 Patriot Act. Agent hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Agent to identify each Loan Party in accordance with the Patriot Act.
Section 11.31 California Waivers. EXCEPT AS OTHERWISE EXPRESSLY PERMITTED IN THE NOTES, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS, EACH BORROWER HEREBY EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER LAW, PURSUANT TO CALIFORNIA CIVIL CODE SECTION 2954.10 OR OTHERWISE, TO PREPAY THE NOTES, IN WHOLE OR IN PART, WITHOUT PENALTY, UPON ACCELERATION OF ANY APPLICABLE MATURITY DATE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF (I) THE PRE-RESTATMENT DATE NOTE IS MADE, INCLUDING, WITHOUT LIMITATION, UPON OR FOLLOWING ANY ACCELERATION OF THE TEN PROJECT LOANS MATURITY DATE BY AGENT OR LENDER ON ACCOUNT OF ANY DEFAULT BY ANY BORROWER, INCLUDING, WITHOUT LIMITATION, ANY TRANSFER, DISPOSITION, OR FURTHER ENCUMBRANCE PROHIBITED OR RESTRICTED BY THE LOAN AGREEMENT, THEN EACH TEN PROJECT BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY WITH SUCH PREPAYMENT THE PREPAYMENT PREMIUM AND THE MAKE WHOLE BREAKAGE AMOUNT, IF ANY, AND (II) THE RESTATMENT DATE NOTE IS MADE, INCLUDING, WITHOUT LIMITATION, UPON OR FOLLOWING ANY ACCELERATION OF THE SIX PROJECT LOAN MATURITY DATE BY AGENT OR LENDER ON ACCOUNT OF ANY DEFAULT BY ANY BORROWER, INCLUDING, WITHOUT LIMITATION, ANY TRANSFER, DISPOSITION, OR FURTHER ENCUMBRANCE

PROHIBITED OR RESTRICTED BY THE LOAN AGREEMENT, THEN EACH SIX PROJECT BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY WITH SUCH PREPAYMENT THE EXIT FEE, IF ANY. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, EACH BORROWER HEREBY DECLARES THAT (1) EACH OF THE FACTUAL MATTERS SET FORTH IN THIS PARAGRAPH IS TRUE AND CORRECT, (2) LENDER’S AGREEMENT TO MAKE THE LOANS EVIDENCED BY THE NOTES AT THE APPLICABLE INTEREST RATE AND FOR THE TERM SET FORTH IN THE LOAN AGREEMENT CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT, AND HAS BEEN GIVEN INDIVIDUAL WEIGHT BY EACH BORROWER, AGENT AND LENDER, (3) EACH BORROWER IS A SOPHISTICATED AND KNOWLEDGEABLE REAL ESTATE INVESTOR WITH COMPETENT AND INDEPENDENT LEGAL COUNSEL, AND (4) EACH BORROWER FULLY UNDERSTANDS THE EFFECT OF THIS WAIVER AND AGREEMENT.
INITIALS OF DANIEL H. WALKER ON BEHALF OF EACH BORROWER:                     .
Section 11.32 Additional Waivers.
Each Borrower hereby waives, to the maximum extent permitted by California Civil Code Section 2856 and/or other applicable law, all suretyship rights and defenses which might otherwise be available to such Borrower under or pursuant to California Civil Code Sections 2787 through 2855 inclusive.
(a) Each Borrower hereby waives all rights and defenses that such Borrower may have because the Borrowers’ debt is secured by real property. This means, among other things:
(A) Agent may collect from any Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrowers;
(B) If Agent forecloses on any real property collateral pledged by the Borrowers:
(1) The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.
(2) Agent may collect from such Borrower even if Agent, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from other Borrowers.
This is an unconditional and irrevocable waiver of any rights and defenses Borrowers may have because the Borrowers’ debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(b) Each Borrower hereby waives all rights and defenses arising out of an election of remedies by Agent or Lender, even though that election of remedies, such as non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed Borrowers’ rights of subrogation and reimbursement against Borrowers by the operation of Section 580d of the California Code of Civil Procedure or otherwise.
Without limiting the generality of the foregoing, each Borrower hereby expressly: (a) waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845 through 2847, 2849, 2850, 2899 and 3433, and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any similar statutes of other states; (b) acknowledges that Section 2856 of the California Civil Code authorizes and validates waivers of a borrower’s or guarantor’s rights of subrogation and reimbursement and certain other rights and defenses available to such Borrower under California law; and (c) waives all rights of subrogation, reimbursement, indemnification and contribution and all other rights and defenses that are or may become available by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.
Section 11.33 Arizona Waiver.
Without limiting the generality of the foregoing or any other provision hereof, each Borrower further expressly waives, to the extent permitted by law, (i) the benefits of any statutory or other provision limiting the liability of a surety, including without limitation, any and all rights and defenses which might otherwise be available to Borrowers under Arizona Revised Statutes Section 121641 et seq. and Rule 17(f) of the Arizona Rules of Civil Procedure; and (b) the benefits of any statutory provision limiting the right of Agent or Lender to recover a deficiency judgment, or to otherwise proceed against any person or entity obligated for payment of the Indebtedness, after any foreclosure or trustee’s sale of any security for the Indebtedness, including without limitation the benefits to Borrowers of Arizona Revised Statutes Sections 33 814 and 12 1566.
[Signatures appear on the following page.]

EXECUTED as of the date first written above.

BORROWERS: SKY HOLDINGS AZ LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

TERRACE HOLDINGS AZ LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

ENSIGN HIGHLAND LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

VALLEY HEALTH HOLDINGS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member and manager

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

PLAZA HEALTH HOLDINGS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member and manager

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

RILLITO HOLDINGS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

MOUNTAINVIEW COMMUNITY CARE LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

MEADOWBROOK HEALTH ASSOCIATES LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

CEDAR AVENUE HOLDINGS LLC, a Nevada a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

GRANADA INVESTMENTS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

GOLFVIEW HOLDINGS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

ARROW TREE HEALTH HOLDINGS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

TROUSDALE HEALTH HOLDINGS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

ENSIGN BELLFLOWER LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

ANSON HEALTH HOLDINGS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

HILLENDAHL HEALTH HOLDINGS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ Daniel Walker
Daniel H. Walker
Assistant Secretary

EXECUTED as of the date first written above.

LENDER: GECC: GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation
By:	/s/ David Harper
	Name:	David Harper
	Its:	Duly Authorized Signatory

EXHIBIT A-1
Ten Project Borrowers

Borrower	Project Name

1. Sky Holdings AZ LLC	Desert Sky Health and Rehabilitation Center Project

2. Terrace Holdings AZ LLC	The Desert Terrace Nursing Center Project

3. Ensign Highland LLC	The Highland Manor Health and Rehabilitation Center Project

4. Valley Health Holdings LLC	The NMMRC Project

5. Plaza Health Holdings LLC	The Park Manor Project

6. Rillito Holdings LLC	The Catalina Project

7. Mountainview Communitycare LLC	The Park View Gardens Project

8. Meadowbrook Health Associates LLC	The Sabino Project

9. Cedar Avenue Holdings LLC	The Upland Project

10. Granada Investments LLC	The Camarillo Project
Exhibit A-1

EXHIBIT A-2
Six Project Borrowers

Borrower	Project Name

1. Golfview Holdings LLC	The Cambridge Project

2. Arrow Tree Health Holdings LLC	The Arbor Glen Project

3. Trousdale Health Holdings LLC	The Brookfield Project

4. Ensign Bellflower LLC	The Rose Villa Project

5. Anson Health Holdings LLC	The Northern Oaks Project

6. Hillendahl Health Holdings LLC	The Golden Acres Project

EXHIBIT B-1
The Desert Sky Health and Rehabilitation Center Project

Borrower:	Sky Holdings AZ LLC

Name of Facility:	Desert Sky Health and Rehabilitation Center and Desert Sky Assisted Living

Address of Land:	5125 North 58th Avenue, Glendale, Arizona

Master Tenant:	Glendale Healthcare Associates LLC

Number of Licensed Beds/Units:	189 SNF beds; 103 ALF Units

Number of Parking Spaces:	118

Legal Description of Land:	Attached

EXHIBIT B-2
The Desert Terrace Nursing Center Project

Borrower:	Terrace Holdings AZ LLC

Name of Facility:	Desert Terrace Nursing Center

Address of Land:	2509 North 24th Street, Phoenix, Arizona

Master Tenant:	24th Street Healthcare Associates LLC

Number of Licensed Beds/Units:	108 beds

Number of Parking Spaces:	51

Legal Description of Land:	Attached.

EXHIBIT B-3
The Highland Manor Health and Rehabilitation Center Project

Borrower:	Ensign Highland LLC

Name of Facility:	Highland Manor Health and Rehabilitation Center

Address of Land:	4635 North 14th Street, Phoenix, Arizona

Master Tenant:	Highland Healthcare LLC

Number of Licensed Beds/Units:	107 beds

Number of Parking Spaces:	32

Legal Description of Land:	Attached

EXHIBIT B-4
The NMMRC Project

Borrower:	Valley Health Holdings LLC

Name of Facility:	North Mountain Medical and Rehabilitation Center

Address of Land:	9155 N. 3rd Street, Phoenix, Arizona

Master Tenant:	Radiant Hills Health Associates LLC

Number of Licensed Beds/Units:	155

Number of Parking Spaces:	101

Legal Description of Land:	Attached

EXHIBIT B-5
The Park Manor Project

Borrower:	Plaza Health Holdings LLC

Name of Facility:	Park Manor Rehabilitation Center

Address of Land:	1710 Plaza Way, Walla Walla, Washington

Master Tenant:	Manor Park Healthcare LLC

Number of Licensed Beds/Units:	79

Legal Description of Land:	Attached

EXHIBIT B-6
The Catalina Project

Borrower:	Rillito Holdings LLC

Name of Facility:	Catalina Care and Rehabilitation Center

Address of Land:	2611 N. Warren Avenue, Tucson, Arizona

Master Tenant:	Presidio Health Associates LLC

Number of Licensed Beds/Units:	102

Legal Description of Land:	Attached

EXHIBIT B-7
The Park View Gardens Project

Borrower:	Mountainview Communitycare LLC

Name of Facility:	Park View Gardens at Montgomery

Address of Land:	3751 Montgomery Drive, Santa Rosa, California

Master Tenant:	Ensign Montgomery LLC

Number of Licensed Beds/Units:	116

Legal Description of Land:	Attached

EXHIBIT B-8
The Sabino Project

Borrower:	Meadowbrook Health Associates LLC

Name of Facility:	Sabino Canyon Rehabilitation and Care Center

Address of Land:	5830 E. Pima, Tucson, Arizona

Master Tenant:	Ensign Sabino LLC

Number of Licensed Beds/Units:	112

Legal Description of Land:	Attached

EXHIBIT B-9
The Upland Project

Borrower:	Cedar Avenue Holdings LLC

Name of Facility:	Upland Rehabilitation and Care Center

Address of Land:	1221 East Arrow Highway, Upland, California

Master Tenant:	Upland Community Care, Inc.

Number of Licensed Beds/Units:	206

Legal Description of Land:	Attached

EXHIBIT B-10
The Camarillo Project

Borrower:	Granada Investments LLC

Name of Facility:	Camarillo Healthcare Center

Address of Land:	205 Granada Street, Camarillo, California

Master Tenant:	Camarillo Community Care, Inc.

Number of Licensed Beds/Units:	114

Legal Description of Land:	Attached

EXHIBIT B-11
The Cambridge Project

Borrower:	Golfview Holdings LLC

Name of Facility:	Cambridge Health and Rehabilitation Center

Address of Land:	1106 Golfview Drive, Richmond, Texas 77469

Master Tenant:	Richmond Senior Services, Inc.

Number of Licensed Beds/Units:	118

Number of Parking Spaces:	45

Legal Description of Land:
BEING ALL OF A CALLED 4.6479 ACRE TRACT OF LAND DESCRIBED IN A DEED DATED JANUARY 01, 1996 FROM LLOYD HOBBS TO HOBBS & CURRY FAMILY LIMITED PARTNERSHIP, RECORDED IN VOLUME 2731, PAGE 1904 OF THE FORT BEND COUNTY OFFICIAL RECORDS (FBCOR), LOCATED IN THE JANE H. LONG LEAGUE, ABSTRACT 55, FORT BEND COUNTY, TEXAS; SAID 4.6424 ACRE TRACT BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS: (Bearings based on South 40 deg. 17 min. 30 sec. East along the southwest right- of-way line of Dowling Drive and the northeast line of a tract of land recorded in Volume 2419, Page 558 FBCOR).
BEGINNING, at a found 1 inch iron pipe with cap for the most northerly corner of the herein described tract, being the most northerly corner of said Hobbs & Curry tract and the most easterly corner of a called 1.866 acre tract of land as described in a deed dated June 30, 1992 from Resolution Trust Corporation to Wolverine Thompson Road, L.P., recorded in Volume 2419, Page 558 FBCOR, also being on the southwest right-of-way line of Dowling Drive (60 feet wide per Volume 494, Page 199 of the Fort Bend County Deed Records (FBCDR);
THENCE, South 40 deg. 17 min. 30 sec. East, along the southwest right-of-way line of said Dowling Drive, a distance of 265.53 feet (called South 40 deg. 13 min. 36 sec. East, 266.46 feet) to a set 5/8 inch iron rod with cap stamped “LANDTECH CONSULTANTS”, for the most easterly corner of the herein described tract, being the most easterly corner of said Hobbs & Curry tract, also being on the northwest right-of-way line of Golfview Drive (60 feet wide per Volume 494, Page 199 FBCDR);
THENCE, South 23 deg. 06 min. 04 sec. West, along the northwest right-of-way line of said Golfview Drive, a distance of 424.95 feet (called South 23 deg. 14 min. 45 sec. West, 424.28 feet) to a found 3/4 inch iron pipe, for the southeast corner of the herein described tract, being the southeast corner of said Hobbs & Curry tract and the most easterly corner of a called 2.0 acre tract of land as described in a deed dated June 14, 1968 from Conrad P. Harness to Dr. C.N. McDonald, et al, recorded in Volume 503, Page 509 FBCDR;

THENCE, South 88 deg. 49 min. 12 sec. West, along the south line of said Hobbs & Curry tract and the north line of said 2.0 acre tract, a distance of 194.02 feet (called South 88 deg. 47 min. 11 sec. West, 194.36 feet), to a found 5/8 inch iron rod with cap, for the southerly southwest corner of the herein described tract, being the southerly southwest corner of said Hobbs & Curry tract and the southeast corner of a called 0.3621 acre tract of land as described in a deed dated October 19, 1983 from Ronald J. Lightfoot to Charles N. McDonald, et al, recorded in Book 1315, Page 142 FBCOR;
THENCE, North 19 deg. 35 min. 18 sec. West, along the southerly west line of said Hobbs & Curry tract and the east line said 0.3621 acre tract, a distance of 189.80 feet (called North 19 deg. 40 min. 05 sec. West, 189.70 feet) to a 5/8 inch iron rod with cap found for an interior corner of the herein described tract, being an interior corner of said Hobbs & Curry tact and the northeast corner of said 0.3621 acre tract;
THENCE, South 70 deg. 26 min. 33 sec. West, along the westerly south line of said Hobbs & Curry tract and the north line of said 0.3621 acre tract, passing at a distance of 90.55 feet a found 5/8 inch iron rod with cap, for the northwest corner said 0.3621 acre tract and the northeast corner of a 0.5050 acre tract of land as described in a deed dated October 26, 1979 from Ronald J. Lightfoot to Barbara Rosetti, recorded in Volume 871, Page 382 FBCDR, in all a total distance of 257.61 feet (called South 70 deg. 19 min. 55 sec. West, 257.49 feet) to a found 1/2 inch iron rod, for the westerly southwest corner of the herein described tract, being the westerly southwest corner of said Hobbs & Curry tract and the most westerly corner of said Rosetti tract, also being on the northeast right-of-way line of Thompson Road (100 feet wide);
THENCE, North 19 deg. 59 min. 04 sec. West, along the northeast right-of-way line of said Thompson Road, a distance of 40.32 feet (called North 19 deg. 42 min. 37 sec. West, 40.00 feet) to a found 3/4 inch iron rod for the westerly northwest corner of the herein described tract, being the westerly northwest corner of said Hobbs & Curry tract and the most southerly corner of a called 0.5239 acre tract of land as described in a deed dated July 02, 2001, from The Colonies Shopping Center, Ltd. to FNR Foodmart Inc., recorded under File No. 2001060031 of the Fort Bend County official Public Records (FBCOR);
THENCE, North 70 deg. 23 min. 37 sec. East, along the south line of said FNR Foodmart tract, a distance of 257.83 feet (called North 70 deg. 19 min. 55 sec. East, 257.52 feet) to a found 3/4 inch iron pipe, for an interior point of the herein described tract, being an interior corner of said Hobbs & Curry tract and the most easterly corner of a called 0.6176 acre tract of land as described in a deed dated June 4, 1985 from Barry Putterman, Substitute Trustee to Berg Development Co., Inc., recorded in Volume 1689, Page 629 FBCOR;

THENCE, North 19 deg. 36 min. 23 sec. West, along the northerly west line of said Hobbs & Curry tract and the most east line of said Berg tract, a distance of 212.49 feet (called North 19 deg. 40 min. 05 sec. West, 212.41 feet) to a set “X” in concrete, for the northerly northwest corner of the herein described tract, being the northerly northwest corner of said Hobbs & Curry tract and the most northerly corner of said Berg tract, also being on the south line of a called 1.426 acre tract of land as described in a deed dated June 30, 1992, from Reliable Life Insurance Company to Wolverine Thompson Road, L.P., recorded in Volume 2419, Page 562 FBCOR;
THENCE, North 61 deg. 54 min. 02 sec. East, along the northwesterly line of said Hobbs & Curry tract and the southeasterly line of the said Wolverine Thompson Road, L.P. tracts, passing at a distance of 17.99 feet a found 1/2 inch iron rod the most easterly corner of said 1.426 acre tract and the most southerly corner of said 1.866 acre tract, in all a total distance of 382.68 feet (called North 61 deg. 51 min. 10 sec. East, 383.87 feet) to the POINT OF BEGINNING and containing 4.6424 acres (202,224 square foot) of land more or less.

EXHIBIT B-12
The Arbor Glen Project

Borrower:	Arrow Tree Health Holdings LLC

Name of Facility:	Arbor Glen Care Center

Address of Land:	1033 East Arrow Highway, Glendora, California 91740

Master Tenant:	Ensign San Dismas LLC

Number of Licensed Beds/Units:	98

Number of Parking Spaces:	63

Legal Description of Land:
LOT 6 OF TRACT NO. 48083, IN THE CITY OF GLENDORA, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 1174, PAGE(S) 91 TO 93 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXHIBIT B-13
The Brookfield Project

Borrower:	Trousdale Health Holdings LLC

Name of Facility:	Brookfield Health Care Center

Address of Land:	9300 Telegraph Road, Downey, California 90240

Master Tenant:	Downey Community Care LLC

Number of Licensed Beds/Units:	70

Number of Parking Spaces:	32

Legal Description of Land:
THAT PORTION OF THE RANCHO SANTA GERTRUDES, IN THE CITY OF DOWNEY, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, BEGINNING AT THE INTERSECTION OF OLD TELEGRAPH ROAD, “SO-CALLED”, WITH THE NORTHERLY PROLONGATION OF THE EASTERLY LINE OF TRACT NO. 23734, AS PER MAP RECORDED IN BOOK 628, PAGES 25 AND 26 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY; THENCE SOUTHERLY, ALONG SAID PROLONGATION, TO THE NORTHEASTERLY CORNER OF LOT 10 OF SAID TRACT NO. 23734; THENCE EASTERLY, ALONG THE EASTERLY PROLONGATION OF THE NORTHERLY LINE OF SAID LOT 10, TO THE WESTERLY LINE OF THE LAND DESCRIBED IN THE DEED TO F. L. ALLES, RECORDED IN BOOK 568, PAGE 33 OF DEEDS, IN SAID RECORDER’S OFFICE; THENCE NORTHERLY, ALONG SAID WESTERLY LINE OF THE LAND OF ALLES, TO THE NORTHWESTERLY CORNER THEREOF, BEING ALSO A POINT IN SAID SOUTHERLY LINE OF OLD TELEGRAPH ROAD; THENCE WESTERLY, ALONG SAID SOUTHERLY LINE, TO THE POINT OF BEGINNING.

EXHIBIT B-14
The Rose Villa Project

Borrower:	Ensign Bellflower LLC

Name of Facility:	Rose Villa Health Care Center

Address of Land:	9028 Rose Street, Bellflower, California 90706

Master Tenant:	Bell Villa Care Associates LLC

Number of Licensed Beds/Units:	53

Number of Parking Spaces:	20

Legal Description of Land:
THAT PORTION OF LOT 6 IN BLOCK 30, CALIFORNIA CO-OPERATIVE COLONY TRACT, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 21 PAGES 15 AND 16 OF MISCELLANEOUS RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:
BEGINNING AT THE INTERSECTION OF THE EAST PROLONGATION OF THE CENTER LINE OF ROSE AVENUE, AS SHOWN ON MAP TRACT NO. 5023, RECORDED IN BOOK 58 PAGE 1 OF MAPS, WITH THE CENTER LINE OF LAKEWOOD BOULEVARD, FORMERLY CERRITOS AVENUE, 60 FEET WIDE, AS SHOWN ON SAID MAP; THENCE NORTH 89 DEGREES 42 MINUTES 20 SECONDS EAST, ALONG A LINE THAT PASSES THROUGH THE POINT OF INTERSECTION OF THE CENTER LINE OF CLARK AVENUE, WITH THE WEST PROLONGATION OF THE CENTERLINE OF ROSE AVENUE, AS SAID AVENUES ARE SHOWN ON MAP OF BELLFLOWER ACRES, SHEET NO. 1, RECORDED IN BOOK 16 PAGE 136 OF MAPS, 30 FEET TO A POINT IN THE WEST LINE OF SAID LOT & TO THE POINT OF BEGINNING; THENCE NORTH 89 DEGREES 42 MINUTES 20 SECONDS EAST, 425 FEET; THENCE PARALLEL WITH THE CENTER LINE OF LAKEWOOD BOULEVARD, SOUTH 0 DEGREES 16 MINUTES 10 SECONDS EAST, 230.45 FEET TO A POINT IN THE NORTH LINE OF LOT 3, TRACT NO. 8084 SHEET NO. 4, RECORDED IN BOOK 171 PAGE 27 OF MAPS; THENCE THEREON SOUTH 89 DEGREES 47 MINUTES 26 SECONDS WEST, 425 FEET TO THE WEST LINE OF SAID LOT 6; THENCE ALONG SAID WEST LINE, NORTH 0 DEGREES 16 MINUTES 10 SECONDS WEST, 229.83 FEET TO THE POINT OF BEGINNING.
EXCEPT THE NORTH 30 FEET THEREOF.
ALSO EXCEPT THE WESTERLY 250 FEET THEREOF.

EXHIBIT B-15
The Northern Oaks Project

Borrower:	Anson Health Holdings LLC

Name of Facility:	Northern Oaks

Address of Land:	2722 Old Anson Road, Abilene, Texas 79603

Master Tenant:	Northern Oaks Healthcare, Inc.

Number of Licensed Beds/Units:	96

Number of Parking Spaces:	91

Legal Description of Land:
Tract 1:
Lots 1 and 2, Block 1, Section 1, SHADY OAKS LODGE, a subdivision of 6.12 acres out of the North 1/2 of Subdivision No. 3, of Steffens Subdivision of Merchant’s Pasture out of the James R. Shipman Survey No. 85, in the city of Abilene, Taylor county, Texas, according to the map or plat thereof recorded in cabinet 2, Slide 123-A, Plat Records of Taylor county, Texas; SAVE AND EXCEPT that certain tract of land conveyed to the city of Abilene, Texas, by deed recorded in Volume 1699, Page 274, Official Public Records, Taylor county, Texas.
Tract 2:
A 30’ easement across the East 30’ of Lot 3, Block 1, Section 1, Shady Oaks Lodge, a subdivision in the City of Abilene, Taylor County, Texas, more particularly described in the deed dated February 1, 1981, recorded in Volume 1178, Page 570, Deed Records, Taylor County, Texas, reference to which instrument is hereby made for all purposes.

EXHIBIT B-16
The Golden Acres Project

Borrower:	Hillendahl Health Holdings LLC

Name of Facility:	Golden Acres

Address of Land:	2525 Centerville Road, Dallas, Texas 75228

Master Tenant:	Pomerado Ranch Healthcare, Inc.

Number of Licensed Beds/Units:	264 skilled nursing beds and 39 independent living units

Number of Parking Spaces:	227

Legal Description of Land:
BEING a 22.67 acre tract of land situated in the J. W. Davis Survey, Abstract No. 411 in the City of Dallas Block 5714, Dallas County, Texas, and being all of a tract of land conveyed to 2525 Capital Group, L.L.C, by deed recorded in Document No. 20070356958, Official Public Records, Dallas County, Texas, and being more particularly described as follows:
BEGINNING at a 1/2 inch iron rod found for corner at the Southwest corner of said 2525 Capital Group, L.L.C. tract and lying in the North right of way line of Centerville Road (83 foot right of way);
THENCE North 01 degree 11 minutes 10 seconds East, along the West line of said 2525 Capital Group, L.L.C. tract, passing at 20 feet the Southeast corner of Casa View Heights Addition, an Addition to the City of Dallas, according to the map thereof recorded in Volume 16, Page 191, Map Records, Dallas County, Texas, and continuing a total distance of 437.34 feet to a 1/2 inch iron rod found for corner, said corner being the most Southerly Northwest corner of said 2525 Capital Group, L.L.C. tract and being the Southwest corner of a tract of land conveyed to ECHAD, Inc., by Deed recorded in Volume 84116, Page 2397, Deed Records, Dallas County, Texas;
THENCE South 88 degrees 49 minutes 46 seconds East, along the South line of said ECHAD tract (Volume 84116, Page 2397), a distance of 176.69 feet to a 1/2 inch iron rod found for corner;
THENCE North 45 degrees 32 minutes 57 seconds East, along the Southeast line of said ECHAD tract (Volume 84116, Page 2397) and the Northwest line of said 2525 Capital Group, L.L.C. tract, a distance of 231.94 feet to a 5/8 inch iron rod set for corner with yellow plastic cap stamped “DC&A”;
THENCE South 44 degrees 27 minutes 02 seconds East, a distance of 27.50 feet to a 5/8 inch iron rod set for corner with yellow plastic cap stamped “DC&A”;

THENCE North 45 degrees 32 minutes 58 seconds East, a distance of 131.08 feet to a 1/2 inch iron rod found for corner;
THENCE North 44 degrees 27 minutes 02 seconds West, a distance of 22.50 feet to a 5/8 inch iron rod set for corner with yellow plastic cap stamped “DC&A”, said corner being the Northeast corner of said ECHAD tract (Volume 84116, Page 2397) and the Southeast corner of a tract of land conveyed to ECHAD, Inc., by Deed recorded in Volume 80191, Page 583, Deed Records, Dallas County, Texas;
THENCE North 45 degrees 35 minutes 24 seconds East, along the Southeast line of said ECHAD tract (Volume 80191, Page 583), and said Northwest line of said 2525 Capital Group, L.L.C. tract, a distance of 180.45 feet to a 1/2 inch iron rod found for corner;
THENCE North 45 degrees 22 minutes 06 seconds East, along said Southeast line of ECHAD tract (Volume 80191, Page 583) and said Northwest line of 2525 Capital Group, L.L.C. tract, a distance of 217.46 feet to a 1/2 inch iron rod found for corner, said corner being the Northeast corner of said ECHAD tract (Volume 80191, Page 583) and the most Northern Northwest corner of said 2525 Capital Group, L.L.C. tract, said corner also lying in the Southwest right of way line of Ruidosa Avenue (50 foot right of way);
THENCE South 53 degrees 09 minutes 37 seconds East, along said Southwest right of way line of Ruidosa Avenue, a distance of 61.24 feet to a 5/8 inch iron rod set for corner with yellow plastic cap stamped “DC&A”, said corner being the beginning of a curve to the left with a delta angle of 37 degrees 01 minute 09 seconds, a radius of 174.43 feet and a chord bearing and distance of South 71 degrees 38 minutes 40 seconds East, 110.75 feet;
THENCE along said curve to the left and said Southwest right of way line of Ruidosa Avenue, an arc length of 112.70 feet to a 1/2 inch iron rod found for corner;
THENCE North 89 degrees 48 minutes 37 seconds East, along the South right of way line of Ruidosa Avenue and the North line of said 2525 Capital Group, L.L.C. tract, a distance of 160.71 feet to a 5/8 inch iron rod set for corner with yellow plastic cap stamped “DC&A”, said corner being the most Northern Northeast corner of said 2525 Capital Group, L.L.C. tract and the Northwest corner of a tract of land conveyed to the City of Dallas, by Deed recorded in Volume 2001056, Page 9747, Deed Records, Dallas County, Texas;
THENCE South 00 degrees 11 minutes 23 seconds East, along the West line of said City of Dallas tract, a distance of 200.00 feet to a 5/8 inch iron rod set for corner with yellow plastic cap stamped “DC&A”, said corner being the Southwest corner of said City of Dallas tract;
THENCE North 89 degrees 48 minutes 37 seconds East, along the South line of said City of Dallas tract, a distance of 330.00 feet to a point for corner, said corner lying in the West right of way line of Shiloh Road (120 foot right of way) and being the most Southerly Northeast corner of said 2525 Capital Group, L.L.C. tract;

THENCE South 00 degrees 11 minutes 23 seconds East, along the East line of said 2525 Capital Group, L.L.C. tract and said West right of way line of Shiloh Road, a distance of 450.17 feet to a 5/8 inch iron rod set for corner with yellow plastic cap stamped “DC&A”, said corner being the beginning of a curve to the left with a delta angle of 18 degrees 15 minutes 06 seconds, a radius of 610. 51 feet and a chord bearing and distance of South 27 degrees 22 minutes 39 seconds East, 193.66 feet;
THENCE along said curve to the left, an arc length of 194.48 feet to a 5/8 inch iron rod set for corner with yellow plastic cap stamped “DC&A”, said corner lying in the Southwest right of way line of Shiloh Road;
THENCE South 53 degrees 32 minutes 51 seconds West, a distance of 4.50 feet to a 5/8 inch iron rod set for corner with yellow plastic cap stamped “DC&A”, said corner being the beginning of a curve to the right with a delta angle of 16 degrees 38 minutes 17 seconds, a radius of 341.65 feet and a chord bearing and distance of South 58 degrees 49 minutes 53 seconds West 98.86 feet;
THENCE along said curve to the right, an arc length of 99.21 feet to a 5/8 inch iron rod set for corner with yellow plastic cap stamped “DC&A”;
THENCE South 00 degrees 11 minutes 23 seconds East, a distance of 27.76 feet to a point for corner;
THENCE North 89 degrees 34 minutes 03 seconds West, along the South line of said 2525 Capital Group, L.L.C. tract and said North right of way line of Centerville Road, a distance of 1379.85 feet to the POINT OF BEGINNING and containing 987,519 square feet or 22.67 acres of land.

EXHIBIT C
Intellectual Property
Upland Community Care, Inc. holds registered trade name “Upland Rehabilitation and Care Center.”

EXHIBIT D
Interest Holder Certificate and Agreement
Date:

To:	General Electric Capital Corporation, as Agent 500 West Monroe Street Suite 1500 Chicago, Illinois 60661

Re:
Fourth Amended and Restated Loan Agreement dated as of November 10, 2009 among Valley Health Holdings LLC, Sky Holdings AZ LLC, Terrace Holdings AZ LLC, Ensign Highland LLC, Plaza Health Holdings LLC, Rillito Holdings LLC, Meadowbrook Health Associates LLC, Mountainview Communitycare LLC, Cedar Avenue Holdings LLC, Granada Investments LLC, Golfview Holdings LLC, Arrow Tree Health Holdings LLC, Trousdale Health Holdings LLC, Ensign Bellflower LLC, Anson Health Holdings LLC and Hillendahl Health Holdings LLC, each a Nevada limited liability company (collectively, the “Borrowers”), and General Electric Capital Corporation, a Delaware corporation, as Agent and, in its individual capacity as a Lender, “GECC”, and the other financial institutions who are or become parties to said Loan Agreement as lenders (collectively with GECC, the “Lender”), (as it may be amended from time to time, the “Loan Agreement”)

To induce Agent and Lender to enter into the Loan Agreement with Borrowers, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned represents, warrants, covenants and agrees for the benefit of Agent and Lender as follows:
1. The undersigned members (collectively, “Owners” and in their individual capacity, “Owner”) represent and warrant to Agent and Lender that the Owners own, in the aggregate, 100% of the direct ownership interests in Borrowers, and that neither Borrowers nor any Owner is or shall be and, after due inquiry, that no Person who owns a controlling interest in or otherwise controls Borrowers or any Owner, is or shall be, (a) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar publicly-available United States government list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (b) a Person (a “Designated Person”) either (i) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (ii) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49,079 (published September 25, 2001), or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Agreement as the “Anti Terrorism Laws”. Each Owner and Borrowers shall required, and shall take reasonable measures to ensure compliance with such requirement, that no Person who owns any other direct interest in any Owner or Borrowers is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section 1 shall not apply to any Person to the extent that such Person’s interest in the Borrowers is through a U.S. Publicly-Traded Entity. As used in this Agreement “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person. From time to time upon the written request of Agent, each Owner shall deliver to Borrowers a schedule of the name, legal domicile address and (for entities) place of organization of each holder of a controlling ownership interest in such Owner.
2. Each Owner represents and warrants that all evidence of identity provided by it to Borrowers is genuine and that all related information is accurate and that it has acquired, or is acquiring, and shall hold, its interest in Borrowers for its own account, risk and beneficial interest and without the obligation or intention to sell, distribute, assign or transfer all or a portion of such interest to any other Person.
3. Each Owner represents and warrants that it has taken, and agrees that it shall continue to take, reasonable measures appropriate to the circumstances (and in any event as required by law), with respect to each holder of a controlling ownership interest in such Owner and Borrowers, to assure that funds invested by such holders in Borrowers are derived from legal sources (the “Anti Money Laundering Measures”). The Anti Money Laundering Measures have been and shall be undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. (“BSA”), to the extent applicable and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 (collectively, “Anti Money Laundering Laws”).
4. Each Owner represents and warrants, to its knowledge after making due inquiry, that neither it nor any holder of a controlling ownership interest in any Owner or in Borrowers (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist related activities, other money laundering predicate crimes or any violation of the BSA, (b) has been assessed civil penalties under Anti Money Laundering Laws, or (c) has had its funds seized or forfeited in an action under any Anti Money Laundering Laws.
5. Each Owner shall immediately notify Agent if such Owner obtains actual knowledge that Borrowers, any Owner, or any holder of a direct or indirect interest in Borrowers or any Owner, or any director, manager or officer of any of them, (a) has been listed on any of the Lists, (b) has become a Designated Person, (c) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering, drug trafficking, terrorist related activities, other money laundering predicate crimes, or any violation of the BSA, (d) has been assessed civil penalties under any Anti Money Laundering Laws, or (e) has had funds seized or forfeited in an action under any Anti Money Laundering Laws.
6. Each Owner acknowledges and agrees that if any of the representations or warranties of the undersigned set forth herein are false, misleading or incorrect in any material respect as of the date made, Agent, in addition to all of its other rights and remedies, may declare that an Event of Default exists under the Loan Agreement. Each Owner agrees to notify Borrowers and Agent promptly of any change in facts or circumstances that causes any of the representations or warranties contained herein to the untrue.

2

7. Each Owner represents and warrants that it has taken, and agrees that it shall continue to take, reasonable measures, appropriate to the circumstances (and in any event as required by law), to ensure that it and Borrowers are and shall be in compliance with all current and future applicable Anti-Money Laundering Laws, and other applicable laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.
8. In addition to the representations, warranties and covenants regarding full compliance with Anti-Terrorism Laws and Anti-Money Laundering Laws, each Owner represents and warranties that it is, and agrees that it shall remain, in compliance in all material respects with all other laws and requirements applicable to it, its business and its assets, the violation of which would have a material adverse effect on its ability to perform its obligations under the Borrowers’ operating agreement or on the Borrowers’ ability to perform its obligations under the Loan Agreement.
9. Each Owner shall cause to be made, all payments owed by Borrowers to Agent by check or wire transfer drawn on an account owned by Borrowers, or by an Owner or another Person approved in writing in advance by Agent, and maintained at a banking institution organized under the laws of the United States or one of its constituent States, or at a federally regulated U.S. branch or agency of a foreign bank, or at a federally regulated securities broker dealer.
10. If the applicable Anti-Money Laundering Measures do not provide, in Agent’s reasonable determination, adequate means to assure that Persons that are listed on any of the Lists, or that are Designated Persons, or whose funds are not derived from legal sources, are excluded from becoming or being direct or indirect investors in any Owner or Borrowers, Agent shall notify Borrowers of its determination in accordance with the notice provisions in the Loan Agreement. If such inadequate Anti-Money Laundering Measures are not modified in a commercially reasonable manner to Agent’s reasonable satisfaction within thirty (30) days following notice to Borrowers of Agent’s determination, each of the undersigned acknowledges that Agent, in addition to all of its other rights and remedies, may declare that an Event of Default exists.
11. No transfer of any direct interest in Borrowers or of any controlling ownership interest in Owner shall be effective unless and until the transferor has provided a written certification to Borrowers that, after making due inquiry, (a) the transferee or any Person who owns a controlling interest in, or otherwise controls, the transferee is not listed on any of the Lists and is not a Designated Person, and the transferee has taken reasonable measures to assure that no holder of any other controlling ownership interest in the transferee is so listed or is so designated; provided, however, that none of the foregoing shall apply to any Person which is, or to the extent that such interest is through, a U.S. Publicly Traded Entity, and (b) the funds for investment in Owner or Borrowers are derived from legal sources.

3

12. Each Owner acknowledges and agrees that if at any time Borrowers or Agent reasonably believes that such Owner has breached its representations and warranties or its agreements set forth herein, Borrowers have the right or may be obligated to block such Owner’s investment in Borrowers, to prohibit additional investments, to segregate the assets constituting such Owner’s the investment in accordance with applicable Anti-Terrorism Laws, to decline any redemption request or to redeem the Investor’s investment. Each Owner further acknowledges that it will have no claim against Borrowers, Lender or Agent or any of their respective affiliates or agents for any form of damages as a result of any of the foregoing actions.
13. Each Owner shall require each Person that proposes to become a holder of any direct interest in Borrowers or of any controlling ownership interest in Owner to sign an agreement substantially in the form of this Agreement and to deliver the same to Borrowers.
14. Capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings assigned to them in the Loan Agreement. Any notice sent to Agent under this Agreement shall be sent in accordance with the notice provisions set forth in the Loan Agreement.
15. The undersigned acknowledges that (a) Lender is relying on this Agreement and its rights hereunder in entering into the Loan Agreement and in advancing proceeds of the Loans, and (b) any terms hereof applying to more than one of the undersigned are made on a joint and several basis hereunder. This Agreement may be executed in counterparts.
[Remainder of page intentionally blank; signature page follows]

4

IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Agreement as of the date set forth above.

OWNER:

EXHIBIT E
Provider Payment/Reimbursement Programs
With respect to each Project:
1. A Medicaid Provider Agreement or the state equivalent thereof; and
2. A Medicare Provider Agreement

EXHIBIT F
Governmental Approvals
1.	Arizona Department of Health Services, Nursing Care Institution License No. NCI-345 with respect to the Desert Sky Healthcare and Rehabilitation Center Project.
2.	Arizona Department of Health Services, Nursing Care Institution License No. NCI-237 with respect to the Desert Terrace Nursing Center Project.
3.	Arizona Department of Health Services, Nursing Care Institution License No. NCI-159 with respect to the Highland Manor Health and Rehabilitation Center Project.
4.	Arizona Department of Health Services, Nursing Care Institution License No. NCI-2637 with respect to the NMMRC Project.
5.	Nursing Home License No. 1342 issued by the Washington Department of Social and Health Services with respect to the Park Manor Project
6.	Arizona Department of Health Services, Nursing Care Institution License No. NCI-2634 with respect to the Catalina Project.
7.	State of California Department of Health Services License No. 010000062 with respect to the Park View Gardens Project.
8.	Arizona Department of Health Services, Nursing Care Institution License No. NCI-279 with respect to the Sabino Project.
9.	State of California Department of Health Services License No. 240000215 with respect to the Upland Project.
10.	State of California Department of Health Services License No. 050000087 with respect to the Camarillo Project.
11.	State of California Department of Health Services License No. 950000090 with respect to the Arbor Glen Project.
12.	State of California Department of Health Services License No. 940000135 with respect to the Brookfield Project.
13.	State of California Department of Health Services License No. 950000017 with respect to the Rose Villa Project.
14.	Texas Department of Aging and Disability Services License No. 128065 with respect to the Cambridge Project.
15.	Texas Department of Aging and Disability Services License No. 127959 with respect to the Golden Acres Project.
16.	Texas Department of Aging and Disability Services License No. 12142 with respect to the Northern Oaks Project.

EXHIBIT G
Required Repairs
IMMEDIATE REPAIRS

1. Arbor Glen, CA
Kitchen Floors	$15,000
Kitchen Hood-Sprinkler	$15,000
$30,000

2. Rose Villa, CA
Under Slab-RA Vents	$5,000
Fresh Air PK Units	$7,500
ADA	$50
$12,550

3. Cambridge, TX
Earth Work at Dumpster	$500
Pad at Dumpster	$1,200
Concrete Service Drive	$5,000
Canopy/Awnings	$5,000
Asphalt	$1,125
ADA	$500
$13,325

4. Northern Oaks, TX
Asphalt Overlay	$26,276
Sidewalk	$2,500
ADA	$885
$29,661

5. Golden Acres, TX
Roof Leaks	$3,000

Total	$88,536.00

SCHEDULE 2.1
Advance Conditions
The Six Project Loan shall be subject to the terms of the Proposal Letter, as clarified or modified by this Agreement and Agent’s receipt, review, approval and/or confirmation of the following items, at Borrowers’ cost and expense, each in form and content satisfactory to Agent in its sole discretion:
1.	Loan Documents. The following Loan Documents:

(a)	the Loan Agreement executed by Borrowers;

(b)	the Six Project Note;

(c)	the Security Documents executed by Borrowers;

(d)	such Uniform Commercial Code financing statements as Agent may require;

(e)
a Fourth Amended and Restated Environmental Indemnity Agreement executed by Borrowers and a Fourth Amended and Restated Environmental Indemnity Agreement executed by Guarantor (collectively, the “Environmental Indemnity”);

(f)	a Fourth Amended and Restated Guaranty of Payment and Performance executed by Guarantor (the “Guaranty”);

(g)	a Subordination and Attornment Agreement executed by each Master Tenant (the “Subordination Agreements”);

(h)	the Third Amended and Restated Business Associate Agreement executed by Master Tenants (the “Business Associate Agreement”); and

(i)
such Assignment of Leases and Rents, executed by Borrowers or Affiliates of Borrowers for the benefit of Lender, and pertaining to leases of space in the Projects (the “Assignment of Leases and Rents”) as Agent may require.

2.	Loan Origination Fee. The loan origination fee of $400,000, which fee shall be non-refundable, shall be deemed fully earned upon receipt.

3.
Title Insurance Policies. An ALTA (or equivalent) mortgagee policy or policies of title insurance in the maximum amount of the Loans, with reinsurance and endorsements as Agent may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Agent, and insuring that the Security Documents are a first-priority Lien on the Projects and related collateral (the “Title Policies”).

4.
Organizational and Authority Documents. Certified copies of all documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for each Borrower and each Guarantor for the execution, delivery, and performance of the Loan Documents by each Borrower and each Guarantor, as applicable.

5.
Legal Opinions. Legal opinions issued by counsel for each Borrower and Guarantor, opining as to the due organization, valid existence and good standing of Borrowers and Guarantor, and the due authorization, execution, delivery, enforceability and validity of the Loan Documents with respect to, Borrowers and Guarantor that the Loans, as reflected in the Loan Documents is not usurious; to the extent that Agent is not otherwise satisfied, that each Project and its use is in full compliance with all legal requirements; that the Loan Documents do not create or constitute a partnership, a joint venture or a trust or fiduciary relationship between Borrowers and Agent; and as to such other matters as Agent and Agent’s counsel reasonably may specify.

6.
Searches. Current Uniform Commercial Code, tax, judgment lien and litigation searches for Borrowers, Loan Parties, Master Tenants Borrowers’ partners and members, and the immediately preceding owner of the Projects.

7.	Insurance. Evidence of insurance as required by this Agreement, and conforming in all respects to the requirements of Agent.

8.
Survey. Three (3) originals of a current “as built” survey of each Project, dated or updated to a date not earlier than forty-five (45) days prior to the Restatement Date, prepared by a registered land surveyor in accordance with the American Land Title Association/ American Congress on Surveying and Mapping Standards and containing Agent’s approved form of certification in favor of Agent and the title insurer. The surveyor shall certify that no portion of any Project is in a flood hazard area as identified by the Secretary of Housing and Urban Development (or, if any portion of any Project is in such a flood hazard area, then the survey shall certify to the hazard designation of the affected portion of the property,) and shall conform to Agent’s current survey requirements. The surveys shall be sufficient for the title insurer to remove the general survey exception.

9.
Property Condition Report. A current engineering report or architect’s certificate with respect to each Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards. As requested by Agent, such report shall also include an assessment of the Project’s tolerance for earthquake and seismic activity.

10.	Environmental Reports. A current Site Assessment for each Project.

11.
Leases. All leases of, subleases of, and occupancy agreements affecting the Projects or any part thereof now existing or hereafter executed (including the Master Leases and all patient and resident care agreements and service agreements which include an occupancy agreement) and all amendments, modifications or supplements thereto (“Leases”) shall be in form and substance, with tenants and for uses acceptable to Agent. On the Restatement Date: (a) the Master Leases shall be, in full force and effect; (b) Borrowers shall have submitted revised and updated financials and census data to Agent; and (c) Agent shall have received subordination agreements in form and substance acceptable to Agent the Master Tenants.

12.	Master Leases. A copy of each Master Lease, certified by Borrowers as being true, correct and complete.

13.	Tax and Insurance Impounds. Borrowers’ deposit with Agent of the amount required by Agent to impound for taxes and assessments, insurance premiums and to fund any other required escrows or reserves.

14.
Compliance With Laws. Evidence that each Project and the operation thereof comply with all legal requirements, including that all requisite certificates of occupancy, building permits, and other licenses, certificates, approvals or consents required of any governmental authority have been issued without variance or condition and that there is no litigation, action, citation, injunctive proceedings, or like matter pending or threatened with respect to the validity of such matters. If title insurance with respect to any Project described in item 3 above does not include a Zoning 3.1 (with parking) endorsement because such an endorsement is not available in the State where the Project is located, then Borrowers shall furnish to Agent a zoning letter from the applicable municipal agency with respect to such Project. Borrowers shall, upon request of Agent, furnish Agent with utility letters from applicable service providers.

15.
No Casualty or Condemnation. No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any Project; no Project shall have suffered any significant damage by fire or other casualty which has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which would have, in Agent’s judgment, a material adverse effect on Borrowers, Guarantor or any Project.

16.	Audit Requirements. The annualized Net Operating Income of the Projects equals or exceeds $24,786,000.

17.
Broker’s Fees. All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or agents in connection with the Loans or the acquisition of the Projects have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Agent.

18.
Costs and Expenses. Payment of Agent’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Agent’s inspecting engineers, consultants and counsel.

19.	Representations and Warranties. The representations and warranties contained in this Loan Agreement and in all other Loan Documents are true and correct.

20.	No Defaults. No Potential Default or Event of Default shall have occurred or exist.

21.
Appraisal. Agent shall obtain an appraisal report for each Project, in form and content acceptable to Agent, prepared by an independent MAI appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”) and the regulations promulgated pursuant to such act.

22.	Other Items. Agent shall have received such other items as Agent may reasonably require.

SCHEDULE 2.3(A)
Ten Project Loans Principal Payments

Date	Principal
11/1/2009	70,965.84
12/1/2009	82,140.93
1/1/2010	71,921.02
2/1/2010	72,369.65
3/1/2010	104,881.69
4/1/2010	73,475.76
5/1/2010	84,585.07
6/1/2010	74,461.89
7/1/2010	85,545.35
8/1/2010	75,460.18
9/1/2010	75,930.92
10/1/2010	86,975.86
11/1/2010	76,947.32
12/1/2010	87,965.62
1/1/2011	77,976.25
2/1/2011	78,462.70
3/1/2011	110,419.47
4/1/2011	79,641.47
5/1/2011	90,589.15
6/1/2011	80,703.62
7/1/2011	91,623.46
8/1/2011	81,778.87
9/1/2011	82,289.07
10/1/2011	93,167.36
11/1/2011	83,383.87
12/1/2011	94,233.46
1/1/2012	84,492.17
2/1/2012	85,019.32
3/1/2012	106,102.31
4/1/2012	86,212.03
5/1/2012	96,987.49
6/1/2012	87,355.20
7/1/2012	98,100.69
8/1/2012	88,512.47
9/1/2012	89,064.74
10/1/2012	99,765.42
11/1/2012	90,243.09
12/1/2012	100,912.88
1/1/2013	91,435.97
2/1/2013	92,006.51

Date	Principal
3/1/2013	122,729.01
4/1/2013	93,346.79
5/1/2013	103,935.23
6/1/2013	94,577.94
7/1/2013	105,134.11
8/1/2013	95,824.28
9/1/2013	96,422.24
10/1/2013	106,930.06
11/1/2013	97,691.32
12/1/2013	108,165.88
1/1/2014	98,976.05
2/1/2014	99,593.70
3/1/2014	129,624.77
4/1/2014	101,024.47
5/1/2014	111,411.67
6/1/2014	102,350.32
7/1/2014	112,702.76
8/1/2014	103,692.51
9/1/2014	104,339.63
10/1/2014	114,639.94
11/1/2014	105,706.36
12/1/2014	115,970.84
1/1/2015	107,089.95
2/1/2015	107,758.30
3/1/2015	137,045.33
4/1/2015	109,286.46
5/1/2015	119,457.10
6/1/2015	110,714.21
7/1/2015	120,847.43
8/1/2015	112,159.56
9/1/2015	112,859.59
10/1/2015	122,936.58
11/1/2015	114,331.41
12/1/2015	124,369.82
1/1/2016	115,821.38
2/1/2016	116,544.30
3/1/2016	135,777.69
4/1/2016	118,119.42
5/1/2016	128,058.55
6/1/2016	119,656.11

SCHEDULE 2.3(B)
Six Project Loan Principal Payments

Period	Date	Principal Payment
0	11/6/2009
1	12/1/2009	29,026.76
2	1/1/2010	32,668.52
3	2/1/2010	32,895.13
4	3/1/2010	60,059.78
5	4/1/2010	33,541.50
6	5/1/2010	42,732.02
7	6/1/2010	34,071.17
8	7/1/2010	43,248.17
9	8/1/2010	34,608.12
10	9/1/2010	34,848.24
11	10/1/2010	44,005.41
12	11/1/2010	35,395.87
13	12/1/2010	44,539.07
14	1/1/2011	35,951.03
15	2/1/2011	36,200.51
16	3/1/2011	63,066.08
17	4/1/2011	36,890.85
18	5/1/2011	45,995.90
19	6/1/2011	37,466.58
20	7/1/2011	46,556.94
21	8/1/2011	38,050.23
22	9/1/2011	38,314.33
23	10/1/2011	47,383.06
24	11/1/2011	38,909.63
25	12/1/2011	47,963.17
26	1/1/2012	39,513.13
27	2/1/2012	39,787.42
28	3/1/2012	57,573.50
29	4/1/2012	40,464.23
30	5/1/2012	49,478.10
31	6/1/2012	41,089.11
32	7/1/2012	50,087.04
33	8/1/2012	41,722.59
34	9/1/2012	42,012.27
35	10/1/2012	50,986.65
36	11/1/2012	42,658.45
37	12/1/2012	51,616.34
38	1/1/2013	43,313.52
39	2/1/2013	43,614.28
40	3/1/2013	69,809.05
41	4/1/2013	44,403.26
42	5/1/2013	53,316.63
43	6/1/2013	45,082.34
44	7/1/2013	53,978.38
45	8/1/2013	45,770.76
46	9/1/2013	46,088.66
47	10/1/2013	54,959.03
48	11/1/2013	46,790.93
49	12/1/2013	55,643.38
50	1/1/2014	47,502.87
51	2/1/2014	47,832.83
52	3/1/2014	73,645.91
53	4/1/2014	48,677.95
54	5/1/2014	57,482.27
55	6/1/2014	49,415.87
56	7/1/2014	58,201.35
57	8/1/2014	50,163.93
58	9/1/2014	50,512.45
59	10/1/2014	59,269.96
60	11/1/2014	51,275.61

SCHEDULE 2.9
Sources and Uses
See attached.

SCHEDULE 3.2(A)
Allocated Loan Amount

Allocated Loan
Project	Amount
The Desert Sky Health and Rehabilitation Center Project	$5,901,000
The Desert Terrace Nursing Center Project	$3,247,000
The Highland Manor Health and Rehabilitation Center Project	$2,605,000
The NMMRC Project	$12,520,000
The Catalina Project	$2,339,000
The Park Manor Project	$4,181,000
The Park View Gardens Project	$6,780,000
The Sabino Project	$3,665,000
The Upland Project	$6,588,000
The Camarillo Project	$5,747,000
Golfview Holdings LLC	$9,161,000
Arrow Tree Health Holdings LLC	$4,519,000
Trousdale Health Holdings LLC	$5,729,000
Ensign Bellflower LLC	$4,945,000
Anson Health Holdings LLC	$5,098,000
Hillendahl Health Holdings LLC	$10,548,000

SCHEDULE 5.6
Litigation
None.

SCHEDULE 5.14
Locations
With respect to each Borrower:
27101 Puerta Real, Suite 450
Mission Viejo, California 92691

SCHEDULE I
Certain Definitions
As used herein, the following terms have the meanings indicated:
“Accounting Period” means (i) general accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable on the date so indicated and consistently applied or (ii) if required by the United States Securities and Exchange Commission, International Financial Reporting Standards as adopted by the International Accounting Standards Board.
“Accounts Receivable Loan” means the revolving loan made by GECC to Master Tenants as set forth in the Accounts Receivable Loan Documents .
“Accounts Receivable Loan Documents” means that certain Second Amended and Restated Loan and Security Agreement, as amended, restated, supplemented and modified from time to time among GECC and the Guarantor, as a Borrower, each of the Master Tenants, as Borrowers, and the other Borrowers party thereto dated as of February 21, 2008 and all documents, instruments and certificates now or hereafter executed by any Master Tenant or their Affiliates, including Guarantor, as such documents, instruments and certificates may be amended from time to time.
“Affiliate” means (a) any corporation in which any Borrower or any partner, shareholder, director, officer, member, or manager of any Borrower or Guarantor directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any general or limited partnership, joint venture, limited liability company or limited liability partnership in which any Borrower or any partner, shareholder, director, officer, member, or manager of any Borrower is a partner, joint venturer or member, (c) any trust as to which any Borrower or any partner, shareholder, director, officer, member or manager of any Borrower is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by any Borrower or any partner, shareholder, director, officer, member or manager of any Borrower or by Guarantor, (e) any partner, shareholder, director, officer, member, manager or employee of any Borrower or Guarantor, (f) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of any Borrower or Guarantor, (g) Guarantor, (h) any Person which owns or controls, directly or indirectly, more than ten percent (10%) of the beneficial interests of any Borrower or Guarantor or (i) any entity of which more than ten percent (10%) of the beneficial interests are owned or controlled, directly or indirectly, by an Affiliate as defined in clauses (a) through (h).
“Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Agreement” means this Loan Agreement, as amended from time to time.

“Allocated Loan Amount” shall be the amount set forth for each Project on Schedule 3.2(a) as such amounts for the Six Project Loan Projects may be reduced from time to time in accordance with Section 2.10(b)(F).
“Anti-Money Laundering Laws” has the meaning assigned to such term in Sections 5.26(b).
“Anti-Money Laundering Measures” has the meaning assigned to such term in Section 5.26(b).
“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.26(a).
“Applicable Maturity Date” means, with respect to the Ten Project Loans, the Ten Project Loans Maturity Date, and, with respect to the Six Project Loan, the Six Project Loan Maturity Date.
“Approved Bank Account” shall mean an account maintained at a bank reasonably approved by Agent, as to which account, Borrowers, said bank and Agent shall have entered into an agreement in form and substance reasonably acceptable to Agent to ensure Agent that Agent has “control” of such account as such term is defined in the Uniform Commercial Code as in effect in the applicable state and as to a Borrower’s right, title and interest in such amounts in such account Agent has a perfected first security interest (all costs and expenses of negotiating, documenting and maintaining such bank account, agreement and perfected security interest shall be paid for by Borrowers).
“Assignment Agreement” has the meaning assigned to such term in Section 2.5(a)(ii).
“Assignment of Leases and Rents” has the meaning assigned to such term in Schedule 2.1.
“ASTM” means the American Society for Testing and Materials.
“Bankruptcy Party” has the meaning assigned to such term in Section 8.7.
“Base Rate” means, at any time, a rate per annum equal to the sum of (a) the higher of (i) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is not longer quoted therein, any similar rate quoted therein (as determined by Lender) or any similar release by the Federal Reserve Board (as determined by Lender) and (ii) the sum of 0.5% per annum and the Federal Funds Rate, plus (b) one percent (1%).
“Borrower” and “Borrowers” have the meaning assigned to such terms in the introductory paragraph of this Agreement.

“Borrower Anti-Terrorism Policies” has the meaning assigned to such term in Section 7.20(c).
“Borrowers’ Equity” has the meaning assigned to such term in Schedule 2.1.
“Business Associate Agreement” has the meaning assigned to such term in Schedule 2.1.
“Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York or Illinois are not open for general banking business.
“BSA” has the meaning assigned to such term in Section 5.26(b).
“Collateral” has the meaning assigned to such term in Section 2.4.
“Collateral Assignments” has the meaning assigned to such term in Schedule 2.1.
“Commencement Date” has the meaning assigned to such term in Section 7.17.
“Compliance Certificate” means the compliance certificate in the form of Schedule 6.1 attached hereto.
“CON” has the meaning assigned to such term in Section 8.1(c).
“Control” or “controls”: When used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contractor or otherwise; and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.
“December 2006 Funding” has the meaning assigned to such term in Section 2.1(b).
“December 2006 Funding Interest Rate” has the meaning assigned to such term in Section 2.2.
“Debt” means, for any Person, without duplication, the aggregate of: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Debt Service” means the aggregate interest, principal, and other payments due under the Loans, and on any other outstanding permitted Debt relating to the Projects (if any) for the period of time for which calculated.
“Debt Service Coverage Ratio” means the ratio of (i) Net Operating Income (calculated in accordance with Schedule II attached hereto) from the Projects for a particular period, to (ii) payments of interest due on the Loans (which shall be assumed to be at the greater of actual interest or seven percent (7%) per year) for the same period plus amortization due during the same period.
“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the applicable Interest Rate.
“Defeasance” has the meaning assigned to such term in Section 2.5(a)(ii).
“Defeasance Deposit” shall mean an amount equal to the Yield Maintenance Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments (including Agent’s estimate of administrative expenses and applicable federal, state or local income taxes associated with or to be incurred by the Successor Ten Project Borrower during the remaining term of, and applicable to, the Ten Project Loan) and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Ten Project Note or otherwise required to accomplish the agreements set forth in Section 2.5(a)(ii) of this Agreement, all as reasonably estimated by Agent.
“Defeasance Release Date” has the meaning assigned to such term in Section 2.5(a)(ii).
“Designated Person” has the meaning assigned to such term in Section 5.26(a).
“DOJ Investigation” means that certain U.S. Department of Justice (“DOJ”) investigation pursuant to which on December 17,2008, representatives of the DOJ served search warrants on Guarantor’s service center and six (6) skilled nursing facilities in Southern California, none of which is a Project and pursuant to which on May 4, 2009, a second subpoena was served requesting additional patient records on the same patients covered by the December 17, 2008 search warrants, as such DOJ investigation is more specifically described in the 10Q of the Guarantor for the period ended June 30, 2009 which was filed on August 6, 2009 and as such DOJ investigation stands on the Restatement Date.
“Environmental Indemnity” has the meaning assigned to such term in Schedule 2.1.
“Event of Default” has the meaning assigned to such term in Article IX.
“Executive Order” has the meaning assigned to such term in Section 5.26(a).

“Exit Fee” means, a $400,000 fee due on the Restatement Date but payable on the Repayment Date, whether by acceleration, prepayment, at maturity or otherwise.
“Extension Notice” has the meaning assigned to such term in Section 2.4.
“Expenses” has the meaning assigned to such term in Schedule II.
“Federal Bankruptcy Code” shall mean Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the United States Reserve System arranged by federal funds brokers, as determined by Lender in its sole discretion.
“FIRREA” has the meaning assigned to such term in Schedule 2.1.
“GECC” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Governmental Approvals” means, collectively, all consents, licenses and permits and all other authorizations or approvals required from any Governmental Authority to operate the Projects.
“Governmental Authority” means any federal, state, county or municipal government or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (including, without limitation, the State Regulator), or any court, administrative tribunal, or public body, including but not limited to all such authorities relating to the quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting.
“Guarantor” means The Ensign Group, Inc., the sole and managing member of each Borrower.
“Hazardous Materials” has the definition given to such term in the Environmental Indemnity.
“Healthcare Laws” has the meaning assigned to such term in Section 8.1(a).
“Hedge Agreement” means any interest rate hedge agreement now or hereafter entered into by Borrower pursuant to Section 2.7 of this Agreement, as the same may be renewed, extended, amended or replaced from time to time.
“HIPAA” has the meaning assigned to such term in Section 8.1(a).
“HIPAA Compliance Plan” has the meaning assigned to such term in Section 8.1(a).

“HIPAA Compliance Date” has the meaning assigned to such term in Section 8.1(a).
“Indebtedness” means all payment obligations of each Borrower and Guarantor to Agent and Lender under the Loans or any of the Loan Documents.
“Insurance Impound” has the meaning assigned to such term in Section 3.4.
“Interest Period” means each period commencing on the first day of a calendar month and ending on the last day of the month that is one month thereafter; provided, however, no Interest Period shall end after the Applicable Maturity Date.
“Interest Rates” has the meaning assigned to such term in Article II.
“Investor Anti-Terrorism Policies” has the meaning assigned to such term in Section 7.20(c).
“June 2006 First Funding” has the meaning assigned to such term in Section 2.1(b).
“June 2006 First Funding Interest Rate” has the meaning assigned to such term in Section 2.2.
“June 2006 Second Funding” has the meaning assigned to such term in Section 2.1(b).
“June 2006 Second Funding Interest Rate” has the meaning assigned to such term in Section 2.2.
“June 2006 Third Funding” has the meaning assigned to such term in Section 2.1(b).
“June 2006 Third Funding Interest Rate” has the meaning assigned to such term in Section 2.2.
“Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations and guidances and judicial opinions or presidential authority in the applicable jurisdiction, including but not limited to quality and safety standards, accreditation standards and requirements of the State Regulator, each as it may be amended from time to time.
“Leases” has the meaning assigned to such term in Schedule 2.1.
“LIBOR” means, with respect to any Interest Period, the offered rate, as determined by Lender, for deposits in U.S. Dollars for a ninety (90) day period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London Time) on the second full LIBOR Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in U.S. Dollars in the London interbank market as may be selected by Lender in its reasonable discretion and, in the absence of availability, such other method to determine such offered rate as may be selected by Lender in its reasonable discretion.

“LIBOR Breakage Amount” means an amount, as reasonably calculated by Lender, equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost in connection with the re-employment of such funds) that Lender may sustain as a result of any payment of the Loans on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).
“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.
“LIBOR Rate” means, the greater of (a) two percent (2%) and (b) with respect to any Interest Period, an interest rate per annum determined as the ratio of (i) LIBOR to (ii) the difference between the number one and the Reserve Requirements with respect to such Interest Period. If at any time the remaining term of the Loans, as extended, is less than a full Interest Period, then the LIBOR Rate during such remaining term shall be equal to the rate reasonably determined by Lender in a manner consistent with the foregoing with respect to such remaining term.
“Licenses” has the meaning assigned to such term in Section 8.1(a).
“Lien” means any interest, or claim thereof, in the Projects securing an obligation owed to, or a claim by, any Person other than the owner of the Projects, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Projects.
“Lists” has the meaning assigned to such term in Section 5.26(a).
“Loan” means the June 2006 First Funding, June 2006 Second Funding, June 2006 Third Funding, December Funding, Six Project Loan, and all other amounts payable under this Agreement and the other Loan Documents.
“Loan Documents” means: (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) any letter of credit provided to Agent in connection with the Loans, (e) the Security Documents, (f) the Environmental Indemnity Agreement, (g) the Subordination Agreements, (h) the Assignment of Leases and Rents, (i) the Business Associate Agreement, (j) the Uniform Commercial Code financing statements, and (k) all other documents evidencing, securing, governing or otherwise pertaining to the Loans, and all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.
“Loan Parties” means Guarantor and Master Tenants.

“Make Whole Breakage Amount” means, as calculated by Agent, the greater of (i) one percent (1%) of the amount being prepaid and (ii) the excess, if any, of (A) the sum of the net present values of each scheduled interest and principal payment of the Ten Project Loan, including the payment of the balance of the Ten Project Loan (together with accrued interest thereon) on the then scheduled Ten Project Maturity Date, discounted to the date of the prepayment at an interest rate equal to the Replacement Treasury Yield plus fifty (50) basis points, over (B) the amount of principal being prepaid.
“Master Leases” mean those certain leases between each Borrower as landlord and each Master Tenant, as tenant.
“Master Tenants” means Radiant Hills Health Associates LLC, Glendale Healthcare Associates LLC, 24th Street Healthcare Associates LLC, Highland Healthcare LLC, Manor Park Healthcare LLC, Presidio Health Associates LLC, Ensign Sabino LLC, Ensign Montgomery LLC, Ensign San Dimas LLC (f/k/a Ensign Arden LLC), Downey Community Care LLC and Bell Villa Care Associates LLC, each a Nevada limited liability company, and Upland Community Care, Inc., Camarillo Community Care, Inc., Richmond Senior Services, Inc., Northern Oaks Healthcare Inc. and Pomerado Ranch Healthcare, Inc., each a Nevada corporation.
“Material Adverse Change” or “material adverse change” means, in Agent’s reasonable discretion, the business prospects, operations or financial condition of a Person or property has changed in a manner which could impair the value of Agent’s and Lender’s security for the Loans, prevent timely repayment of the Loans or otherwise prevent the applicable Person, Guarantor or any Borrower from timely performing any of its material obligations under the Loan Documents.
“Medicaid” shall mean Title XIX of the Social Security Act, which was enacted in 1965 to provide a cooperative federal-state program for low income and medically indigent persons, which is partially funded by the federal government and administered by the states.
“Medicare” shall mean Title XVIII of the Social Security Act, which was enacted in 1965 to provide a federally funded and administered health program for the aged and certain disabled persons.
“Money Market Rate” has the meaning assigned to such term in Section 3.4.
“Monthly Reports” has the meaning assigned to such term in Section 6.1(a).
“Net Operating Income” means, as reasonably determined by Agent, earnings from the Projects before interest, taxes, amortization, depreciation, rent and management fees determined in accordance with generally accepted accounting principles consistently applied for the trailing twelve (12) month period adjusted for (i) a management fee of five percent (5%) of operating revenue, (ii) a replacement reserve of $300/bed, (iii) maximum occupancy of 95% and (iv) excess bad debt expenses, if any, up to a maximum amount of $75,000.
“Notes” has the meaning assigned to such term in Recital A.

“Obligations” has the meaning assigned to such term in Section 11.28.
“OFAC” has the meaning assigned to such term in Section 5.26(a).
“OFAC Laws and Regulations” has the meaning assigned to such term in Section 5.26(a).
“Other Lists” has the meaning assigned to such term in Section 5.26(a).
“Patriot Act” means the USA Patriot Act of 2001, Pub. L. No. 107-56.
“Payment Date” means the first Business Day of each calendar month and each Applicable Maturity Date.
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, limited partnership, limited liability, partnership, limited partnership, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.
“Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Project” and “Projects” have the meanings assigned to such terms in Recital B.
“Project Yield” means the ratio, expressed as a percentage, of (a) annualized Net Operating Income from the Projects, as determined by Agent for a particular period, to (b) the outstanding principal balance of the Loans.
“Property” and “Properties” have the meanings assigned to such terms in Recital B.
“Proposal Letter” means that certain letter dated as of August 11, 2009 by GE Healthcare Financial Services, Inc. and acknowledged and agreed to by the Borrowers.
“Release Date” has the meaning assigned to such term in Section 2.11.
“Repayment Date” means the date upon which the entire principal balance of the Loans and all interest thereon and other sums due pursuant to the Loan Documents, including, without limitation, the Exit Fee, in any, have been paid in full.
“Replacement Deposit” has the meaning assigned to such term in Section 3.6.
“Replacement Reserve” has the meaning assigned to such term in Section 3.6.

“Replacement Treasury Yield” shall mean the rate of interest equal to the yield to maturity of the most recently issued U.S. Treasury security as quoted in the Wall Street Journal on the prepayment date. If the remaining term is less than one year, the Replacement Treasury Yield will equal the yield for 1-Year Treasury’s. If the remaining term is 1-Year, 2- Year, etc., then the Replacement Treasury Yield will equal the yield for the Treasury’s with a maturity equaling the remaining term. If the remaining term is longer than one year but does not equal one of the maturities being quoted, then the Replacement Treasury Yield will equal the yield for Treasury’s with a maturity closest to but not exceeding the remaining term. If the Wall Street Journal (i) quotes more than one such rate, the highest of such quotes shall apply, or (ii) ceases to publish such quotes, the U.S. Treasury security shall be determined from such financial reporting service or source as Agent shall determine.
“Residential Units” shall mean, collectively, (a) each bed, Alzheimer’s unit and/or assisted living unit authorized and operational under the Licenses and (b) each independent living unit comprising the Projects.
“Restatement Date” shall be the date on which the Six Project Loan is funded.
“Scheduled Defeasance Date” has the meaning assigned to such term in Section 2.5(a)(ii).
“Security Agreement” has the meaning assigned to such term in Section 2.5(a)(ii).
“Security Deposits” means any security deposit from any tenant or occupant of any Project collected or held by any Borrower or Master Tenant.
“Security Documents” means those certain first priority Deeds of Trust, Security Agreements and Fixture Filing, (or documents of similar title) executed by Borrowers for the benefit of Agent, encumbering the Projects.
“Single Purpose Entity” means a Person (other than an individual, a government, or any agency or political subdivision thereof), which exists solely for the purpose of owning and operating a Project, conducts business only in its own name, does not engage in any business or have any assets unrelated to such Project, does not have any Debt other than as permitted by this Agreement, has its own separate books, records, and accounts (with no commingling of assets), holds itself out as being a Person separate and apart from any other Person, and observes corporate, partnership or limited liability company, as the case may be, formalities independent of any other Person, and which otherwise constitutes a single purpose entity as determined by Agent. Without limiting the foregoing, a Single Purpose Entity (i) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the interest which it owns in its respective Project and (ii) is not a shareholder or partner or member of any other entity.
“Site Assessment” means an environmental engineering report for each Project prepared at Borrowers’ expense by an engineer engaged by Borrowers, or Agent on behalf of Borrowers, and approved by Agent, and in a manner reasonably satisfactory to Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about each Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E1527-05 (or any successor thereto published by ASTM) and good customary and commercial practice.

“Six Project Interest Rate” has the meaning assigned to such term in Section 2.2.
“Six Project Loan” has the meaning assigned to such term in Recital B.
“Six Project Loan Project” and “Six Project Loan Projects” have the meanings assigned to such terms in Recital B.
“Six Project Loan Maturity Date” means the earlier of (a) November 6, 2014, or (b) any earlier date on which the entire Loan is required to be paid in full, whether at maturity, by acceleration or otherwise, under this Agreement or any of the other Loan Documents, or any later date to which the same may be extended in accordance with the terms of the Loan Agreement.
“SND List” has the meaning assigned to such term in Section 5.26(a).
“Social Security Act” shall mean 42 U.S.C. 401 et seq., as enacted in 1935, and amended, restated or otherwise supplemented thereafter from time to time and all rules and regulations promulgated thereunder.
“Specially Designated National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.
“State Regulator” has the meaning assigned to such term in Section 7.18(a).
“Subordination Agreements” has the meaning assigned to such term in Schedule 2.1.
“Successor Ten Project Borrower” has the meaning assigned to such term in Section 2.5(a)(ii)
“Ten Project Borrower” has the meaning assigned to such term in Section 2.5(a)(ii).
“SWAP Termination Fee” shall mean the amount that Lender reasonably determines in good faith to be its total losses and costs in connection with a termination of the hedging arrangements entered into by Lender in connection with the funding of the Loans and cost of funds rate lock in respect of any such hedging arrangements, including any loss of bargain, cost of funding and loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position.
“Tax Impound” has the meaning assigned to such term in Section 3.5.
“Taxes” has the meaning assigned to such term in Section 3.5.
“Ten Project Loans” has the meaning assigned to such term in Section 2.1(b).

“Ten Project Loans Maturity Date” means the earlier of (a) June 29, 2016, or (b) any earlier date on which the entire Loan is required to be paid in full, whether at maturity, by acceleration or otherwise, under this Agreement or any of the other Loan Documents, or any later date to which the same may be extended in accordance with the terms of the Loan Agreement.
“Ten Project Loan Project” and “Ten Project Loan Projects” have the meanings assigned to such terms in Recital B.
“Ten Project Loan Release Project” and “Ten Project Loan Release Projects” have the meanings assigned to such terms in Section 2.11(a).
“Tenant” means any tenant or occupant of a Project under a Lease.
“Third Party Payor Programs” has the meaning assigned to such term in Section 8.2(f).
“Title Policies” has the meaning assigned to such term in Schedule 2.1.
“U.S. Obligations” shall mean “Government Securities” as defined in the REMIC regulations, specifically, Treasury Regulation § 1.860G 2(a)(8)(i), as chosen by Agent.
“U.S. Person” means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.
“U.S. Publicly-Traded Entity” has the meaning assigned to such term in Section 5.26(a).
“Violation” has the meaning assigned to such term in Section 5.24.
“Yield Maintenance Amount” shall mean the amount estimated by Agent which will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

SCHEDULE 6.1
Compliance Certificate
Date:                     ,
General Electric Capital Corporation
2 Bethesda Metro Center, 5th Floor
Bethesda, Maryland 20814
Attention: Ensign Portfolio Manager
Re: Compliance Certificate — Loan No. 07-0004261
Ladies and Gentlemen:
This certificate is given in accordance with Section 6.1 of the Fourth Amended and Restated Loan Agreement dated as of November 10, 2009 (as amended from time to time, the “Loan Agreement”), among Valley Health Holdings LLC, Sky Holdings AZ LLC, Terrace Holdings AZ LLC, Ensign Highland LLC, Plaza Health Holdings LLC, Rillito Holdings LLC, Meadowbrook Health Associates LLC, Mountainview Communitycare LLC, Cedar Avenue Holdings LLC, Granada Investments LLC, Golfview Holdings LLC, Arrow Tree Health Holdings LLC, Trousdale Health Holdings LLC, Ensign Bellflower LLC, Anson Health Holdings LLC and Hillendahl Health Holdings LLC, each a Nevada limited liability company (each a “Borrower” and collectively, the “Borrowers”) and General Electric Capital Corporation (“Lender”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.
I hereby certify that:
1.	I am an officer of [the general partner/managing member of] each Borrower, and

2.
Based on my review of the financial statements delivered with this certificate in accordance with the Section 6.1 of the Loan Agreement, such (a) financial statements fairly present the financial condition of the Borrowers as the dates of such financial statements in all material respects and (b) have been prepared in accordance with Accounting Standards consistently applied. There have been no material changes in accounting policies or financial reporting practices of any Loan Party since                     , 200    [insert date of last year-end financial statement provided by Borrowers], or, if any such change has occurred, I have attached a description of such changes.

3.
I have reviewed the terms of the Loan Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrowers during the accounting period covered by such financial statements.

4.
Such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge whether arising out of such review or otherwise, of the existence during or at the end of such accounting period or as of the date hereof, of any condition or event that constitutes a Potential Default or an Event of Default, or if any Potential Default or Event or Default existed or exists, attached as Schedule 1 hereto is a description of the nature and period of existence thereof and what action Borrowers have taken or propose to take with respect thereto.

5.	Guarantor is in compliance with the covenants contained in the Guaranty constituting a part of the Loan Documents, except as set forth in Schedule 4 attached hereto.

6.
Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against any Borrower, Guarantor, any Master Tenant or all or any portion of the Project.

7.
Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any failure of any Borrower, Guarantor or any Master Tenant to make required payments of withholding or other tax obligations of such Borrower, Guarantor or Master Tenant during the accounting period to which the attached statements pertain or any subsequent period.

8.	With respect to each of the Projects:
(a)	there are no current, pending or threatened proceedings relating to a condemnation or other public taking of the Project;

(b)	the Project has suffered no casualty or other damage or loss of the type typically covered by hazard insurance;

(c)
all insurance required to be maintained by Borrowers, Guarantor or any Master Tenant under the Loan Agreement is in force and premiums therefor have been paid as and when due and Borrowers, Guarantor or any Master Tenant have made no claims thereunder; and

(d)	the undersigned has no knowledge of any current, pending or threatened changes to the zoning classification or permitted uses of the Project.
9.
All of the other covenants (i.e., those not specifically described in the prior paragraphs above) set forth in the Loan Agreement and Security Documents are fully performed and the representations and warranties set forth in the Loan Agreement and Security Documents are and remain true, correct, and complete (except as set forth on Schedule 4 attached hereto).

2

10.
Except as set forth in the Loan Agreement or on Schedule 5 attached hereto, no Borrower has received (a) any notice of material default under other obligations relating to the Project or otherwise material to such Borrower’s business, including any notices of violations of any laws, regulations, codes or ordinances; (b) any notice of threatened or pending legal, judicial or regulatory proceedings, including any dispute between any Borrower and any governmental authority, materially adversely affecting any Borrower, any Loan Party or any Project; (c) inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of any Borrower, Guarantor or any Master Tenant; (d) any notice of default or termination given or made to any Master Tenant by any Borrower or received from any Master Tenant; and (e) any notice of default or termination under any license or permit necessary for the operation of any Project in the manner required by the Loan Agreement. If any such notices have been received, they are listed on Schedule 5 and Borrowers have provided (or are providing concurrently with this Certificate) Lender with copies of such notices referred to herein.

11.	The calculations set forth on Schedule 6 have been made to determine Borrowers’ compliance with Section 9.15 of the Loan Agreement, which calculations are true, correct, and complete.
[Remainder of Page Intentionally Left Blank]

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The forgoing certification and computations are made as of                     , 20      and delivered this            day of                     , 20     .

Sincerely, [Borrower]
By:
Name:
Its:

[Borrower]
By:
Name:
Its:

Schedule 1
Description of Defaults or Potential
Defaults and Cures Being Undertaken

Schedule 1

Schedule 2
Tax Liens or Withholding Obligations

Schedule 2

Schedule 3
List of all Deposit Accounts

Schedule 3

Schedule 4
Exceptions to Covenant Compliance

Schedule 4

Schedule 5
Schedule of Notices of Default, Litigation, etc.

Schedule 6 — Page 6

Schedule 6
Financial Covenant Analysis
As of:                           , 20

A. NET OPERATING INCOME[1] (“NOI”):

(1) Name of Borrower:	(1)
(a) Calculation Period:	(a) Trailing _____ months
(b) Revenue:	(b) $
(c) Less Expenses: (including real estate tax, management fee equal to 5% of operating income regardless of whether paid) & replacement reserve of $300 per Residential Unit)	(c) $
(d) Net Operating Income:	(d) $

(2) Name of Borrower:	(2)
(a) Calculation Period:	(a) Trailing _____ months
(b) Revenue:	(b) $
(c) Less Expenses: (including real estate tax, management fee equal to 5% of operating income regardless of whether paid) & replacement reserve of $300 per Residential Unit)	(c) $
(d) Net Operating Income:	(d) $

(3) Aggregate NOI for all Borrowers:	(3) $

[1]	A separate calculation of Net Operating Income for each Borrower is to be provided.

B. DEBT SERVICE OF BORROWERS:

(1) Calculation Period:	(1) Trailing 3 months
(2) Debt Service Calculation:	(2)
(a) Interest due on the Loans	(a) $
(b) Scheduled amortization of principal	(b) $
(c) Total Debt Service	(c) $
(3) Debt Service Coverage Ratio (Aggregate NOI/Debt Service):	(3) :1.00
(4) Required minimum Debt Service Coverage pursuant to Section 9.15:	(4) 1.80:1.00
(5) In Compliance:	(5) ☐ Yes ☐ No

C. AVERAGE OCCUPANCY RATE:

(1) Calculation Period:	(1) Trailing 3 months
(2) Average Occupancy Rate for Calculation Period:	(2) %
(a) Aggregate [Borrower Name]:	(a) %
(b) [Borrower Name]:	(b) %
(3) Initial Occupancy Rate:	(3) %
(4) Required Minimum Occupancy Rate (_____ % of (3) above):	(4) %
(5) In Compliance:	(5) ☐ Yes ☐ No

Schedule 6 — Page 2

D. PROJECT YIELD:

(1) Calculation Period:	(2) Trailing 3 months
(2) Aggregate NOI:	(2) $
(3) Outstanding principal balance of Loan:	(3) $
(4) Project Yield for Calculation Period (NOI ÷ Principal Balance of Loan:	(4) $
(5) Required Project Yield:	(5) 18%
(6) In Compliance:	(6) ☐ Yes ☐ No

Schedule 6 — Page 3